                            MARKED TO SHOW CHANGES


  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996

                                                REGISTRATION NO. 333-03587

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       COINMACH LAUNDRY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
         DELAWARE                    7215                      11-3258015
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)
                               ----------------
                                55 LUMBER ROAD
                            ROSLYN, NEW YORK 11576
                                (516) 484-2300
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT M. DOYLE
                                55 LUMBER ROAD
                            ROSLYN, NEW YORK 11576
                                (516) 484-2300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
         RONALD S. BRODY, ESQ.                WILLIAM M. HARTNETT, ESQ.
 ANDERSON KILL OLICK & OSHINSKY, P.C.          CAHILL GORDON & REINDEL
      1251 AVENUE OF THE AMERICAS                  80 PINE STREET
       NEW YORK, NEW YORK 10020               NEW YORK, NEW YORK 10005
            (212) 278-1000                         (212) 701-3000
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

                                                PROPOSED        PROPOSED
   TITLE OF EACH CLASS OF                       MAXIMUM          MAXIMUM       AMOUNT OF
      SECURITIES TO BE       AMOUNT TO BE    OFFERING PRICE     AGGREGATE     REGISTRATION
         REGISTERED          REGISTERED(1)     PER SHARE    OFFERING PRICE(2)    FEE(3)
- ------------------------------------------------------------------------------------------
  Common Stock..........    4,600,000 shares     $18.00        $82,800,000     $28,551.76

(1) Includes 600,000 shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3) $24,983 of such registration fee was paid in connection with the initial filing.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          COINMACH LAUNDRY CORPORATION

                             CROSS-REFERENCE SHEET

          Pursuant to Item 501(b) of Regulation S-K, Showing Location in Prospectus of Information required by Part I of Form S-1


Item Number and Caption in Form S-1                                Location or Caption in Prospectus
- -----------------------------------                                ---------------------------------

  1. Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus..................     Outside Front Cover Page of Registration
                                                                  Statement; Outside Front Cover Page of
                                                                  Prospectus


  2. Inside Front and Outside Back Cover Pages
     of Prospectus...........................................     Inside Front and Outside Back Cover Pages of
                                                                  Prospectus; Available Information

  3. Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges......................     Prospectus Summary; Risk Factors; Selected
                                                                  Historical Consolidated Financial Data

  4. Use of Proceeds.........................................     Prospectus Summary; Use of Proceeds

  5. Determination of Offering Price.........................     Underwriting

  6. Dilution................................................     Dilution

  7. Selling Security Holders................................     Not Applicable

  8. Plan of Distribution....................................     Outside Front Cover Page of Prospectus;
                                                                  Underwriting

  9. Description of Securities to Be Registered..............     Outside Front Cover Page of Prospectus; Prospectus
                                                                  Summary; Description of Capital Stock

 10. Interests of Named Experts and Counsel..................     Legal Matters; Experts

 11. Information with Respect to Registrant..................     Outside Front Cover Page of the Registration
                                                                  Statement; Prospectus Summary; Risk Factors; The
                                                                  Company; Use of Proceeds; Dividend Policy;
                                                                  Dilution; Capitalization; Unaudited Pro Forma
                                                                  Financial Data; Selected Historical Consolidated
                                                                  Financial Data; Management's Discussion and
                                                                  Analysis of Financial Condition and Results of
                                                                  Operations; Business; Management; Principal
                                                                  Stockholders; Certain Relationships and Related
                                                                  Transactions; Description of Capital Stock; Shares
                                                                  Eligible for Future Resale; Experts; Financial
                                                                  Statements

 12. Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities.........      Not Applicable



++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated June 19, 1996

PROSPECTUS
                                     LOGO
                                   --------
                                   Coinmach
                                   --------
                          Superior Laundry Services


                             4,000,000 SHARES

                       COINMACH LAUNDRY CORPORATION
                                  COMMON STOCK

                                 ------------

  All of the shares of voting Class A common stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by Coinmach Laundry Corporation ("Coinmach Laundry" and, together with its consolidated subsidiaries, the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $16.00 and $18.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Approximately $17,688,000 of the estimated net proceeds to the Company will be used to redeem preferred stock held by one of the Company's principal stockholders. The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the trading symbol "WDRY."

                                 ------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.SEE "RISK
                       FACTORS" BEGINNING AT PAGE 6.

                                 ------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          Underwriting Discounts and Proceeds to
                          Price to Public       Commissions(1)       Company(2)
- --------------------------------------------------------------------------------
Per Share...............       $                     $                  $
- --------------------------------------------------------------------------------
Total(3)................       $                     $                  $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 600,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                 ------------

  The shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that the delivery of the shares of Common Stock will be made at the office of Lehman Brothers Inc., New York, New York on or about July , 1996.


                                 ------------

LEHMAN BROTHERS
           DILLON, READ & CO. INC.

                          LAZARD FRERES & CO. LLC
                                                            FIELDSTONE
                                                            FPCG SERVICES, L.P.



      , 1996

                                    [LOGO]

                                   --------
                                   Coinmach
                                   --------

                         Coinmach Laundry Corporation
                               Operating Regions



                                [REGIONAL MAP]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and related notes thereto, presented elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, all references to the "Company" herein refer to Coinmach Laundry Corporation and its consolidated subsidiaries and their respective predecessors and subsidiaries, in each case as applicable. References to the "Offering" shall refer to the offering of the Common Stock in the United States and Canada by the underwriters of the Offering (the "Underwriters"). Except as otherwise indicated herein, all information in this Prospectus (a) assumes no exercise of the Underwriters' over-allotment option and (b) has been adjusted to give effect to a reclassification and an approximate 23.0:1 stock split of the Common Stock.

                                  THE COMPANY

GENERAL

     The Company, established in 1948, is a leading supplier of coin-operated laundry equipment services for multi-family properties in the United States. The Company leases laundry rooms from building owners and management companies, installs and services the laundry equipment and collects the revenues generated from the machines. The Company owns and operates over 245,000 coin-operated washers and dryers on routes in over 26,000 buildings located in 28 states and the District of Columbia. The Company's routes are located throughout the Northeast, Mid-Atlantic, Southeast, South-Central and Mid-West regions of the United States. Based upon its knowledge of the industry, management believes that the Company is the second largest such supplier in the United States and the largest in the eastern United States.

     The Company's business strategy is to increase operating cash flow and profitability through a combination of internal expansion and selective acquisitions. Internal expansion is comprised of: (i) increasing the installed machine base by adding new customers, (ii) converting owner-operated facilities into Company managed facilities, and (iii) implementing selective price increases within the Company's operating regions. The Company's acquisition strategy is to acquire local, regional and multi-regional route businesses from independent operators. Management believes that by pursuing its business strategy the Company will be positioned to realize: (i) additional operating leverage and economies of scale associated with expanding its installed base of machines, (ii) reduced operating expenses through consolidation of overhead functions and facilities, and (iii) reduced equipment and parts costs on a per unit basis due to increased purchasing requirements.


     In January 1995, management, with its equity sponsor, Golder, Thoma, Cressey, Rauner, Fund IV, L.P. ("GTCR"), acquired the Company's Northeast regional route business and initiated a strategy of growth through acquisitions. This strategy was designed to increase the Company's installed machine base in its existing operating regions and to provide the Company with a leading market position in new regions. The Company has grown its installed base from 54,000 machines as of January 1995 to 245,000 machines as of May 1, 1996. Revenues and EBITDA(1) have grown from $72.9 million and $13.6 million, respectively, for the twelve months ended March 31, 1995 to $189.4 million and $56.2 million, respectively, for the twelve months ended March 29, 1996, on a pro forma basis. See "Unaudited Pro Forma Financial Data." These acquisitions have enabled the Company to improve its operating margins and compete more aggressively for new strategic contracts.

     The coin-operated laundry services industry is characterized by stable cash flows generated by long-term, renewable lease contracts with multi-family property owners and management companies. Laundry service equipment is installed and serviced in multi-family properties, including rental buildings, condominium and cooperative associations and university and other institutional housing. The coin-operated laundry services industry is fragmented nationally, with many small, private and family-owned route businesses continuing to operate throughout all major metropolitan areas. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. Based upon industry estimates, management believes there are approximately 3.5 million machines installed in locations throughout the United States, 2.5 million of which are managed by independent operators such as the Company and 1.0 million of which are operated by the owners of such locations.

     Management believes that the Company maintains its strong market position in each of its operating regions due to: (i) its long-standing reputation with customers for providing reliable, quality service through the entire service cycle (from installation to collection to service and maintenance), (ii) its ability to manage information through its proprietary, fully-automated management information and control systems (the "Integrated Computer Systems") that coordinate its marketing efforts and monitor all aspects of its operations, and (iii) its experienced senior management team.

RECENT DEVELOPMENTS


     On April 1, 1996, the Company acquired the route business of Allied Laundry Equipment Company, located in St. Louis, Missouri (the "Allied Acquisition"), as part of its acquisition strategy and its plan to establish a larger market presence in the Mid-West. The Allied Acquisition increased the Company's installed base by approximately 24,000 machines. On a pro forma basis for the year ending March 29, 1996, the Allied Acquisition contributed an increase of approximately $3.3 million of EBITDA(1) and approximately $10.6 million of revenue. In addition, the Company is evaluating several other local and regional route acquisition opportunities. The Company has not, however, entered into any definitive agreements or letters of intent for such prospective acquisitions. Moreover, there can be no assurance that, subsequent to ongoing negotiations and due diligence reviews, the Company will complete any such acquisitions.


_________________

(1) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. Management believes that EBITDA is widely used in the industry as a measure of a company's operating performance. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
     (i) operating income (as determined by generally accepted accounting principles ("GAAP")) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE OFFERING

Common Stock offered by the Company ...............................    4,000,000 shares

Total Common Stock and Non-Voting Common
Stock to be outstanding after the Offering ........................    10,296,176 shares(1)

Common Stock to be outstanding after
the Offering ......................................................    9,815,528 shares(1)

Non-Voting Common Stock, $.01 par value per
share (the "Non-Voting Common Stock") to be
outstanding after the Offering ....................................     480,648 shares

Proposed Nasdaq National Market Symbol ............................     "WDRY"

Use of Proceeds ...................................................     The net proceeds to be received by the Company from the
                                                                        Offering will be utilized by the Company: (i) to redeem the
                                                                        Company's non-participating, non-voting preferred stock, par value $.01 per share (the "Preferred Stock") for an
                                                                        aggregate redemption price equal to $19,132,501 (see
                                                                        "Description of Capital Stock -- The Reclassification and
                                                                        Stock Split"), (ii) to pay GTCR IV, L.P. ("GTCR IV"),
                                                                        the general partner of GTCR, a termination fee in an amount equal to $500,000 in connection with the termination of the
                                                                        Company Management Agreement (see "Certain Relationships and
                                                                        Related Transactions -- Management and Consulting Services
                                                                        Agreements"), (iii) to repay in full all outstanding
                                                                        indebtedness under the Company's revolving credit facility and (iv) for general corporate purposes, which may include certain selected acquisitions or open market purchases from time to time of the Company's outstanding indebtedness. See
                                                                        "Use of Proceeds."

- ----------------

(1) Does not include (i) 726,789 shares of Common Stock issuable upon exercise of stock options outstanding after the Offering, of which 145,358 shares of Common Stock will be issuable with respect to options that are exercisable immediately after the Offering, and (ii) 1,090,183 shares of Common Stock issuable upon exercise of options granted or to be granted pursuant to the Company's 1996 Employee Stock Option Plan (the "1996 Stock Option Plan"). See Management -- Grant of Options; 1996 Employee Stock Option Plan."

                                   BACKGROUND

       Coinmach Industries Co., L.P. ("Coinmach Industries") was established as a private coin-operated laundry equipment services company in 1947. On January 31, 1995, The Coinmach Corporation ("TCC"), a company formed by GTCR, members of the Company's senior management and certain other investors acquired all of the partnership interests of Coinmach Industries and Super Laundry Equipment Co., L.P. from CIC I Acquisition Corp. ("CIC") (the "Coinmach Acquisition"). Solon Automated Services, Inc. ("Solon") began as a private coin-operated laundry equipment services business in 1948. On April 5, 1995, GTCR and substantially all of the other stockholders of TCC formed the Company to acquire all of the capital stock of Solon (the "Solon Acquisition"). On November 30, 1995, TCC merged (the "Merger") with Solon and entered into a series of refinancing transactions (the "Refinancing"), whereupon the surviving corporation changed its name to "Coinmach Corporation." Coinmach Corporation ("Coinmach") is the principal operating subsidiary of the Company. See "The Company -History."


                                RECLASSIFICATION

        In connection with the Offering, the Company is simplifying its capital structure by reclassifying its capital stock such that all seven classes of the issued and outstanding common stock prior to the Offering will be reclassified into one class of preferred stock and two classes of common stock (voting and non-voting). See "Description of Capital Stock - The
Reclassification and Stock Split."

        Prior to the Offering, holders of certain classes of the Company's common stock (such classes being hereinafter referred to as the "Preferred Shares") were entitled to receive, prior to participating ratably with respect to dividends or distributions paid to holders of all classes of common stock:
(i) preferred dividends on such Preferred Shares in an amount equal to the accrued yield (at a rate of 8% per annum, compounded quarterly) on their original investment in such Preferred Shares (the "Unpaid Yield"); and (ii) an amount equal to their original investment in such Preferred Shares (the "Preferred Investment"). In order to preserve the Unpaid Yield and the Preferred Investment for certain holders of Preferred Shares, the Company shall issue to such holders shares of Preferred Stock representing: (i) the Unpaid Yield in an aggregate amount of $1,793,439; plus (ii) the Preferred Investment in an aggregate amount of $17,339,062. Those holders of Preferred Shares who are members of the Company's management shall receive additional shares of Common Stock in respect of their Unpaid Yield and Preferred Investment. All other holders of Preferred Shares shall realize the economic value of their Unpaid Yield and Preferred Investment through the Company's redemption of the Preferred Stock from a portion of the proceeds of the Offering.

        Additionally, all holders of Preferred Shares shall receive an equivalent number of shares of Common Stock (or Non-Voting Common Stock) pursuant to the reclassification contemplated hereby. See "Use of Proceeds" and "Description of Capital Stock - The Reclassification and Stock Split."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                 (in thousands, except ratios and machine data)


          The following table presents summary historical financial data of the Company for the twelve months ended March 29, 1996 (which includes the combined operations of Solon and TCC) and pro forma financial data of the Company for the twelve months ended March 29, 1996 (which includes the combined operations of Solon and TCC) giving effect to (i) the Offering, (ii) certain acquisitions, including the Allied Acquisition, and (iii) operating efficiencies resulting from the Merger, as if such transactions occurred at the beginning of the period (or in the case of Balance Sheet Data, as of the date of such data). The unaudited pro forma combined financial data are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The financial data set forth below should be read in conjunction with the Company's combined consolidated financial statements and the related notes thereto presented elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                 Coinmach Laundry Corporation/(1)/
                                                -----------------------------------
                                                                      Pro Forma
                                                  Twelve Months     Twelve Months
                                                 Ended March 29,   Ended March 29,
                                                      1996               1996
                                                -----------------  ----------------
                                                                     (Unaudited)
                                                                   ---------------

OPERATING DATA:
Revenues......................................          $178,789          $189,357
Laundry operating expenses....................           123,441           129,891
General and administrative expenses...........             4,195             3,298
Depreciation and amortization.................            36,635            38,341
Operating income..............................            12,318            17,827
Loss before extraordinary item................            (8,639)           (5,958)

BALANCE SHEET DATA (AT END OF PERIOD):
Property and equipment, net...................          $ 82,699          $ 90,899
Total assets..................................           249,148           292,380

FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):
Cash flows from operating activities..........          $ 24,403          $ 30,384
Cash used for investing activities............           (39,201)          (40,837)
Cash from financing activities................            23,882            23,882
EBITDA(2).....................................            48,953            56,168
EBITDA margin(3)..............................              27.4%             29.7%
Operating margin(4)...........................               6.9%              9.4%
Capital expenditures..........................            27,338            28,974
Number of machines (rounded)..................           221,000           245,000


___________________

(1) Historical financial data for each of TCC (and its predecessors) and Solon (for periods prior to April 5, 1995), in each case the predecessors of Coinmach Laundry Corporation, are contained in the Selected Historical Consolidated Financial Data and the financial statements and related notes thereto presented elsewhere in this Prospectus.
(2) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. Management believes that EBITDA is widely used in the industry as a measure of a company's operating performance. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
     (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate the Company's performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with GAAP.
(4) Operating margin represents operating income as a percentage of revenues.

                                  RISK FACTORS

       The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

   Substantial Indebtedness


       The Company will continue to have substantial indebtedness and debt service requirements after the Offering. As of March 29, 1996, on a pro forma basis after giving effect to the Offering, assuming no reductions to indebtedness resulting from the application of the net proceeds therefrom, the Company's indebtedness would have been approximately $202.8 million and stockholders' equity $33.4 million.

       The Company's level of indebtedness will have several important effects on its future operations, including the following: (i) a significant portion of the Company's cash flow from operations will be required to pay interest on its indebtedness and will not be available for other purposes; (ii) the financial covenants and other restrictions contained in certain of the financing agreements governing the Company's indebtedness will require the Company to meet certain financial tests and will limit its ability to borrow additional funds or to dispose of assets; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes may be impaired; and (iv) the Company's ability to adapt to changes in the coin-operated laundry equipment services industry and to economic conditions in general could be limited. Coinmach Laundry is a holding company that will be dependent upon its principal operating subsidiary, Coinmach, as its primary source of revenue subsequent to the Offering. The financial covenants contained in the financing agreements governing the Company's indebtedness restrict Coinmach's ability to make dividends, distributions or other payments to Coinmach Laundry. Additionally, the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon its future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       An inability of the Company to comply with the financial covenants or other conditions contained in the financing agreements governing the Company's indebtedness could result in an acceleration of amounts due thereunder. If the Company is unable to meet its debt service obligations, it could be required to take certain actions such as reducing or delaying capital expenditures, selling assets, refinancing or restructuring its indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms, if at all, or on terms permitted under the applicable financing agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

   Historical Net Losses

       In the past, the Company has experienced net losses. The Company incurred a loss before extraordinary items of $6.1 million and $2.5 million for the period commencing April 5, 1995 to September 29, 1995, and the six months ended March 29, 1996, respectively. As of March 29, 1996, the Company had an accumulated deficit of approximately $18.7 million. No assurance can be given that net losses will not occur in future periods.

   Dependence Upon Lease Renewals

       The Company's business is highly dependent upon the renewal of its lease contracts with property owners and management companies. The Company's business strategy has historically focused on obtaining long-term, renewable lease contracts. Management estimates that over 89% of its customers are subject to long-term leases with initial terms of three to ten years. Management estimates that although approximately 13% of the Company's leases expire each year, the Company annually loses only 1-2% of its overall installed machine base to competitors or owner-operators. These losses, however, do not take into account and may be offset by, the addition of new locations to its installed base of machines achieved through the Company's sales and marketing efforts. There can be no assurance that the Company's high retention rate will continue or that its new leases will contain the same renewal and related material terms. See "Business -- Description of Operations -- Location Leasing."

   Risks of Acquisitions and the Failure to Integrate Acquired Businesses

       As part of its business strategy, the Company will continue to evaluate opportunities to acquire local, regional and multi-regional route businesses. There can be no assurance that the Company will find attractive acquisition candidates or effectively manage the integration of acquired business into its existing business. If the expected operating efficiencies from such transactions do not materialize, if the Company fails to integrate new businesses into its existing business, or if the costs of such integration exceed expectations, the Company's operating results and financial condition could be adversely affected. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could adversely affect the Company's operating results and financial condition.

   Capital Requirements

       The Company must continue to make capital expenditures to maintain its operating base, including investments in equipment and contract maintenance. The Company spent approximately $27.3 million on capital expenditures for the year ended March 29, 1996. While the Company estimates that it will generate sufficient cash flow from operations to finance anticipated capital expenditures, there can be no assurance that it will be able to do so.

   Reduced Occupancy Levels

       Extended periods of reduced occupancy can adversely affect the Company's operations. In a period of occupancy decline, the Company could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, management designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels (and the use of laundry room facilities) in exchange for certain guaranteed minimum periodic payments. Although the Company is geographically diversified, there can be no assurance that the Company will maintain its revenue levels or cash flow from operations in periods of low occupancy.

   Historical Decline in Revenues

       Due to previous capital constraints and debt service requirements, the Company experienced declines in revenues from operations during certain periods over the past three fiscal years. Growth in revenues is driven by a number of factors, including market conditions, the size of the operating base of machines, the number of installed machines, the ability to maintain and expand the machine base through an appropriate level of capital expenditures (which was limited in each of the last three fiscal years), and actual revenue generated on a per-machine basis. The Company is continually monitoring and maintaining its operating base by purchasing and maintaining equipment and pursuing its business strategy of acquiring route businesses to increase operating leverage. There can be no assurance that revenues from operations will increase or maintain current levels in future periods.

   Dependence on Key Personnel

       The Company's continued success will depend largely on the efforts and abilities of its executive officers and certain other key employees. The Company does not maintain insurance policies with respect to such employees, and the Company's operations could be affected adversely if, for any reason, such officers or key employees do not remain with the Company. See
"Management."

   Control by Principal Shareholder

       Immediately after the Offering, GTCR will own approximately 44.25% of the outstanding shares of Common Stock and Non-Voting Common Stock (before giving effect to shares of Common Stock issuable upon exercise of options which are currently vested and exercisable). Upon consummation of the Offering, GTCR will enter into a Voting Agreement with each of the holders of Common Stock prior to the Offering (the "Voting Agreement") that will give GTCR the ability to designate for election a majority of the Company's directors and determine the outcome of substantially all issues submitted to the Company's stockholders, including mergers, sales of all or substantially all of the Company's assets and similar fundamental corporate changes.

   Benefits to GTCR


       Approximately $17,688,000 of the net proceeds to the Company from the Offering will be used to redeem all of the shares (including all unpaid dividends thereon) of Preferred Stock owned by GTCR. In addition, GTCR shall receive $500,000 of the net proceeds to the Company from the Offering as consideration for its termination of the Management and Consulting Services Agreement (the "Company Management Agreement"), dated July 26, 1995, between the Company and GTCR IV. See "Certain Relationships and Related Transactions."


   Competition

       The coin-operated laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout most major metropolitan areas. The Company competes against many privately-owned businesses that may have greater or more flexible financial resources than the Company.

   Significant Intangible Assets

       At March 29, 1996, approximately $103.8 million or 41.7% of the Company's total assets were intangible assets consisting primarily of contract rights and goodwill. Adjusted for the Offering and the Allied Acquisition, approximately $111.2 million or 38.0% of the Company's total assets would have been intangible assets as of March 29, 1996. In the event of a sale or liquidation, there can be no assurance that the value of the Company's intangible assets would be realized.

   Dividend Policy

       The Company has not declared or paid any cash dividends on its capital stock and does not intend to pay cash dividends on its capital stock in the foreseeable future. Declaration of dividends on the Common Stock will depend upon, among other things, the Company's results of operations, financial condition, capital requirements and general business condition. At the present time, the Company's ability to pay dividends on the Common Stock is subject to restrictions contained in certain of the Company's outstanding debt and financing agreements. See "Dividend Policy."

   Dilution

       The proposed initial public offering price is substantially higher than the book value per outstanding share of Common Stock. Accordingly, purchasers in the Offering will suffer immediate and substantial dilution in net tangible book value in the amount of $23.79 per share based on an assumed initial public offering price of $17.00 per share (representing the midpoint of the estimated range of the initial public offering price in the Offering). Additional dilution will occur upon the exercise of outstanding options granted by the Company to members of management and certain employees pursuant to the 1996 Stock Option Plan. See "Dilution"; "Management -- 1996 Stock Option Plan."

   Management Discretion Regarding Proceeds of the Offering

       The Company has not yet allocated a substantial portion of the net proceeds of the Offering to specific uses. Management will have broad discretion as to the application of the Offering proceeds. Pending the Company's use of such proceeds for general corporate purposes and possible acquisitions, such proceeds will be placed in short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes.

   Environmental Regulation

       The Company's business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management's knowledge, there are no existing or potential environmental claims against the Company, nor has the Company received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by the Company that is likely to have a material adverse effect on the Company's business or financial condition. However, the Company cannot predict with any certainty that it will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on the Company's business or financial condition.

   Anti-Takeover Provisions

       Certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "Second Amended and Restated Certificate of Incorporation") and the Second Amended and Restated Bylaws (the "Second Amended and Restated Bylaws") may discourage, delay or make more difficult a change in control of the Company, or prevent the removal of incumbent directors even if some, or a majority, of the Company's stockholders were to deem such an attempt to be in the best interest of the Company. Among other things, the Second Amended and Restated Certificate of Incorporation allows the Board of Directors of the Company (the "Board") to issue shares of preferred stock in the future and fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock."

   Shares Eligible for Future Sale; Registration Rights


       Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Of the 10,296,176 shares of Common Stock and Non-Voting Common Stock that will be outstanding following the Offering prior to giving effect to the exercise of any options to purchase Common Stock granted by the Company, 4,000,000 shares of Common Stock offered hereby will be freely tradeable, except those purchased by "affiliates" of the Company, as such term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,296,176 outstanding shares of Common Stock and Non-Voting Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act. The sale of these restricted securities, together with any shares purchased in the Offering by affiliates, is limited by lock-up agreements under which the holders of the restricted shares have agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of their shares for a period of 180 days from the date of this Prospectus. After expiration of such lock-up agreements, all of the 6,296,176 restricted securities will be eligible for sale under Rule 144 of the Securities Act. See "Shares Eligible for Future Sale."

   Absence of Prior Public Market; Possible Volatility of Stock Price

          Prior to the Offering, there has been no public market for the Common Stock. Although the Company has applied to list the Common Stock on the Nasdaq National Market, there can be no assurance that an active public market for the Common Stock will develop or, if it does develop, that it will be sustained after the completion of the Offering. The initial offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Common Stock may be volatile and may fluctuate based upon a number of factors, including business performance, announcements by the Company or changes in general market conditions. See "Underwriting."

                                  THE COMPANY

GENERAL

          The Company is a leading supplier of coin-operated laundry equipment services for multi-family properties in the United States. The Company owns and operates over 245,000 coin-operated washers and dryers on routes in over 26,000 buildings in 28 states and the District of Columbia. The Company operates in the Northeast, Mid-Atlantic, Southeast, South-Central and Mid-West regions of the United States. Based upon its knowledge of the industry, management believes that the Company is the second largest such supplier in the United States and the largest in the eastern United States.

          The Company is a Delaware corporation with executive offices located at 55 Lumber Road, Roslyn, New York 11576, and its telephone number is (516) 484-2300.

HISTORY

          Coinmach Industries was established as a private, coin-operated laundry equipment service company in 1947. On January 31, 1995, TCC (a company formed by GTCR, members of the Company's senior management and certain other investors) consummated the Coinmach Acquisition pursuant to which all of the partnership interests of Coinmach Industries and Super Laundry Equipment Co., L.P. from CIC. In 1948, Solon began as a coin-operated laundry equipment service business. On April 5, 1995, GTCR and substantially all of the other stockholders of TCC formed the Company and consummated the Solon Acquisition pursuant to which the Company acquired all of the capital stock of Solon. On November 30, 1995, TCC merged with Solon, whereupon the surviving corporation changed its name to "Coinmach Corporation." Coinmach Corporation is the principal operating subsidiary of the Company.

          Prior to the transactions described above, on October 20, 1989, CIC, a non-operating holding company, acquired, through a series of related transactions, a controlling general partnership interest in Coinmach Industries and all of the issued and outstanding capital stock of Super Laundry Equipment Corp. (the "1989 Transaction"). CIC incurred approximately $44.0 million of bank debt and approximately $31.5 million of subordinated indebtedness in connection with the 1989 Transaction and subsequent related borrowings. As a result of the 1989 Transaction and such subsequent borrowings, CIC's capital structure became over-leveraged and unsustainable. Consequently, on December 15, 1993, CIC filed a voluntary prepackaged petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"). On January 21, 1994, the United States Bankruptcy Court confirmed the Plan, which resulted in ownership of CIC being transferred to its subordinated lenders. The Plan provided for CIC's existing senior subordinated notes, junior subordinated promissory notes, preferred stock and common stock to be exchanged for 87,000 shares of common stock of CIC valued at approximately $24.2 million.

       The Merger and Refinancing

          On November 30, 1995, in connection with the Merger, the Company implemented the Refinancing, consisting of: (i) an exchange offer, (ii) a debt offering, (iii) a new $35 million revolving credit facility (the "Revolving Credit Facility"), (iv) repayment of Coinmach Industries' then-existing credit facility and (v) repayment of certain other secured indebtedness of the Company. The Company implemented the Refinancing to extend the maturity of its debt obligations, repay indebtedness and improve its financial flexibility to pursue its business strategy and achieve improved consolidated operating performance.

          As of June 15, 1996, the Company had approximately $5.0 million of indebtedness outstanding under the Revolving Credit Facility, $196.7 million of issued and outstanding 11 3/4% Senior Notes due 2005 (the "Senior Notes"), and $5.0 million of issued and outstanding 12 3/4% Senior Notes due 2001 (the "Old Senior Notes").

                                USE OF PROCEEDS

          The net proceeds to the Company from the sale of the 4,000,000 shares of Common Stock offered hereby are estimated to be approximately $62.2 million (approximately $71.7 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $17.00 per share (the midpoint of the estimated range). The Company intends to use such net proceeds: (i) to redeem all of the Preferred Stock previously issued to GTCR and certain other stockholders of the Company as part of the reclassification of the Company's capital stock for an aggregate redemption price of $19,132,501, see "Description of Capital Stock -- The Reclassification and Stock Split," (ii) to pay GTCR IV, the general partner of GTCR, a termination fee in an amount equal to $500,000 in connection with the termination of the Company Management Agreement, see "Certain Relationships and Related Transactions -- Management and Consulting Services Agreements," (iii) to repay in full approximately $5.0 million of indebtedness outstanding under the Revolving Credit Facility, and
(iv) for general corporate purposes, which may include certain selected acquisitions or open market purchases from time to time of the Company's outstanding indebtedness. Although the Company has had preliminary discussions with respect to several acquisition opportunities, no agreement or understanding with respect to any specific acquisition has been reached. There can be no assurance that any such acquisitions will be made. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

          Outstanding borrowings under the Revolving Credit Facility were approximately $5.0 million as of June 15, 1996. Amounts under the Revolving Credit Facility repaid with proceeds from the Offering may be re-borrowed, and any such re-borrowing will be used for general corporate purposes, which may include making certain selected acquisitions.

          Other than as described above, the Company has no current specific plan for the use of the net proceeds of the Offering. See "Risk Factors -- Management Discretion Regarding Proceeds of the Offering." The principal purposes of the Offering are to (i) permit the Company to promptly take advantage of favorable acquisition opportunities, as available, (ii) increase the Company's financial flexibility and facilitate future access to public markets and (iii) establish a public market for the Company's Common Stock. The net proceeds from the Offering, pending their ultimate use, will be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

          The Company has not declared or paid any cash dividends on the Common Stock. The Company currently intends to retain its earnings to finance the development and expansion of its business. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board from time to time in its discretion, taking into account, among other things, the Company's results of operations, financial condition, capital requirements, contractual restrictions, any then existing or proposed commitments for the use of available funds by the Company, the Company's obligations with respect to any then outstanding class or series of its preferred stock and other factors deemed relevant by the Board. The Company does not anticipate paying any cash dividends on its Common Stock at any time in the foreseeable future.

          At the present time, dividend payments to the Company by its principal operating subsidiary, Coinmach, are subject to restrictions contained in certain of Coinmach's outstanding debt and financing agreements. Additionally, the Company may in the future enter into other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Description of Capital Stock
- -- Payment of Dividends on the Common Stock."

                                    DILUTION

          The net tangible book value (deficit) of the Company as of March 29, 1996 was approximately $(105.1) million, or $(16.70) per share of Common Stock (pro forma for the Reclassification). See "Description of Capital Stock -- The Reclassification and Stock Split." Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding (pro forma for the Reclassification as more fully described in "Description of Capital Stock --the Reclassification and Stock Split"). After giving effect to the Offering, the Reclassification, an approximate 23.0-to-1 stock split (the "Stock Split") and the application of the estimated net proceeds therefrom (including the redemption of the Preferred Stock), assuming an initial public offering price of $17.00 per share (the midpoint of the estimated range), the pro forma net tangible book value (deficit) of the Company as of March 29, 1996 would have been approximately $(69.9) million, or $(6.79) per share. This adjustment represents an immediate increase in net tangible book value of $9.91 per share to the existing shareholders and an immediate net tangible book value dilution of $23.79 per share to investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:


Assumed initial public offering price per share...................             $17.00
  Net tangible book value (deficit) per share at March 29, 1996...  $(16.70)
   Increase in net tangible book value per share attributable to
    new investors.................................................     9.91
                                                                  ---------
Pro forma net tangible book value (deficit) per share after the
 Offering.........................................................              (6.79)
                                                                           ----------
Dilution per share to new investors...............................             $23.79
                                                                           ==========


       The foregoing computations assume no exercise of the Underwriters' over-allotment option.

       The following table summarizes, based on the assumptions set forth herein, as of March 29, 1996, the number of shares of Preferred Stock, Common Stock and Non-Voting Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new stockholders purchasing shares in the Offering.


                           SHARES PURCHASED     TOTAL CONSIDERATION    AVERAGE
                       --------------------------------------------     PRICE PER
                           NUMBER    PERCENT     AMOUNT     PERCENT     SHARE
                       ---------------------------------------------------------
Existing stockholders..   6,296,176     61.2%  $18,835,836     21.7%      $ 2.99
New investors(1).......   4,000,000     38.8%   68,000,000     78.3%       17.00
                       --------------------------------------------
   Total...............  10,296,176    100.0%  $86,835,836    100.0%
                       ============================================

       The computations in the tables set forth above exclude (i) an aggregate of 145,358 shares of Common Stock issuable upon exercise of that portion of the non-qualified stock options granted by the Company to MCS Capital, Inc., an entity beneficially owned by Stephen R. Kerrigan (the "MCS Capital Options"), and to Robert M. Doyle, Michael E. Stanky, John E. Denson, David Siegel, A. Daniel Osborne, James N. Chapman and certain other individuals (the "Additional Options"), in each case, which are vested and currently exercisable, (ii) 581,431 shares of Common Stock reserved for issuance upon exercise of the portion of the MCS Capital Options and the Additional Options, in each case, which are not currently vested, and (iii) 1,090,183 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan, none of which shares will be outstanding upon completion of the Offering. To the extent any of the foregoing options excluded from the computations above are exercised in the future, there will be further dilution to the purchasers of Common Stock in the Offering. See "Management - 1996 Stock Option Plan - Additional Management Options"
_____________________

(1) Excludes additional shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company as of March 29, 1996 on (i) an actual basis, after giving effect to the Reclassification and the Stock Split and (ii) as adjusted, to give effect to (a) the sale by the Company of 4,000,000 shares of Common Stock in the Offering, at an assumed initial public offering price of $17.00 per share (the midpoint of the estimated range of the initial public offering price), and (b) the application of the net proceeds therefrom. This table should be read in conjunction with the unaudited pro forma financial data and the combined and consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.


                                                                                          MARCH 29, 1996
                                                                                 -----------------------------
                                                                                     ACTUAL    AS ADJUSTED FOR
                                                                                                THE OFFERING
                                                                                 -----------------------------
                                                                                        ($ IN THOUSANDS)

Short-term debt, including current maturities of long-term debt(1)...............  $      --   $        --
                                                                                 =============================

Long-term debt:
  11 3/4% Senior Notes due 2005..................................................   $196,655          $196,655
  Revolving Credit Facility(2)...................................................         --                --
  12 3/4% Senior Notes due 2001..................................................      5,000             5,000
  Other long-term debt...........................................................      1,110             1,110
                                                                                 -----------------------------
    Total long-term debt.........................................................    202,765           202,765

Stockholders' equity (deficit):
  Preferred Stock, $.01 par value:  1,000 shares authorized and no shares issued and outstanding actual; 1,000 shares authorized and
   no shares issued and outstanding as adjusted..................................         --             --(3 )
  Common Stock, $.01 par value:  15,000,000 shares authorized and
   5,713,182 shares issued and outstanding actual; 15,000,000 shares
   authorized and 9,815,528 shares issued and outstanding as adjusted(4).........         57                98
  Non-Voting Common Stock, $.01 par value: 1,000,000 shares authorized and
   480,648 shares issued and outstanding actual; 1,000,000 shares authorized
   and 480,648 shares issued and outstanding as adjusted(5)......................          5                 5
         Additional paid-in capital..............................................     17,841            60,463
         Accumulated deficit.....................................................    (18,719)          (18,780)
  Less Management Loans..........................................................       (492)             (445)
                                                                                 -----------------------------

    Total stockholders' equity (deficit).........................................     (1,308)           41,341
                                                                                 -----------------------------

Total capitalization.............................................................   $201,457          $244,106
                                                                                 =============================

____________________

(1) See Note 5 to the Company's Combined Consolidated Financial Statements included elsewhere in this Prospectus.

(2) At March 29, 1996, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, the Company would have had $35.0 million of unused borrowing capacity under the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial and Condition and Results of Operations - Liquidity and Capital Resources."

(3) The Preferred Stock was issued by the Company to certain holders of certain classes of the Company's common stock in connection with the Reclassification. Approximately $19,132,501 of the estimated net proceeds to the Company from the Offering will be used to redeem the Preferred Stock. See "Use of Proceeds", "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- The Reclassification and Stock Split."

(4) As of March 29, 1996, excludes (i) an aggregate of 726,789 shares of Common Stock issuable upon exercise of the MCS Capital Options and the Additional Options after the Offering, of which 145,358 shares of Common Stock will be issuable with respect to the options that are exercisable immediately after the Offering and (ii) excludes up to 1,090,183 shares of Common Stock issuable upon exercise of options granted or to be granted pursuant to the 1996 Stock Option Plan. See "Management -- 1996 Stock Option Plan; -- Additional Management Options."

(5) Shares of Non-Voting Common Stock are not being sold in the Offering. See "Description of Capital Stock."

                       UNAUDITED PRO FORMA FINANCIAL DATA

       The following unaudited pro forma balance sheet as of March 29, 1996, gives effect to the Allied Acquisition, the Offering and the application of the proceeds therefrom as if such transactions occurred as of March 29, 1996, and the unaudited pro forma combined statement of operations of the Company for the year ended March 29, 1996, gives effect to the Offering and the application of the proceeds therefrom as if such transactions occurred on April 5, 1995. For information regarding the Offering, see "Use of Proceeds."

       The pro forma adjustments are based upon currently available information as well as upon certain assumptions that management believes are reasonable. The Allied Acquisition was accounted for as a purchase with assets recorded at their estimated fair market value. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company, Solon and TCC (or their respective predecessors), together with the related notes thereto, presented elsewhere in this Prospectus.

                       UNAUDITED PRO FORMA BALANCE SHEET

                                 March 29, 1996

                                 (in thousands)

                                                             Historical
                                                              Basis of       Pro Forma Adjustments
                                                             Assets of    ---------------------------
                                                   Company   Businesses       Purchase            Other         Pro Forma
                                                 Historical   Acquired      Accounting          ---------       Combined
                                                 ----------- ----------     ----------                          ---------

ASSETS:
Cash and cash equivalents......................    $ 19,858   $   --           $(15,600)  (a)  $ 61,740   (d)   $ 46,865
                                                                                                (19,133)  (e)
Receivables, net...............................       5,758                                                        5,758
Inventories and prepayments....................       7,084                                                        7,084
Advance payments to location owners............      20,320                                                       20,320
Property and equipment, net....................      82,699         8,000           200   (a)                     90,899
Contract rights, net...........................      59,745                       7,400   (a)                     67,145
Goodwill, net..................................      44,071                                                       44,071
Other assets...................................       9,613                         625   (a)                     10,238
                                                   --------   -----------      --------        --------         --------
   Total assets................................    $249,148        $8,000      $ (7,375)       $ 42,607         $292,380
                                                   ========   ===========      ========        ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
LIABILITIES
Accounts payable and accrued liabilities.......    $ 28,767   $    --          $    625   (a)  $  --            $ 29,392
12 3/4% Senior Notes due 2001..................       5,000                                                        5,000
11 3/4% Senior Notes due 2005..................     196,655                                                      196,655
Other long-term debt...........................       1,110                                                        1,110
Deferred income taxes..........................      18,924                                         (42)  (f)     18,882
                                                   --------   -------          --------        --------         --------
   Total liabilities...........................     250,456                         625             (42)         251,039
                                                   --------   -------          --------        --------         --------

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock and capital in excess of
par value......................................      17,903                                          56   (b)     60,566
                                                                                                (19,133)  (c)
                                                                                                 61,740   (e)
Preferred Stock................................          --                                      19,133   (c)         --
                                                                                                (19,133)  (e)
Net equity of acquired businesses..............          --         8,000        (8,000)  (a)                         --
Accumulated deficit............................     (18,719)                                        (61)  (f)    (18,780)
                                                   --------   ------------     ----------      --------         --------
                                                       (816)        8,000        (8,000)         42,602           41,786
Loans to management............................        (492)                                        (56)  (b)       (445)
                                                                                                    103   (f)
                                                   --------   ------------     ----------      --------         --------
   Total stockholders' equity (deficit)........      (1,308)        8,000        (8,000)         42,649           41,341
                                                   --------   -----------      ----------      --------         --------
   Total liabilities and stockholders' equity      $249,148        $8,000      $ (7,375)       $ 42,607         $292,380
   (deficit)...................................    ========   ===========      ==========      ========         ========

See "Notes to Unaudited Pro Forma Balance Sheet."

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                                 (in thousands)

(a) Reflects allocation of purchase prices aggregating $15,600 for route acquisitions on April 1 and April 9, 1996. The acquisitions were accounted for as purchases. Preliminary purchase price allocations to property and equipment and contract rights are based on fair value using a methodology consistent with the acquisitions of Solon and Coinmach. Property and equipment of $8,200 will be depreciated over useful lives of 3 to 8 years and contract rights will be amortized over 15 years. Additionally, the Company entered into a covenant not to compete payable in annual installments over five years.

(b) Reflects Common Stock purchases by certain management personnel subsequent to March 29, 1996 and related loans.

(c) Reflects issuance of Preferred Stock in connection with the Reclassification.

(d) Reflects as set forth in the following table the Offering and the application of the proceeds.


        Gross proceeds from issuance of 4,000,000 shares of
         Common Stock at the midpoint of the estimated
         range of the initial public offering price.........          $68,000

        Deduct transaction fees and expenses:
         Transaction fees.................................... $4,760

         Expenses...........................................   1,000
         GTCR termination fee...............................     500    6,260
                                                              ------- --------
Net cash to the Company                                               $61,740
                                                                      ========


(e)  Reflects retirement of Preferred Stock.

(f) Reflects forgiveness of principal amounts due in 1996 on loans to management of $103, less income tax benefits of $42.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                           Year Ended March 29, 1996

                    (in thousands; except per share amounts)

                                     Company Historical                                       Pro Forma Adjustments
                           ------------------------------------                         -----------------------------------
                               April 5, 1995      Six Months                     Purchase             Other             Pro Forma
                                    to               Ended         Acquired     Accounting                              Combined
                              Sept. 29, 1995    March 29, 1996    Businesses
                           ------------------- ---------------- -------------- --------------      -------------    ---------------
Revenues...................           $89,719          $89,070        $10,568         $--          $       --             $189,357

Laundry operating expenses.            62,905           60,536          7,800                            (850)  (f)        129,891
                                                                                                         (500)  (g)
General and administrative
 expenses..................             2,351            1,844             --                          (1,000)  (f)          3,298
                                                                                                          103   (h)

Restructuring costs........             2,200               --             --                          (2,200)  (i)             --

Depreciation...............             9,498            9,392          1,508         (420)  (b)                            19,978

Amortization...............             8,925            8,820             --          493   (c)                            18,363
                                                                                       125   (d)
                           ---------------------   ---------------   -----------   -------      -------------      ---------------

Operating Income...........             3,840            8,478          1,260         (198)             4,447               17,827
Interest expense...........            11,818           11,999            517                             473   (j)         24,807
                           ---------------------   ---------------   -----------   -------      -------------      ---------------
(Loss) income before
 income taxes and
 extraordinary
  item.....................            (7,978)          (3,521)           743         (198)             3,974               (6,980)
                           ---------------------   ---------------   -----------   -------      -------------      ---------------

Provision for income taxes:
      Currently payable....               420               50            363          (81)  (e)           --                  752
      Deferred......                   (2,282)          (1,048)           (73)                          1,629   (k)         (1,774)
                           ---------------------   ---------------   -----------   -------      -------------      ---------------

                                       (1,862)            (998)           290          (81)             1,629               (1,022)
                           ---------------------   ---------------   -----------   -------      -------------      ---------------
(Loss) income before
 extraordinary item........           $(6,116)         $(2,523)       $   453        $(117)           $ 2,345             $ (5,958)
                           =====================   ===============   ===========   =======      =============      ===============
(Loss) per share before
 extraordinary item........            $(0.81)          $(0.33)                                                             $(0.57)
                           =====================   ===============                                                 ===============

See "Notes to Unaudited Pro Forma Combined Statements of Operations."

                         NOTES TO UNAUDITED PRO FORMA
                       COMBINED STATEMENTS OF OPERATIONS
                                (in thousands)

 (a) Represents historical operating results for the year ended December 31, 1995 of businesses acquired on April 1 and April 9, 1996.

 (b) Represents the difference in historical depreciation of businesses acquired of $1,508 and the depreciation of $1,088 on purchase price allocated to property and equipment by the Company with useful lives of 3 to 8 years.

 (c) Represents amortization of purchase price allocated to contract rights. Contract rights are amortized over 15 years.

 (d) Represents amortization of covenant not to compete which has a term of 5 years.

 (e) Reflects income tax impact of purchase accounting adjustments.

 (f) On September 29, 1995, management implemented cost savings programs affecting corporate financial and administrative functions and regional operations which amounted to $2,000 and $1,700, respectively, on an annual basis. The development of cost savings programs was a direct result of the plan to combine the two companies pursuant to the Merger that was consummated on November 30, 1995. The $2,000 cost savings arise principally as personnel cost savings resulting from the closing of Solon's corporate office in Philadelphia, Pennsylvania and relocation to Roslyn, New York. The $1,700 cost savings are personnel cost savings resulting from reduction and consolidation of regional operations. One half of the cost savings were recognized during the six months ended March 29, 1996.

 (g) Reflects cost savings of $500 for the businesses acquired which resulted from consolidation of administrative functions in Roslyn, New York consisting primarily of personnel cost savings.

 (h) Reflects forgiveness of principal amount due in 1996 on loans to management.

 (i)  Reflects the exclusion of restructuring costs of $2,200.

 (j) The following table presents a reconciliation of pro forma interest expense:

                                                                              Year Ended
                                                                           March 29, 1996
                                                                         ----------------
Historical interest expense..............................................        $ 24,334
                                                                                 --------

 Add:
   Interest on 11 3/4% Senior Notes due 2005.............................          23,107

   Amortization of deferred financing costs on new debt:
     11 3/4% Senior Notes due 2005.......................................             479
     Revolving Credit Facility...........................................              26

Deduct:
   Interest on retired 12 3/4% Senior Notes due 2001 and 13 3/4% Senior
     Subordinated Debentures due 2002....................................         (10,742)
   Interest on Solon revolving credit facility...........................            (126)
   Interest on TCC revolving credit facility.............................          (3,121)
   Interest on 11 3/4% Senior Notes due 2005 from November 30, 1995 to
     March 29, 1996......................................................          (7,529)
   Interest of acquired business.........................................            (517)

   Amortization of deferred financing costs on retired debt:
     12 3/4% Senior Notes due 2001 and 13 3/4% Senior Subordinated
       Debentures due 2002...............................................            (409)
     Original issue discount on 13 3/4% Senior Subordinated Debentures
       due 2002..........................................................            (125)
     Solon revolving credit facility.....................................             (28)
     TCC revolving credit facility.......................................            (383)

       Amortization of deferred financing costs on new debt from
        November 30, 1995 to March 29, 1996..............................            (159)

                                                                         ----------------

Pro forma adjustment.....................................................             473
                                                                         ----------------

Pro forma interest expense...............................................        $ 24,807
                                                                         ================

(k)  Represents income tax impact of on other pro forma adjustments.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables present summary historical consolidated financial information of the Company and its subsidiaries. Such tables include the combined consolidated financial information of the Company for the six month period ended September 29, 1995 and the six months ended March 29, 1996, giving effect to the Solon Acquisition, the Coinmach Acquisition, the Merger and the Refinancing. Also included in such tables is summary historical consolidated financial information of (i) TCC and its predecessor, including the two month period ended March 31, 1995, the one month period ended January 31, 1995, and fiscal years ended December 31, 1994, 1993, 1992 and 1991 and (ii) Solon, including the six month period from October 1, 1994 to April 4, 1995, and fiscal years ended September 30, 1994, 1993, 1992 and 1991. The financial data set forth below should be read in conjunction with each of TCC's, Solon's and the Company's audited historical consolidated financial statements and the related notes thereto presented elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               THE COMPANY(1)

                                                      (in thousands, except ratios)
                                              Six Months         Six Months      Twelve Months
                                                 Ended              Ended            Ended
                                          September 29, 1995   March 29, 1996   March 29, 1996
                                          -------------------  ---------------  ---------------

OPERATING DATA:
Revenues................................            $ 89,719         $ 89,070         $178,789
Laundry operating expenses..............              62,905           60,536          123,441
General and administrative expenses.....               2,351            1,844            4,195
Depreciation and amortization...........              18,423           18,212           36,635
Restructuring costs.....................               2,200               --            2,200
                                                    --------         --------         --------
Operating income........................               3,840            8,478           12,318
Interest expense........................              11,818           11,999           23,817
Income taxes (benefits).................              (1,862)            (998)          (2,860)
                                                    --------         --------         --------
Loss before extraordinary item..........              (6,116)          (2,523)          (8,639)
Extraordinary loss (net of taxes)(2)....                  --            8,925            8,925
                                                    --------         --------         --------
Net loss................................            $ (6,116)        $(11,448)        $(17,564)
                                                    ========         ========         ========
Net loss per share......................              $(0.81)          $(1.52)          $(2.32)

BALANCE SHEET DATA (AT END OF PERIOD):
Property and equipment, net.............            $ 80,706         $ 82,699
Total assets............................             241,433          249,148
Total debt..............................             176,415          202,765
Stockholders' equity (deficit)..........              10,140           (1,308)

FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):
Cash flow from operating activities.....            $ 12,066         $ 12,337         $ 24,403
Cash used for investing activities......             (25,039)         (14,162)         (39,201)
Cash from financing activities..........              12,510           11,372           23,882
EBITDA(3)...............................              22,263           26,690           48,953
EBITDA margin(4)........................                24.8%            30.0%            27.4%
Capital expenditures(5).................              13,119           14,219           27,338
____________________

(1) Historical financial data for each of TCC (and its predecessors) and Solon (for periods prior to April 5, 1995), in each case the predecessors of Coinmach Laundry Corporation, are contained in the Selected Historical Financial Data and the financial statements and related notes thereto presented elsewhere in this Prospectus.

(2) Extraordinary loss on the early extinguishment of debt on November 30, 1995. Extraordinary loss is $1.18 per share.

(3) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. Management believes that EBITDA is widely used in the industry as a measure of a company's operating performance. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
    (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) EBITDA margin represents EBITDA as a percentage of revenues.

(5) Capital expenditures include additions to property and equipment and advance rental payments to location owners.

       The TCC fiscal year end was March 31. TCC's predecessor had a fiscal year end of December 31, thus creating a three-month transition period. On January 31, 1995, TCC was formed by certain of the Company's current owners, and accordingly, periods prior to and after January 31, 1995 are reflected in their financial statements as predecessor and successor periods, respectively.

                                                                THE COINMACH CORPORATION ("TCC")
                                           ----------------------------------------------------------------------
                                                                  Predecessor(1)                       Successor(1)
                                                                 (in thousands)
                                           ----------------------------------------------------------------------
                                                 (in thousands, except ratios and machine data)
                                                                                          One Month    Two Months
                                                                                            Ended        Ended
                                                     Years Ended December 31,            January 31,   March 31,
                                           ----------------------------------------------------------------------
                                                 1991       1992       1993       1994          1995         1995
                                             --------   --------   --------   --------      --------      -------

OPERATING DATA:
Revenues...................................  $ 71,595   $ 72,172   $ 71,859   $ 73,857      $  5,879      $11,515
Laundry operating expenses.................    53,289     53,163     52,805     54,737         4,229        8,951
General and administrative expenses........     6,483      5,712      5,570      4,938           450          799
Depreciation and amortization..............    15,463     16,755     15,256     14,504           980        2,144
                                             --------   --------   --------   --------      --------      -------
Operating income (loss)....................    (3,640)    (3,458)    (1,772)      (322)          220         (379)
Interest expense...........................     9,990      9,573     10,509      4,012           395          774
Other expense (income).....................      (611)        --         --      1,341            --           --
Income taxes...............................        12         (4)        17         27            --            2
                                             --------   --------   --------   --------      --------      -------
Loss before extraordinary gain.............   (13,031)   (13,027)   (12,298)    (5,702)         (175)      (1,155)
Extraordinary gain(2)......................        --         --         --     20,420            --           --
                                             --------   --------   --------   --------      --------      -------
Net income (loss)..........................  $(13,031)  $(13,027)  $(12,298)  $ 14,718      $   (175)     $(1,155)
                                             ========   ========   ========   ========      ========      =======

BALANCE SHEET DATA (AT END OF PERIOD):
Property and equipment, net................  $ 21,045   $ 19,030   $ 17,293   $ 16,285      $ 16,120      $24,330
Total assets...............................    61,933     52,114     47,443     36,924        36,069       61,035
Total debt.................................    77,945     76,409     75,827     42,184        41,800       42,351
Stockholders' equity (deficit).............   (39,398)   (53,995)   (68,003)   (13,416)      (13,591)       9,729

FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):
Cash flow from operating activities........  $  7,221   $  7,613   $  7,736   $  8,724      $  1,197      $    73
Cash used for investing activities.........    (6,187)    (5,124)    (6,119)    (6,577)         (611)        (990)
Cash from (used for) financing activities..    (1,405)    (1,945)    (1,405)    (2,547)         (411)        (327)
EBITDA(3)..................................    11,823     13,297     13,484     14,182         1,200        1,765
Capital expenditures.......................     5,632      4,884      5,879      6,571           576          990

____________________

(1) The term "Predecessor" refers to the period in time prior to the Coinmach Acquisition and consists of CIC and TCC. The term "Successor" refers to the period in time after the Coinmach Acquisition. Successor is presented on a different basis of accounting and therefore, is not comparable to the Predecessor. The Successor period reflects the effects of purchase accounting, whereby assets and liabilities were adjusted to their estimated fair values at the date of the Coinmach Acquisition.

(2)  Extraordinary gain on the early extinguishment of debt in 1994.

(3) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. Management believes that EBITDA is widely used in the industry as a measure of a company's operating performance. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
    (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The fiscal year end of Solon was the Friday closest to September 30. On April 5, 1995, the voting stock of Solon was acquired by the Company, and accordingly, periods prior to and after April 5, 1995 are reflected as predecessor and successor periods, respectively, in their financial statements.


                                                                                    SOLON(1)
                                                                 ---------------------------------------------
                                                                                 Predecessor(2)
                                                                 ---------------------------------------------
                                                                                 (in thousands)
                                                                 ---------------------------------------------
                                                                                                          October 1,
                                                                     Years Ended September 30,             1994 to
                                                          ---------------------------------------------    April 4,
                                                                1991       1992(3)      1993       1994       1995
                                                            --------   --------     --------   --------     -------
OPERATING DATA:
Revenues..................................................  $105,268   $104,311     $104,888   $104,553      $52,207
Laundry operating expenses................................    67,665     67,138       67,420     66,418       33,165
General and administrative expenses.......................     2,773      3,125        2,576      2,839        1,539
Depreciation and amortization.............................    18,878     20,745       21,002     21,347       10,304
Restructuring costs.......................................        --         --           --         --           --
                                                            --------   --------     --------   --------      -------
Operating income..........................................    15,952     13,303       13,890     13,949        7,199
Interest expense..........................................    15,888     15,857       17,453     18,105        8,928
                                                            --------   --------     --------   --------      -------
Income (loss) before income taxes and extraordinary item..        64     (2,554)      (3,563)    (4,156)      (1,729)
                                                            --------   --------     --------   --------      -------
Provision (benefit) for income tax:
    Currently payable.....................................       100        200          400        200          270
    Deferred..............................................     2,412       (616)      (1,168)     2,562         (220)
                                                            --------   --------     --------   --------      -------
                                                               2,512       (416)        (768)     2,762           50
                                                            --------   --------     --------   --------      -------
Loss before extraordinary item............................    (2,448)    (2,138)      (2,795)    (6,918)      (1,779)
Extraordinary item (net of tax)(4)........................        --       (833)          --         --         (848)
                                                            --------   --------     --------   --------      -------
Net loss..................................................  $ (2,448)  $ (2,971)    $ (2,795)  $ (6,918)     $(2,627)
                                                            ========   ========     ========   ========      =======

BALANCE SHEET DATA (AT END OF PERIOD):
Property and equipment, net...............................  $ 52,123   $ 50,679     $ 50,593   $ 48,727           --
Total assets..............................................   147,972    155,827      150,402    143,589           --
Total debt................................................   118,315    128,737      128,299    128,487           --
Stockholders' equity (deficit)............................     2,022      1,004       (1,636)    (8,721)          --

FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):..............
Cash flow from operating activities.......................  $ 16,814   $ 11,842     $ 16,547   $ 17,914      $10,216
Cash used for investing activities........................    (7,946)   (16,168)     (18,500)   (16,763)      (6,537)
Cash from (used for) financing activities.................    (9,691)    10,272         (636)      (270)      (1,068)
EBITDA(5).................................................    34,830     34,048       34,892     35,296       17,503
Capital expenditures(6)...................................    15,919     16,563       18,556     16,779        6,944


____________________
(1) Certain amounts have been reclassified to conform the presentation above with TCC.

(2) The term "Predecessor" refers to the period in time prior to the Solon Acquisition.

(3) Fiscal year 1992 was a 53-week year. All other fiscal years were 52-week years.

(4) Extraordinary loss on early extinguishment of debt in 1992 and change of control in the Solon Acquisition on April 5, 1995.

(5) EBITDA represents earnings from continuing operations before deductions for interest, income taxes, depreciation and amortization. Management believes that EBITDA is widely used in the industry as a measure of a company's operating performance. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either
    (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) Capital expenditures include additions to property and equipment and advance rental payments to location owners.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is principally engaged in the business of supplying coin-operated laundry equipment services for multi-family properties in 28 states and the District of Columbia with locations throughout the Northeast, Mid-Atlantic, Southeast, South-Central and Mid-West regions of the United States.

     The Company's most significant revenue source is derived from its routes, which are comprised of over 245,000 coin-operated washing machines and dryers. The Company provides coin-operated laundry equipment services to locations by leasing designated laundry rooms in buildings, typically on a long-term, renewable basis. In return for the exclusive right to provide laundry equipment services, most of the Company's leases provide for commission payments to the location owners. Commission expense (also referred to as rent expense), the largest single expense item, is included in laundry operating expenses and represents the payments to location owners. Commissions may be fixed amounts or a percentage of revenues and are generally paid monthly. Also included in laundry operating expenses are the cost of sales associated with Super Laundry Equipment Corp. ("Super Laundry"), a wholly-owned subsidiary of Coinmach and the cost of servicing and collections in the route business, including payroll, parts, vehicles and other related items.

     In addition to commission payments to location owners, many of the Company's leases require the Company to make advance rental payments or bonuses to the location owners. These advance payments or bonuses are capitalized and amortized over the life of the lease.

     On January 31, 1995, in connection with the acquisition of Coinmach Industries and Super Laundry Equipment Co., L.P., certain asset values, primarily contract rights and fixed assets, were recorded at their then fair market value, adjusted to reflect a pro rata allocation of the excess of fair value of net assets acquired, based on an independent appraisal, over the purchase price.

     On November 30, 1995, TCC merged with Solon through an exchange of stock, whereupon the surviving corporation, changed its name to Coinmach Corporation. Both Solon and TCC were under common ownership commencing April 5, 1995. The Merger was accounted for in a manner similar to a pooling of interests.

     In connection with the Refinancing, the Company issued a total of approximately $196.7 million of Senior Notes which enabled the Company to, among other things, extend the maturity of its debt obligations, retire the remaining debt of TCC and provide additional working capital. On November 30, 1995, the Company also entered into the Revolving Credit Facility, which provides for borrowings of up to a maximum of $35 million.


RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the condensed consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

Coinmach Laundry Corporation

     SIX MONTHS ENDED MARCH 29, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

     This discussion below should be read in conjunction with the following table which combines the predecessor period for the six months ended March 31, 1995 (in thousands):

                                       Six Months Ended
                                        March 29, 1996     Six Months Ended March 31, 1995
                                                          ----------------------------------
                                                                 (Predecessor)(1),(2)
                                        (Successor)(1)        TCC        Solon     Combined
                                       -----------------  -----------  ---------  ----------

Revenues.............................          $ 89,070      $35,789    $52,207     $87,996
Laundry operating expenses...........            60,536       28,253     33,165      61,418
General and administrative expenses..             1,844        1,345      1,539       2,884
Depreciation and amortization........            18,212        6,009     10,304      16,313
                                               --------      -------    -------     -------

Operating income (loss)..............             8,478          182      7,199       7,381
Interest expense, net................            11,999        2,464      8,928      11,392
Other expense........................                --        1,341         --       1,341
                                               --------      -------    -------     -------
Loss before extraordinary item                   (3,521)      (3,623)    (1,729)     (5,352)
  and income taxes...................

Income tax (benefit) expense.........              (998)           4         50          54
                                               --------      -------    -------     -------

Loss before extraordinary item.......            (2,523)      (3,627)    (1,779)     (5,406)

Extraordinary item, net of tax.......            (8,925)          --       (848)       (848)
                                               --------      -------    -------     -------

Net loss.............................          $(11,448)     $(3,627)   $(2,627)    $(6,254)
                                               ========      =======    =======     =======

____________________

(1) The term "Predecessor" refers to the period in time prior to the Solon Acquisition. The term "Successor" refers to the period in time after the Solon Acquisition and includes the historical results of Solon which have been restated to include the pooling of interests of TCC. Successor is presented on a different basis of accounting and therefore, is not comparable to the Predecessor.
(2) Certain reclassifications have been made to conform to the 1996 presentation.

     Revenues of approximately $89.1 million for the six months ended March 29, 1996 were approximately $1.1 million, or 1.2% higher than combined revenues for the prior year's corresponding period. The improvement in revenues consisted primarily of increased revenues from Super Laundry of approximately $2.5 million. Such improvement was partially offset by a decrease of approximately $1.4 million in revenues from routes. The average machine base for the six months ended March 29, 1996 was approximately 1.4% lower than the average machine base during the six months ended March 31, 1995. The decrease in the machine base was primarily the result of constraints on available capital prior to the Merger. From September 30, 1995, through March 29, 1996, the Company successfully implemented a program to maintain its base of installed machines and eliminate any additional erosion. The effect of the decreased number of machines was partially offset by increased revenue per machine from price increases.

     Laundry operating expenses decreased by approximately $0.9 million, or 1.4%, to approximately $60.5 million. The decrease is primarily the result of decreased expenses of approximately $0.8 million related to implementation of cost savings programs in the Company's field operations and a decrease in commission expense of approximately 2.3%. These decreases were partially offset by an increase in the cost of sales related to the increased volume of Super Laundry.

     General and administrative expenses decreased by approximately $1.0 million, or 36.1%, to approximately $1.8 million, primarily due to the consolidation of corporate staff by closing Solon's Philadelphia, Pennsylvania office and combining its operations into the Company's existing facility in Roslyn, New York on September 29, 1995.

     Depreciation and amortization increased by approximately $1.9 million or 11.6% due primarily to purchase accounting adjustments resulting from the Solon Acquisition.

     Interest expense increased by approximately $0.6 million or 5.3% to approximately $12.0 million. Approximately $1.8 million of such increase was due primarily to the increased debt level that resulted from the Refinancing on November 30, 1995 and December 14, 1995. Offsetting this increase is approximately $0.8 million of decrease in interest expense due to the decrease in the effective interest rate as the result of the Refinancing. The increased debt resulted in an excess cash balance of approximately $12.3 million, which excess is contemplated to be used for working capital purposes and for future acquisition opportunities.

     CIC recorded a non-cash charge of $1.3 million in 1994 relating to the imputed value of an equity conversion feature related to management loans pursuant to CIC's plan of reorganization. Such feature was surrendered in connection with the Coinmach Acquisition.

     The extraordinary item for the period ending March 29, 1996, consist of costs related to the extinguishment of debt in connection with the Refinancing. The extraordinary item for the six months ended March 31, 1995, consist of costs related to the change in control in connection with the Solon Acquisition.

     EBITDA (earnings before deductions for interest, income taxes, depreciation and amortization) is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes an increase in EBITDA is an indication of improved ability to service existing debt, potential future increases in debt or capital requirements. EBITDA was approximately $26.7 million for the six months ended March 29, 1996, compared to approximately $23.7 million for the corresponding period in 1995.

     The Company's effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before income taxes as a result of state taxes and permanent book/tax differences (largely goodwill amortization).

SIX MONTHS ENDED SEPTEMBER 29, 1995 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1994

     The discussion below should be read in conjunction with the following table which combines the Predecessor period for the six months ended September 30, 1994 (in thousands):


                                        Six Months Ended     Six Months Ended September 30, 1994
                                       -------------------  --------------------------------------
                                       September 29, 1995            (Predecessor)(1),(2)
                                         (Successor)(1)         TCC         Solon       Combined
                                       -------------------  -----------  -----------  ------------
Revenues.............................             $89,719      $37,154      $51,577       $88,731
Laundry operating expenses...........              62,905       28,576       32,337        60,913
General and administrative expenses..               2,351        1,123        1,444         2,567
Depreciation and amortization........              18,423        7,576       10,966        18,542
Restructuring costs..................               2,200           --           --            --
                                                  -------      -------      -------       -------

Operating income (loss)..............               3,840         (121)       6,830         6,709
Interest expense, net................              11,818        2,214        9,053        11,267
                                                  -------      -------      -------       -------

Loss before income taxes.............              (7,978)      (2,335)      (2,223)       (4,558)

Income tax (benefit) expense.........              (1,862)          24        3,208         3,232
                                                  -------      -------      -------       -------

Net Loss.............................             $(6,116)     $(2,359)     $(5,431)      $(7,790)
                                                  =======      =======      =======       =======
____________________

(1) The term "Predecessor" refers to the period in time prior to the Solon Acquisition. The term "Successor" refers to the period in time after the Solon Acquisition and includes the historical results of Solon which have been restated to include the pooling of interests of TCC. Successor is presented on a different basis of accounting and therefore, is not comparable to the Predecessor.
(2) Certain reclassifications have been made to conform to the 1995 presentation.

     Revenues of approximately $89.7 million for the six months ended September 29, 1995 were approximately $1.0 million, or 1.1% higher than combined revenues for the prior year's corresponding period. The improvement in revenues consisted primarily of increased revenues from Super Laundry of approximately $1.3 million. Such improvement was partially offset by a decrease of approximately $0.3 million in revenues from routes, primarily due to a 2.0% decline in the average number of laundry machines on location, due to constraints on capital prior to the Merger. The effect of the decreased number of machines was partially offset by increased revenue per machine of approximately 1.6% primarily due to price increases.

     Laundry operating expenses increased by approximately $2.0 million, or 3.3%, to $62.9 million. This increase is comprised of a $1.0 million increase in the cost of sales related to the increase in Super Laundry revenue. The remaining increase is primarily the result of the method of accounting for installation costs applied in the Successor period. This increase is the result of increased cost of sales related to the increased volume of Super Laundry. In addition, the Company's commission expense decreased by approximately 1.0%.

     General and administrative expenses decreased by approximately $0.2 million, or 8.4% primarily due to a decrease in the corporate staff.

     The Company provided for one-time restructuring costs of approximately $2.2 million to cover severance payments to certain of Solon's management, administrative and regional personnel, costs to relocate Solon's financial and administrative functions to Roslyn, New York, costs to integrate certain financial and operating systems, and costs related to the consolidation of certain of Solon's regional offices.

     Interest expense increased by approximately $0.6 million or approximately 4.9%. This increase is primarily due to an increase in the interest rate on TCC's revolver, which was based on prime rate.

     EBITDA (earnings before deductions for interest, income taxes, depreciation and amortization) is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes an increase in EBITDA is an indication of improved ability to service existing debt, potential future increases in debt or capital requirements. EBITDA was approximately $24.5 million, before the deduction for restructuring costs, for the six months ended September 29, 1995, compared to approximately $25.3 million for the corresponding period in 1994. The 1995 results include periods prior to the Merger, the closing of the corporate office and the field reorganization.

     The Company's effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before income taxes as a result of state taxes and permanent book/tax differences (primarily goodwill amortization).

TCC (and CIC, its Predecessor)


THREE MONTHS ENDED MARCH 31, 1995 COMPARED TO THREE MONTHS ENDED MARCH 31, 1994

     The discussion of three months ended March 31, 1995 is based on management's combination of the one month ended January 31, 1995 for TCC's predecessor and the two months ended March 31, 1995 for TCC.

     Although the Coinmach Acquisition was completed during this period, management does not believe there was a material impact on TCC's day to day operations and thus believes the combination of the two periods is appropriate. Despite the change in accounting basis, management believes it can make a meaningful comparison to the prior year's comparable three month period.

     Revenues were $17.4 million for the three month period ended March 31, 1995, a decrease of $0.9 million or 5.0% compared to the three month period ended March 31, 1994. This decrease was primarily the result of a decrease in Super Laundry revenues of approximately $1.2 million, which was due to the timing of completed contracts. Super Laundry recognizes revenue on a completed contract basis. During the three months ended March 31, 1995, Super Laundry completed fewer contracts than in the corresponding period in the prior year. This shortfall was eliminated in the subsequent quarter. Increases in route revenues of approximately $0.3 million, primarily due to increased revenue per machine of approximately 1%, partially offset this shortfall. The increase in revenue per machine was primarily due to TCC's price review program whereby vend prices are regularly monitored and price increases or decreases are instituted with the goal of maximizing revenue per machine.

     Laundry operating expenses decreased by $0.4 million or 2.7% to $13.2 million as compared to the three month period ended March 31, 1994. The decrease in Super Laundry revenues resulted in a corresponding reduction in laundry operating expenses of approximately $0.8 million. Offsetting this decrease is an increase in commission expense of approximately $0.2 million, which is based on increased route revenues. The remaining increase of $0.2 million is due to a general increase in expenses.

     General and administrative expenses were generally unchanged for the two periods.

     Depreciation and amortization expense decreased in the three month period ended March 31, 1995 by $0.5 million compared to the three month period ended March 31, 1994. The decrease was primarily the result of purchase accounting adjustments associated with the Coinmach Acquisition.

     As a result of the above, operating loss was approximately $0.2 million for each period.

     Interest expense for the three month period ended March 31, 1995 increased by $0.3 million or 30.9% compared to the three month period ended March 31, 1994, primarily due to an increase in the effective interest rate to approximately 11% from approximately 8%, due to the increase in the prime rate.

     Income taxes were insignificant in both periods and resulted from state and local taxes. TCC had no Federal income tax benefit in either period because of the valuation allowances established against deferred tax assets generated from net operating losses.

FISCAL YEAR ENDED DECEMBER 31, 1994 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993

     Revenues were $73.9 million in fiscal 1994, an increase of $2.0 million or 2.8% compared to fiscal 1993. The favorable change is attributable to improvements in Super Laundry of approximately $1.5 million and improvements in route operations of approximately $0.5 million. The increase in Super Laundry revenue is primarily the result of access to more attractive financing options for Super Laundry customers. The increase in route revenues is due to a 3.8% increase in revenue per machine, partially offset by a 1% decrease in the machine base. The increase in revenue per machine was primarily due to the Company's price review program.

     Laundry operating expenses increased by $1.9 million or 3.7% to $54.7 million as compared to fiscal 1993. The increase is attributed to costs associated with the increase in Super Laundry revenue and increased laundry operating expenses of the route operations.

     General and administrative expenses decreased by $0.6 million or 11.3% in fiscal 1994 compared to fiscal 1993 due to decreased salaries, benefits and professional fees.

     Depreciation and amortization expense decreased in fiscal 1994 by $0.8 million or 4.9% compared to fiscal 1993. The decrease was primarily the result of certain assets acquired in the 1989 Transaction becoming fully depreciated in fiscal 1994.

     As a result, operating loss decreased by $1.5 million to $0.3 million or 81.8% for the year ended December 31, 1994.

     Income taxes were insignificant in both periods and resulted from state and local taxes. CIC had no Federal income tax benefit in either period because of the valuation allowances established against deferred tax assets generated from net operating losses.

     Interest expense for fiscal 1994 decreased by $6.5 million or 61.8% compared to fiscal 1993 primarily due to the conversion of subordinated notes to common stock pursuant to CIC's prepackaged bankruptcy plan of reorganization filed on December 15, 1993. This decrease was partially offset by an increase of $0.3 million in interest expense resulting from an increase in interest rates on its long term debt obligations.

     CIC recorded a non-cash charge of $1.3 million in 1994 relating to the imputed value of an equity conversion feature related to management loans pursuant to CIC's plan of reorganization. Such feature was surrendered in connection with the Coinmach Acquisition.

     CIC recognized an extraordinary gain of $20.4 million on the early extinguishment of debt in 1994 in connection with CIC's plan of reorganization.

Solon

FISCAL YEAR ENDED SEPTEMBER 29, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

     The discussion should be read in conjunction with the following table which combines the Predecessor and Successor periods for fiscal 1995 (in thousands).


                                                       Fiscal Year Ended September 29, 1995
                                                       ------------------------------------
                                                       April 5,         October 1,                  Fiscal Year
                                                        1995 to          1994 to                       Ended
                                                    September 29,        April 4,                  September 30,
                                                         1995              1995         Total           1994
                                                   -----------------  --------------  ---------  ------------------

                                                     Successor(1)     Predecessor(1)             Predecessor(1),(2)

Revenues.........................................         $89,719         $52,207     $141,926          $104,553

Laundry operating expenses.......................          62,905          33,165       96,070            66,527
Depreciation and amortization....................          18,423          10,304       28,727            21,347
General and administrative expenses..............           2,458           1,539        3,997             2,839
Gain on sale of equipment........................              --              --           --              (109)
Restructuring costs..............................           2,200              --        2,200                --
                                                 --------------------   ----------   ------------     ----------

Operating income.................................           3,733           7,199       10,932            13,949

Interest expense, net............................          11,541           8,928       20,469            18,105
                                                 --------------------   ----------   ------------     ----------

Loss before income taxes and extraordinary item..          (7,808)         (1,729)      (9,537)           (4,156)
                                                 --------------------   ----------   ------------     ----------

Provision (benefit) for income taxes:
  Currently payable..............................             420             270          690               200
  Deferred.......................................          (2,282)           (220)      (2,502)            2,562
                                                 --------------------   ----------   ------------     ----------
                                                           (1,862)             50       (1,812)            2,762
                                                 --------------------   ----------   ------------     ----------
Loss before extraordinary item...................          (5,946)         (1,779)      (7,725)           (6,918)

Extraordinary item, net of income taxes of $0....              --             848          848                --
                                                 --------------------   ----------   ------------     ----------

Net loss.........................................         $(5,946)        $(2,627)    $ (8,573)         $ (6,918)
                                                 ====================   ==========   ============     ==========
____________________

(1) The term "Predecessor" refers to the period in time prior to the Solon Acquisition. The term "Successor" refers to the period in time after the Solon Acquisition and includes the historical results of Solon which have been restated to include the pooling of interests of TCC. Successor is presented on a different basis of accounting and therefore, is not comparable to the Predecessor.
(2) Certain reclassifications have been made to conform to the 1995 presentation.

     Excluding revenues of TCC of $38.5 million for the Successor period, revenues of $103.4 million for fiscal 1995 were $1.1 million or 1.1% lower than revenues for fiscal 1994. A favorable change of approximately $1.8 million in revenues resulting from increases in revenue per machine was offset by approximately $2.9 million in losses caused by a decline in the average number of laundry machines on location. The decline in the average number of laundry machines on location was primarily due to the lack of available capital prior to the Refinancing. Revenue per machines rose slightly primarily because of price increases and improved occupancy levels in the Southeast and South-Central regions.

     Excluding laundry operating expenses of TCC of $29.8 million for the Successor period, laundry operating expenses of $66.3 million for fiscal 1995 were $0.2 million or 0.3% lower than laundry operating expenses for fiscal 1994. Commissions expense decreased by approximately $1.0 million due to lower revenues and a reduction in the average commissions rate from 44.7% of revenues during fiscal 1994 to 44.1% of revenues during fiscal 1995. The decrease in the commissions rate was primarily attributable to Solon's ongoing commission control programs and a shift away from higher commission locations primarily in the Washington, D.C. Metropolitan area. Laundry operating expenses other than commissions expense rose by approximately $0.8 million in fiscal 1995 compared to fiscal 1994 primarily due to inflationary increases.

     Excluding depreciation and amortization expenses of TCC of $5.5 million for the Successor period, depreciation and amortization increased by $1.9 million or 8.6% for fiscal 1995, compared to the prior year. The increase was due primarily to purchase accounting adjustments resulting from the Solon Acquisition.

     Excluding general and administrative expenses of TCC of $0.9 million for the Successor period, general and administrative expenses of $3.1 million for fiscal 1995 were $0.3 million or 10.7% higher than such expenses for fiscal 1994. General and administrative expenses include a charge of approximately $0.3 million for the cost of a severance agreement with the former chief executive officer of Solon.

     Solon provided for one-time restructuring costs of approximately $2.2 million to cover severance payments to certain of Solon's management, administrative and regional personnel, costs to relocate Solon's financial and administrative functions to Roslyn, New York, costs to integrate certain financial and operating systems, and costs related to the consolidation of certain of Solon's regional offices.

     Excluding interest expense of TCC of $2.7 million for the Successor period, interest expense for fiscal 1995 decreased by $0.3 million or 1.7% compared to the prior year primarily due to an increase in interest income, and to a lesser extent, a decrease in interest caused by a repurchase and retirement of $1.0 million of the Old Senior Notes in November 1994.

     Solon's income tax benefit was $1.8 million in fiscal 1995 compared to a tax provision of $2.8 million for fiscal 1994. As further discussed in the consolidated financial statements, the tax provision for fiscal 1994 included a $3.7 million charge to establish a valuation allowance for previously recorded deferred tax assets. The deferred tax asset of $2.0 million recorded in the Successor period does not reflect a valuation allowance because the loss can be utilized against the deferred tax liabilities in the carryforward periods. In addition to this benefit, Solon's effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before income taxes as a result of state taxes and permanent book/tax differences.

     Solon incurred costs aggregating $0.8 million in connection with the Solon Acquisition, including a total of $0.4 million in lump sum payments made to fourteen management employees pursuant to certain contractual arrangements relating to the acquisition. The total costs have been reflected as an extraordinary item in the financial statements.

FISCAL YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO FISCAL YEAR ENDED OCTOBER 1,
1993

     Revenues were $104.6 million in fiscal 1994, a decrease of $0.3 million or 0.4% compared to fiscal 1993. The unfavorable change in revenues consisted of approximately a $1.2 million increase due to increases in revenue per machine offset by a $1.6 million decrease in revenues caused by a decline in the average number of machines on location. Price increases and improved occupancy levels in apartment buildings in the Carolinas, Georgia and Texas were the primary reasons for the increases in revenue per machine. Severe winter weather in the mid-Atlantic states and more significantly a decline in the average number of machines on location due primarily to competitive pressures in the Washington, D.C. Metropolitan area were responsible for the offsetting decline in revenues.

     Laundry operating expenses decreased by $1.0 million or 1.5% to $66.4 million in fiscal 1994 as compared to fiscal 1993. The decline was primarily the result of lower revenues and a reduction in the average commission rates as a percentage of revenues from 45.4% in fiscal 1993 to 44.7% in fiscal 1994. The decrease in the commission rate was primarily attributable to Solon's ongoing commission control programs. Additionally, a gain on divestiture of $0.1 million was netted against these expenses in fiscal 1994.

     General and administrative expenses increased by $0.3 million or 10.2% in fiscal 1994 compared to fiscal 1993 primarily due to adjustments totalling approximately $0.4 million in fiscal 1993 related to a re-evaluation of certain accrual and other liability balances.

     Depreciation and amortization increased in fiscal 1994 approximately $0.3 million or 1.6% compared to fiscal 1993 primarily as a result of a higher level of capital expenditures in fiscal 1993.

     Interest expense for fiscal 1994 increased by $0.7 million or 3.7% compared to fiscal 1993. The increase was due primarily to the expiration of an interest rate exchange agreement in fiscal 1993 in which a benefit of $0.5 million was realized in fiscal 1993 reducing Solon's interest expense. Additionally, borrowing costs on Solon's revolving line of credit were somewhat higher in fiscal 1994 over fiscal 1993 due to higher average balances borrowed.

     Solon's income tax provision was 2.8 million in 1994 as compared to an income tax benefit of $0.8 million recorded in 1993. As further discussed in the consolidated financial statements, the tax provision for 1994 includes a $3.7 million charge to establish a valuation allowance for previously recorded deferred tax assets. In addition to this charge, Solon's effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before income taxes as a result of state taxes and permanent book/tax differences (primarily goodwill amortization).

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed. The Company will adopt Statement No. 121 in the first quarter of fiscal year 1997 and, based on current circumstances, does not believe the effect of the adoption will be material.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", is effective for fiscal years beginning after December 15, 1995. Statement No. 123 provides companies with a choice to follow the provisions of Statement No. 123 in determination of stock-based compensation expense or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company will continue to follow APB 25 and will provide pro forma disclosures as required by Statement No. 123 in the March 28, 1997 notes to the consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     The Company continues to have substantial indebtedness and debt service requirements. At March 29, 1996, the Company had outstanding long-term debt of approximately $202.8 million and stockholders' deficit after restructuring charges and writeoffs related to the Merger and the Refinancing of approximately $1.3 million. As of June 15, 1996, the Company had approximately $5.0 million outstanding under the Revolving Credit Facility.

  FINANCING ACTIVITIES

    Coinmach Senior Notes

     In connection with the Refinancing, the Company issued 11 3/4% Senior Notes due 2005 pursuant to the terms of an indenture, dated as of November 30, 1995, between Coinmach and Shawmut Bank Connecticut, National Association, as amended by the First Supplemental Indenture, dated as of December 11, 1995, between Coinmach and Fleet Bank of Connecticut (formerly known as Shawmut Bank Connecticut, National Association) (as amended, the "Indenture") in an aggregate principal amount of $196,655,000. In April 1996, pursuant to a registration statement declared effective by the Commission on March 28, 1996, the Company consummated a registered exchange offer, which expired on April 29, 1996, pursuant to which all issued and outstanding 11 3/4% Senior Notes due 2005 were exchanged for Series B 11 3/4% Senior Notes due 2005. The Company also has $5 million of 12 3/4% Senior Notes due 2001 issued and outstanding that were not exchanged in the exchange offer.

     The Senior Notes, which mature on November 15, 2005, are unsecured senior obligations of Coinmach and are redeemable, at Coinmach's option, in whole or in part at any time or from time to time, on and after November 15, 2000, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth in the Indenture, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

     The Indenture contains a number of restrictive covenants and agreements including covenants with respect to the following matters: (i) limitation on Indebtedness (as defined in the Indenture); (ii) limitation on restricted payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach or its subsidiaries, the purchase, redemption or other acquisition of any capital stock of Coinmach, the voluntary prepayment of subordinated Indebtedness, or an Investment (as defined in the Indenture) in any other person); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on sale and leaseback transactions; (vii) limitation on conduct of business; (viii) limitations on dividends and other payment restrictions affecting subsidiaries; and (ix) limitations on consolidations, mergers and sales of substantially all of Coinmach's assets.

     The events of default under the Indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Senior Notes may declare all unpaid principal and accrued interest on all of the Senior Notes to be immediately due and payable.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Senior Notes will have the right to require that Coinmach purchase all or a portion of such holder's Senior Notes pursuant to the offer described in the Indenture, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

    Revolving Credit Facility

     On November 30, 1995, Coinmach entered into the Revolving Credit Facility with Heller Financial, Inc. ("Heller"), as amended on December 9, 1995, pursuant to which Heller agreed, subject to a borrowing base, to lend on a revolving basis to Coinmach up to a maximum of $35 million for an initial period of five years. Of that $35 million, Heller may extend up to $3 million of letter of credit accommodations to Coinmach. Additionally, availability under the Revolving Credit Facility is reduced by an amount equal to a pro-rated portion of one semi-annual interest payment on the Senior Notes.

     Interest on Coinmach's borrowings under the Revolving Credit Facility is payable monthly in arrears at a rate per annum of no greater than (i) LIBOR plus 2.50% or (ii) the Base Rate (as defined in the Revolving Credit Facility) plus 1.00%. Coinmach is obligated to pay an unused line fee in an amount equal to 0.5% of unused availability payable monthly in arrears.

     Indebtedness under the Revolving Credit Facility is secured by all of the Company's real and personal property. The Company has guaranteed the indebtedness under the Revolving Credit Facility and pledged to Heller its interests in all of the issued and outstanding shares of capital stock of Coinmach. In addition to customary restrictive covenants and agreements, the Revolving Credit Facility contains certain covenants including, but not limited to, a minimum fixed charge coverage ratio, limitations on indebtedness, guarantees, capital expenditures, mergers and acquisitions, dividends, stock repurchases, management fees, transactions with affiliates and investments.

     The Revolving Credit Facility contains certain events of default, including the following: (i) the failure of Coinmach to pay any of its obligations under the Revolving Credit Facility when due or within five days after the due date;
(ii) certain failures by Coinmach to pay principal or interest on indebtedness or certain breaches or defaults by Coinmach of certain indebtedness, in each case after any applicable grace period; (iii) certain defaults by Coinmach in the performance or observance of the agreements or covenants under the Revolving Credit Facility or related agreements, beyond any applicable cure period; (iv) the falsity in any material respect of certain of Coinmach's representations or warranties under the Revolving Credit Facility; (v) certain judgments against Coinmach; or (vi) certain events of bankruptcy or insolvency of Coinmach or the Company.

  OPERATING ACTIVITIES

     The Company's level of indebtedness will have several important effects on its future operations including the following: (i) a significant portion of the Company's cash flow from operations will be required to pay interest on its indebtedness and will not be available for other purposes; (ii) the financial covenants and other restrictions contained in certain of the financing agreements governing the Company's indebtedness will require the Company to meet certain financial tests and will limit its ability to borrow additional funds or to dispose of assets; (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes may be impaired; and (iv) the Company's ability to adapt to changes in the coin-operated laundry equipment services industry and to economic conditions in general could be limited. Coinmach Laundry is a holding company that will be dependent upon its principal operating subsidiary, Coinmach, as its primary source of revenue subsequent to the Offering. At March 29, 1996, no amounts were outstanding under the Revolving Credit Facility. The interest rate as of March 29, 1996 was 9.25%.

     The expenses of the Company include significant amounts of depreciation and amortization (approximately $36.6 million for the twelve months ended March 29, 1996) which have the effect of reducing net income but not operating cash flow. In accordance with generally accepted accounting principles, a significant amount of the purchase price of businesses acquired by the Company is allocated to "contract rights", which costs are amortized over periods of up to 15 years. Although such accounting treatment has a favorable effect on cash flow by reducing taxes, it also reduces net income. The Company expects to continue this practice with future acquisitions so as to maximize cash flows through the recognition of related smaller net income caused by the increased amortization. Such a practice will be employed until the purchase price has been fully amortized.

     The Company anticipates that it will continue to utilize cash flow from its operations to finance its capital expenditures and working capital needs, including interest payments on its outstanding indebtedness. Capital expenditures for the twelve months ended March 29, 1996 were approximately $27.3 million, including approximately $2.1 million of non-recurring costs associated with the consolidation of certain of the Company's facilities and a capital replacement program designed to offset deficiencies resulting from prior capital constraints. The Company instituted the capital replacement program to upgrade certain equipment of the Company formerly maintained by Solon. The Company is not subject to contractual commitments to vendors with respect to any material portion of the capital expenditures anticipated for the next twelve months. Under the terms of the Revolving Credit Facility, the Company is obligated to incur capital expenditures to maintain and repair equipment in varying amounts up to $14 million per year after April 1, 1996. On a pro forma basis, after giving effect to all route acquisitions consummated through May 1996 as if such transactions occurred at the beginning of such period, the Company spent $29.0 million on capital expenditures for the year ended March 29, 1996. The Company anticipates that capital expenditures, including those relating to maintaining its existing installed machine base, will be approximately $25 million for the twelve months ending March 28, 1997. Management believes that the Company has adequate resources to address such capital requirements in the near future.

     The Company's working capital requirements are, and will continue to be, minimal since a significant portion of the Company's operating expenses are not paid until after cash is collected from the installed machines. In connection with the Refinancing, the Company is required to make semi-annual cash interest payments on the Senior Notes, and will be required to make monthly interest payments under the Revolving Credit Facility. Management believes that the Company's future operating activities will generate sufficient cash flow to repay borrowings under the Senior Notes and the Revolving Credit Facility or permitted refinancings thereof. An inability of the Company, however, to comply with covenants or other conditions contained in the Indenture or in the Revolving Credit Facility could result in an acceleration of the amounts due thereunder. If the Company is unable to meet its debt service obligations, it could be required to take certain actions such as reducing or delaying capital expenditures, selling assets, refinancing or restructuring its indebtedness, selling additional equity capital or other actions. There is no assurance that any of such actions could be effected on commercially reasonable terms, if at all, or on terms permitted under the Revolving Credit Facility or the Indenture or that the assets of the Company would be sufficient to repay in full such indebtedness and other indebtedness of the Company if such indebtedness were to be accelerated.

INFLATION AND SEASONALITY

     In general, the Company's laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes that such effects have not been nor will be material to the Company. The Company's business generally is not seasonal.

                                    BUSINESS

OVERVIEW

     The Company, established in 1948, is a leading supplier of coin-operated laundry equipment services for multi-family properties in the United States. The Company leases laundry rooms from building owners and management companies, installs and services the laundry equipment and collects the revenues generated from the machines. The Company typically sets pricing for the use of the machines on location, and the owner or property manager maintains the premises and provides utilities such as gas, electricity and water.

     The Company's existing customer base is comprised of landlords, property management companies, and owners of rental apartment buildings, condominiums and cooperatives, university and institutional housing and other multi-family properties. The Company owns and operates over 245,000 coin-operated washers and dryers on routes in over 26,000 buildings located in 28 states and the District of Columbia. The Company's routes are located throughout the Northeast, Mid-Atlantic, Southeast, South-Central and Mid-West regions of the United States. Management believes, based on its knowledge of the industry, that the Company is the second largest supplier of coin-operated laundry equipment services for multi-family buildings in the United States and the largest in the eastern United States.

     The Company coordinates its regional operations from its headquarters in Roslyn, New York. While financial and administrative activities of the Company are located in Roslyn, operating activities, including sales, service and collections, are conducted through its regional offices. The following table sets forth certain information relating to the Company's regional operations on a pro forma basis for the year ended March 29, 1996:

                                                MID-
                              NORTHEAST      ATLANTIC           SOUTHEAST         SOUTH-CENTRAL          MID-WEST            TOTAL
                           ---------------- -------------   ------------------  ----------------  ---------------------  -----------
States                           NY, NJ, CT       D.C., MD,     VA, WV, NC, SC,      TX, LA, FL,        IL, IA, SD, NE
                                                  PA, DE        GA, KY, AL, TN       AK, MS, OK         MO, KS, IN, MI
Approximate Revenue (in
   millions)................          $76.6       $30.8              $24.9             $46.5              $10.6              $189.4
Employees...................          242(2)         87                109               199                 52(1)            689(2)

____________________

(1) Represents employees hired by the Company on April 2, 1996, in connection with the Allied Acquisition.
(2) Includes 40 executive, financial and administrative personnel at the Company's headquarters located in Roslyn, New York.

BUSINESS STRATEGY

     The Company's business strategy is to increase operating cash flow and profitability through a combination of internal expansion and selective acquisitions. Internal expansion is comprised of: (i) increasing the installed machine base by adding new customers, (ii) converting owner-operated facilities to Company managed facilities, and (iii) implementing selective price increases within the Company's operating regions. The Company's acquisition strategy is to acquire additional local, regional and multi-regional route businesses from independent operators. Management believes that by pursuing its business strategy the Company will be positioned to realize: (i) additional operating leverage and economies of scale associated with expanding its installed base of machines, (ii) reduced operating expenses through consolidation of overhead functions and facilities, and (iii) reduced equipment and parts costs on a per unit basis due to increased purchasing requirements.

     In January 1995, management, with its equity sponsor, GTCR, acquired the Company's Northeast regional route business and initiated a strategy of growth through acquisitions. This strategy was designed to increase the installed machine base in its existing operating regions and to provide the Company with a leading market position in new regions. Since January 1995, the Company has grown its installed base from 54,000 machines to 245,000 machines as of May 1, 1996. Revenues and EBITDA (earnings before deductions for income taxes, depreciation and amortization) have grown from $72.9 million and $13.6 million, respectively, for the twelve months ended March 31, 1995, to $189.4 million and $56.2 million, respectively, for the twelve months ended March 31, 1996, on a pro forma basis. See "Unaudited Pro Forma Financial Data." These acquisitions have enabled the Company to improve its operating margins and compete more aggressively for new strategic contracts.

Internal Expansion

     New Locations.  The Company's aggressive sales and marketing efforts focus
     -------------
on two areas of expansion within its existing operating regions. The Company's primary means of internal expansion is by marketing the Company's products and services to building managers and property owners whose leases with other laundry equipment servicers are near expiration. Many large customers require competitive bids for expiring lease contracts. The Company's Integrated Computer Systems track information on the lease expirations of its competitors. The Company secures leases with these buildings through effective data management on competition, its ability to quickly coordinate and target its marketing efforts, aggressive bidding for new contracts and its long standing industry reputation for prompt and reliable service.

     Conversions.  Management believes, based on industry estimates, that there
     -----------
are approximately 1.0 million machines installed in locations that are managed by owner-operators. Building owners or managers can forgo significant cash outlays by contracting with the Company to purchase, service and maintain laundry equipment. Accordingly, in conjunction with its Integrated Computer Systems, the Company aggressively pursues building owners and managers to convert from owner-operated laundry facilities. The Company offers a full range of services from the design, construction and installation of new laundry facilities to the refurbishment of existing facilities. Management believes these services provide a competitive advantage in securing new customers.

     Price Increases.  In addition to growing the Company's installed base of
     ---------------
machines, management regularly reviews its pricing policies and procedures under all existing leases. Management expects that the Company should realize increases in revenue and cash flow from operations through selective price increases and other pricing procedures in the forthcoming year, provided, however, that due to competition and certain other factors beyond the Company's control, there can be no assurance that such increases will occur. The leases at 58% of the Company's locations allow price increases without corresponding adjustments in rental payments or commissions.

     Management believes that its strategy of growth within its existing operating regions will result in additional economies of scale and operating efficiencies associated with an expanded machine base.

Selective Acquisitions

     The Company intends to capitalize on opportunities inherent within the fragmented laundry services industry through selective acquisitions of local, regional and multi-regional route businesses. In particular, there are numerous private, family-owned businesses that may lack the financial resources to provide advance rental payments, install new equipment, make laundry room improvements or otherwise compete effectively with larger independent operators such as the Company to secure new or renewal locations. Consequently, such independent operators, many of which are undergoing generational ownership changes, may represent potential acquisition opportunities for the Company within its operating regions.

     Management believes the Company is well positioned to capitalize on such opportunities for growth and expansion due to its operating efficiencies, its access to capital resources, and senior management's extensive experience and relationships in the industry. The Company evaluates potential acquisitions based on important criteria, including the size of the business (in terms of revenues and machine base), the geographic concentration of the business, market penetration, service history, customer relations, existing contract terms and other potential operating efficiencies and cost savings. The Company considers three types of acquisition candidates: (i) small local route operators (including owner-operators); (ii) regional route operators; and (iii) large, multi-regional route operators.

     Local route operators.  The purchase of small, local operators (businesses
     ---------------------
operating within one of the Company's existing regions) results in lowering the target's existing cost structure through the complete absorption of the machine base into the Company's operations. The Company expects to evaluate opportunities to acquire route businesses from independent operators to further increase operating leverage within its operating regions. In many regions, the Company may be able to acquire routes adjacent to its existing areas of operation without incurring significant incremental operating, collection, security, service and maintenance costs.

     Regional route operators.  A regional acquisition provides the opportunity
     ------------------------
to improve the Company's cash flow by eliminating duplicative corporate and administrative functions, reducing capital expenditures through improved purchasing power and implementing the Company's Integrated Computer Systems.
The Allied Acquisition, completed on April 1, 1996, represented such an acquisition, which management estimates will result in cost savings of approximately $0.5 million annually. The Company completed the Allied Acquisition as part of its acquisition strategy and its plan to establish a larger market presence in the Midwest. This acquisition increased the Company's installed machine base by approximately 24,000 machines. On a pro forma basis for the period ending March 29, 1996, the Allied Acquisition contributed an increase of approximately $3.3 million of EBITDA (earnings before deductions for income taxes, depreciation and amortization) and approximately $10.6 million of consolidated revenue.

     Multi-regional route operators.  The acquisition of a large, multi-regional
     ------------------------------
route operator may result in a number of operating efficiencies, including, significant cost savings through the elimination of duplicative financial and administrative functions and related fixed costs. In addition, the increased volume of equipment purchases may result in reduced per unit capital expenditures. Moreover, as is the case with all types of acquisitions, the Company's Integrated Computer Systems would be utilized to provide further operating efficiencies and related cost savings. The combination of Solon and TCC on November 30, 1995, is an example of a multi-regional acquisition and has resulted in approximately $3.7 million of annual cost savings. In addition to the cost savings, the combination of Solon and TCC enabled the Company to significantly increase its operating base, add several experienced regional managers to its management team, penetrate new markets as a leader in each of the acquired regions and become the second largest supplier of coin-operated laundry equipment services in the United States.

INDUSTRY

     The coin-operated laundry services industry is fragmented nationally with many small, private and family-owned route businesses continuing to operate throughout all major metropolitan areas. According to information provided by the Multi-housing Laundry Association, the industry is comprised of over 280 independent operators. Based upon industry estimates, management believes there are approximately 3.5 million machines installed throughout the United States,
2.5 million of which are managed by independent operators such as the Company and 1.0 million of which are managed by owner-operators. Despite the overall fragmentation of the industry, there are currently three companies including the Company with significant operations in multiple regions throughout the United States. Management believes that its two major multi-regional competitors are strongest in California and Chicago, Illinois, where the Company currently has a minimal presence.

     The industry is highly capital intensive and requires prompt and reliable service. The majority of capital costs are incurred upon procurement of new contracts. Such initial costs include replacing or repairing existing washers and dryers, refurbishing laundry rooms and making advance rental payments to secure long-term, renewable leases. After the initial expenditures, ongoing working capital requirements are minimal, as machines operate for many years if serviced properly, and variable costs are paid out of revenues collected from the machines.

     Historically, the industry has been characterized by stable demand and has proven to be resistant to changing market conditions and general economic cycles. Management believes that this is due to the consistent demand for laundry services by building occupants. In addition, the Company has experienced consistent pricing increases of approximately 2-3% per year on a revenue per machine basis; however, there can be no assurance that the Company will achieve such increases in the future.

     Management believes that the industry's consistent and predictable revenue and cash flow from operations are primarily due to: (i) the long-term nature of location leases; (ii) the stable demand for laundry services; and (iii) minimal ongoing working capital requirements.

DESCRIPTION OF OPERATIONS

     The principal aspects of the Company's operations include: (i) location leasing, (ii) service, (iii) remanufacturing, (iv) security, (v) information management and (vi) sales and marketing.

Location Leasing

     The Company's leases provide the Company the exclusive right to operate and service the laundry equipment, including repairs and maintenance. The Company typically sets pricing for the use of the machines on location, and the property owner or manager maintains the premises and provides utilities such as gas, electricity and water.

     In return for the exclusive right to provide laundry equipment services, most of the Company's leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of the Company's leases require the Company to make advance rental payments or bonuses to the location owner in addition to commissions. The Company's leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if the Company does not receive minimum net proceeds from a contract. The Company has some flexibility in negotiating its leases and, subject to regional competitive factors, may vary the terms and conditions of a lease, including commission rates and lease bonuses. The Company evaluates each lease opportunity through its Integrated Computer Systems which are designed to achieve certain targeted levels of profitability.

     Management estimates that over 89% of its locations are subject to long-term leases with initial terms of three to ten years. Of the remaining locations not subject to long term leases, the Company believes that it has retained a majority of such customers through long-standing relationships and intends to continue to service such customers. Approximately 67% of the Company's leases renew automatically, and the Company has a right of first refusal on termination in approximately 56% of its leases. The Company's automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of March 31, 1996, the Company's leases have an average remaining life to maturity of 42 months.

     Management estimates that approximately 13% of its leases expire each year. Although the timing of lease renewals may not coincide with the applicable expiration dates of such leases, management believes that, with respect to the 13% of leases scheduled to expire each year, approximately 75% of such leases are retained by the Company through its lease renewal efforts. Additionally, with respect to the remaining 25% of such leases scheduled to expire each year, the Company historically has determined not to pursue approximately one-half of these leases due to profitability concerns. The remaining half of these leases scheduled to expire each year (or approximately 1-2% of the Company's installed machine base) are lost to competitors or owner-operators. These losses, however, do not take into account the Company's addition of new locations to its installed base of machines achieved through its sales and marketing efforts.

Service

     The Company's employees deliver, install, service and collect from coin-operated washers and dryers in laundry facilities at its leased locations.

     The Company's fleet of 270 radio-equipped service vehicles allows the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, the Company receives and responds to approximately 1,000 service calls. Management estimates that less than 1% of the Company's machines are out of service on any given day. The ability to reduce machine down time, especially during peak usage, serves to enhance revenue and improve the Company's reputation with its customers.

     In a business that emphasizes prompt and efficient service, management believes that the Company's Integrated Computer Systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of all serviced areas. These operations coordinate the Company's radio-equipped service vehicles that allow the Company to address customer needs quickly and efficiently.

Remanufacturing

     The Company's remanufacturing operations provide approximately one-third of its annual machine installation requirements. The Company rebuilds and reinstalls a portion of its machines at approximately one-third the cost of acquiring new machines, providing significant cost savings. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are stripped and added to the Company's inventory of spare parts, generating additional cost savings.

     Since January 1995, the Company has consolidated the number of remanufacturing facilities from twelve local facilities to three larger, regional facilities, providing for consistency in machine quality and efficient operations strategically located to service each of its operating regions. Management believes the Company will be able to remanufacture a comparable number of machines despite the reduction in the number of such facilities.

Security

     Management believes that it provides the highest level of security control in the laundry equipment services industry. The Company utilizes numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns, extensive monitoring of collections and other control mechanisms. The Company practices stringent employee standards and screening procedures with prospective employees. Employees responsible for or who have access to the collection of funds are tested randomly and frequently. Additionally, the Company's security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

Information Management

     Management believes that the Company's proprietary Integrated Computer Systems significantly enhance its operating efficiencies as well as its sales and marketing efforts. The Integrated Computer Systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. Management is able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.

     Management also believes that the Integrated Computer Systems enhance the Company's ability to successfully integrate acquired businesses into its existing operations. With the Solon Acquisition, the Company initiated a comprehensive systems review and upgrade throughout the operating regions. To date, the collection phase of the upgrade, which has the greatest impact on revenue enhancement and cost reduction, has been implemented over approximately 50% of the Company's machine base. Management anticipates this phase of the integration will be completed by September 1996. Management believes that a regional acquisition, such as the Allied Acquisition, can be fully integrated within 60-90 days.

     In addition to coordinating all aspects of the service cycle, the Company's Integrated Computer Systems track contract performance which indicate unreported machine failure or pilferage and provide data to forecast future equipment failures. Data on machine performance is used by the sales staff to forecast revenue by location. The purchasing department tracks bids on the Company's equipment requirements to support an aggressive competitive bidding process.
The Integrated Computer Systems also provide the sales staff with an extensive database essential to the Company's marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.

Sales and Marketing

     The Company markets its products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit and negotiate lease arrangements with building owners and managers. All sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location's annualized earnings before interest and taxes. Management believes that its sales staff is among the most competent and effective in the industry. Sales personnel must be proficient with the application of sophisticated financial analyses to achieve their targeted goals in securing location contracts and renewals.

     The Company's marketing strategy emphasizes service excellence offered by its experienced, highly skilled personnel and its quality equipment that maximizes efficiency and revenue and minimizes machine down-time. Additionally, the Integrated Computer Systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. The Company's sales staff targets potential lease locations by utilizing its Integrated Computer Systems' extensive database that provides information on the Company's, as well as its competitors' locations. All sales activity, from sale entries to data on service and installation is recorded and monitored daily on a custom-designed, computerized sales planner.

     No single customer represents more than 2% of the Company's revenues or installed machine base. In addition, the Company's ten largest customers taken together account for less than 10% of the Company's revenues.

COMPETITION

     The coin-operated laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. Despite the overall fragmentation of the industry, there are currently three companies including the Company with significant operations in multiple regions throughout the United States. Management believes that the Company's two major multi-regional competitors, Web Service Company, Inc. and Macke Laundry Service, L.P., are strongest in California and Chicago, Illinois, respectively, where the Company currently has a minimal presence.

SUPER LAUNDRY

     Super Laundry Equipment Corp., a wholly owned subsidiary of Coinmach, is a construction and laundromat equipment distribution company. Super Laundry's business consists of constructing complete turnkey laundromat retail stores, retrofitting existing laundromat retail stores, distributing exclusive lines of commercial coin and non-coin machines and parts, and selling service contracts. The construction of laundromats and related equipment sales constitute in excess of 95% of the revenues of Super Laundry. Super Laundry's customers generally enter into sales contracts whereby Super Laundry will construct and equip a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. Super Laundry generated $17.2 million in revenues and $2.6 million in EBITDA (earnings before deductions for income taxes, depreciation and amortization) for the year ended March 29, 1996.

FACILITIES

     As of May 1996, the Company leases 16 offices in its various operating regions for sales and service activities. The Company presently maintains a facility that functions as its headquarters in Roslyn, New York, leasing approximately 40,000 square feet on a month-to-month basis, however, such leasing arrangement may only be terminated by the Company or its landlord upon 6 months notice. Management believes the Company can readily lease equivalent office space on similar terms if necessary. The Company's Roslyn facility is used for general corporate purposes, as well as for remanufacturing and warehouse space for the Northeast operating region. The Company has the option to purchase the Roslyn facility, which it presently does not intend to exercise. The Company also leases approximately 30,000 square feet in Elkridge, Maryland for sales, and warehouse space for the Mid-Atlantic region.

     The Company is in the process of establishing a corporate development office and relocating certain members of management to Charlotte, North Carolina for the purpose of pursuing the Company's acquisition strategy.

EMPLOYEES

     As of May 1996, the Company employed 689 full time employees. Hourly workers in the Northeast region are represented by Local 966, affiliated with the International Brotherhood of Teamsters (the "Union"). Management believes that the Company has maintained a good relationship with the Union employees and has never experienced a work stoppage since its inception. The current labor contract with the Union expires in September 1996.

     On June 5, 1996, the International Union of Electronic and Electrical Workers filed a petition with the National Labor Relations Board ("NLRB") seeking to represent a unit of approximately 55 Company employees based in Elkridge, Maryland. The NLRB has scheduled an election on July 24, 1996 to resolve this representation issue. If such unionization were to occur, the Company's flexibility in dealing with its employees would be restricted, which could result in an increase in its labor costs.

     The Company has no relationship with other unions.

LEGAL PROCEEDINGS

          The Company has been named as a defendant in a number of legal actions arising in the ordinary course of its business. Although the amount of any liability that could arise with respect to these actions can not be accurately predicted, management believes that any such liability, individually or in the aggregate, will not have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

       The directors and executive officers of the Company are:


        Name                               Title                       Age
        ----                               -----                       ---

Stephen R. Kerrigan..  Chairman of the Board and Chief Executive        42
                       Officer, Director
Mitchell Blatt.......  President, Chief Operating Officer, Director     44
Robert M. Doyle......  Chief Financial Officer, Senior Vice President   39
                       Treasurer, Secretary
John E. Denson.......  Senior Vice President -- Corporate               58
                       Development
Michael E. Stanky....  Senior Vice President                            44
R. Daniel Osborne....  Area Vice President                              40
David A. Siegel......  Area Vice President                              38
Bruce V. Rauner......  Director                                         40
James N. Chapman.....  Director                                         34


     Pursuant to the terms of a Stockholders Agreement (the "SAS Stockholders Agreement"), dated July 26, 1995, amended and restated as of November 30, 1995, among the Company, GTCR and the stockholders of the Company at such time (the "SAS Stockholders"), the right of certain of the SAS Stockholders to elect members of the Board as set forth therein automatically terminates upon an initial public offering of the Company's common stock having an aggregate offering value of at least $25 million. Upon the consummation of the Offering, holders of the Common Stock of the Company prior to the Offering, who, after consummation of the Offering will own in the aggregate approximately 61.2% of the outstanding Common Stock, will enter into the Voting Agreement, providing for, among other things, the designation and nomination of directors of the Company by such stockholders. Pursuant to the Voting Agreement, each of the stockholders party to such agreement will agree to vote its shares in favor of the individuals designated below and to cause such individuals to be selected as nominees to the Board, in accordance with the Bylaws of the Company, as amended, with the effect that, at any given time, the directors of the Company shall be comprised of: (i) two individuals designated by GTCR, (ii) two members of the Company's management or employees or officers of the Company, in each case, designated by the holders of a majority of the Common Stock held by the executive officers (the "Executives") of the Company, which individuals initially shall be Stephen R. Kerrigan (the "Management Director") and Mitchell Blatt, (iii) one individual to be jointly designated by GTCR and the Management Director, who initially shall be James N. Chapman, and (iv) in the case of newly created directorships, such other individuals as may be designated by a majority of the Board. The SAS Stockholders Agreement will terminate upon consummation of the Offering.

     The Board will be divided into three classes as nearly equal in number as possible. Following consummation of the Offering, the Company expects to appoint two additional directors who are not employees or affiliates of the Company. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. The Board has the power to appoint the officers of the Company. Each officer will hold office for such terms as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

BACKGROUND AND EXPERIENCE

     Mr. Kerrigan has been Chief Executive Officer of the Company since April, 1996, and of Coinmach since November, 1995. Mr. Kerrigan was President and Treasurer of Solon and the Company from April, 1995 until April, 1996, and Chief Executive Officer of TCC from January, 1995, until November, 1995. Mr. Kerrigan was appointed Chairman of the Board of the Company in April, 1995 and of Coinmach in November, 1995. Mr. Kerrigan has been a director of the Company's predecessor, TCC, since January, 1995 and of Solon since April, 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC's predecessor from 1987 until 1994. Mr. Kerrigan was an executive officer of CIC which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

     Mr. Blatt has been President and Chief Operating Officer of the Company since April, 1996 and of Coinmach since November, 1995 and its predecessor, TCC, since January, 1995. Mr. Blatt has been a director of the Company and Coinmach since November, 1995. Mr. Blatt joined Coinmach's predecessor as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from January 1988 to February 1994. Mr. Blatt was an executive officer of CIC, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

     Mr. Doyle has been Chief Financial Officer, Senior Vice President and Secretary of the Company since April, 1996 and Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Coinmach since November, 1995. Mr. Doyle served as Vice President, Treasurer and Secretary of Coinmach's predecessor since January, 1995. Mr. Doyle joined Coinmach's predecessor in 1987 as Controller. In 1988, he became Director of Accounting, and was promoted in 1989 to Vice President and Controller. Mr. Doyle was an executive officer of CIC which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 1993.

     Mr. Denson has been Senior Vice President of the Company since April, 1996 and of Coinmach since November, 1995. Mr. Denson was Senior Vice President, Finance of Solon from June, 1987 until the Merger. He has served as an officer of Solon under various titles since 1973. He served as a director and Co-Chief Executive Officer of Solon from November, 1994 to April, 1995.

     Mr. Stanky has been Senior Vice President of the Company since April, 1996 and of Coinmach since November, 1995. Mr. Stanky has been Senior Vice President of Solon since July, 1995. He joined Solon in 1976 as a sales manager. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for the South-Central Region. Mr. Stanky served as a Co-Chief Executive Officer from November, 1994 to April, 1995.

     Mr. Osborne has been Area Vice President of the Company since April, 1996 and of Coinmach since November, 1995. Mr. Osborne has served Solon in various capacities since 1987. In July, 1995, he was promoted to Area Vice President responsible for the Southeast Region.

     Mr. Siegel has been Area Vice President of the Company since April, 1996 and of Coinmach since November, 1995. Mr. Siegel joined Solon in 1985 as a sales manager. Mr. Siegel served Solon in various capacities since 1985, and in August, 1995 was promoted to Area Vice President responsible for the Mid-Atlantic Region.

     Mr. Rauner has been a Director of the Company since April, 1995, Coinmach since November, 1995 and its predecessor, TCC, since January, 1995. Mr. Rauner serves as a director of ERO, Inc., COREStaff, Inc. and Polymer Group, Inc. Mr. Rauner has been a Principal and General Partner with GTCR since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates.

     Mr. Donnini has been a Director of the Company since April, 1995, Coinmach since November 1995 and its predecessor, TCC, since January, 1995. Mr. Donnini serves as a director of Polymer Group, Inc. Mr. Donnini has been a Principal of GTCR since 1993. From 1991 to 1993, Mr. Donnini was an Associate with GTCR.

     Mr. Chapman has been a Director of the Company since April, 1995, Coinmach since November 1995 and its predecessor, TCC, since January, 1995. Mr. Chapman was a Principal of Fieldstone Private Capital Group, L.P. from its inception in 1990 through May 30, 1996.

     Mr. Cerri will become a Director of the Company upon consummation of the Offering. Mr. Cerri formed Capstone Management Resources, Inc. in 1990, a consulting firm that provides operations advice on leveraged transactions. Mr. Cerri serves as Chairman of the Board of Directors of [Alinabal Inc.]

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers") of the Company whose total annual compensation and bonus exceeded $100,000 during the fiscal years ended September 30, 1994 and 1995 in the case of Solon, and December 31, 1994 and 1995, in the case of TCC, each a predecessor of the Company, and the fiscal year ended March 29, 1996, in the case of the Company.

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation
                                             --------------------------------------------
   Name and Principal Occupation        Fiscal    Salary ($)  Bonus ($)       All other
                                      Year(1)                             Compensation(2)
- ----------------------------------- ------------ ------------ ---------- -----------------
Stephen R. Kerrigan                      1996       215,000    400,000             13,024(3)
Chief Executive Officer                  1995       195,607     91,250             12,478(3)
                                         1994       202,481        ---             15,705(3)

Mitchell Blatt                           1996       215,000    112,500             22,849(4)
President, Chief Operating Officer       1995       194,469     91,250             19,254(4)
                                         1994       198,506        ---             21,505(4)

Robert M. Doyle                          1996       110,577     62,500              2,338(5)
Senior Vice President                    1995        96,069     25,000              1,781(5)
                                         1994        80,351        ---              3,723(5)

John E. Denson                           1996       125,300     25,000              2,233(6)
Senior Vice President                    1995       125,299        ---             68,867(6)
                                         1994       124,500     33,590              4,136(6)

Michael E. Stanky                        1996       141,425     37,500              1,253(7)
Senior Vice President                    1995       129,646        ---             65,255(7)
                                         1994       125,100     57,256              2,360(7)

_________________________

(1) Due to a change in the Company's fiscal year in 1995, fiscal year 1996 has been pro-rated as necessary to reflect the applicable compensation for such period.

(2) The Company has not previously offered and presently does not have a long term incentive program. The Company does not presently intend to offer any such program to its executive officers or other employees.

(3) Includes club membership fees for fiscal years 1996, 1995 and 1994 of $4,600 each year; expense allowances for fiscal years 1996, 1995 and 1994 of $3,596, $3,052 and $8,705, respectively; use of a company car for fiscal years 1996, 1995 and 1994 of $2,688, $2,688 and $2,400, respectively; and
     contribution by TCC to the Company Profit Sharing Plan for fiscal years 1996 and 1995 of $2,140 and $2,138, respectively; in each case for Mr. Kerrigan.

(4) Includes club membership fees for fiscal years 1996, 1995 and 1994 of $10,000 each year; expense allowances for fiscal years 1996, 1995 and 1994 of $7,310 and $6,091 and $10,105, respectively; use of a company car for fiscal years 1996, 1995 and 1994 of $3,417, $1,025 and $1,400, respectively; and contribution by TCC to the Company Profit Sharing Plan for fiscal years 1996 and 1995 of $2,122 and $2,138, respectively; in each case for Mr. Blatt.

(5) Includes use of a company car for fiscal years 1996, 1995 and 1994, of $1,004, $712 and $3,723, respectively; and contribution by TCC to the Company Profit Sharing Plan for fiscal years 1996 and 1995 of $1,334 and $1,069, respectively; in each case for Mr. Doyle.

(6) Includes use of a company car for fiscal years 1996, 1995 and 1994, of $1,150, $4,200 and $4,136, respectively; and contributions by Solon to the Solon Retirement Savings Plan for fiscal years 1996 and 1995 of $1,083 and $2,167, respectively; in each case for Mr. Denson. It also includes a $62,500 lump sum payment to Mr. Denson on April 6, 1995 due to a change in control of Solon.

(7) Includes contributions by Solon to the Solon Retirement Savings Plan for fiscal years 1996, 1995 and 1994 of $1,253, $2,505 and $2,360, respectively, for Mr. Stanky. It also includes a $62,750 lump sum payment to Mr. Stanky on April 6, 1995 due to a change in control of Solon.

EMPLOYMENT CONTRACTS

     Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On January 31, 1995, TCC and each of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle (each, a "Senior Manager"), entered into Senior Management Agreements (the "Senior Management Agreements"). In connection with the Merger, the obligations of TCC under the Senior Management Agreements were assumed by the Company and certain amendments to such agreements were effected pursuant to the Omnibus Agreement, dated as of November 30, 1995 (the "Omnibus Agreement"). The Senior Management Agreements provide for annual base salaries of $225,000, $225,000 and $100,000 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by the Board. In 1996, the Board approved increases in annual salaries for each of Messrs. Kerrigan, Blatt and Doyle to $350,000, $250,000 and $150,000, respectively. The Board, in its sole discretion, may grant each Senior Manager an annual bonus. Each Senior Management Agreement is terminable at the will of the Senior Managers or in the discretion of the Board. Senior Managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Company without Cause (as defined in such agreement) and no Event of Default (as defined in such agreement) has occurred and is continuing under the Revolving Credit Facility or the Indenture, Senior Managers are entitled to receive severance pay in an amount equal to 1.5 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated by the Company and an Event of Default under the Revolving Credit Facility or Indenture has occurred and is continuing, Senior Managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. Under limited circumstances, Senior Managers are entitled to receive half of the severance pay to which they are otherwise entitled if employment with the Company is terminated by them.

     Employment Agreement of John E. Denson. The Company entered into an employment agreement with Mr. Denson on August 4, 1995 for a term of eight months, subject to certain renewal options for Solon. The Company renewed Mr. Denson's employment agreement through May 1996. The Company entered into an employment agreement with Mr. Denson commencing June 1996 for a term of one year which is automatically renewable each year for successive one-year terms. Such agreement provides for an annual base salary of $110,000, commencing September 1, 1996, which amount is reviewed each December by the Board, and, in the discretion of the Board, a performance-based annual bonus. The agreement is terminable at the will of Mr. Denson or at the discretion of the Board. Under the terms of such employment agreement, Mr. Denson is entitled to receive severance pay upon termination of employment in an amount equal to one-quarter of his annual base salary then in effect if employment is terminated by him. If employment is terminated by the Company, however, Mr. Denson is entitled to receive severance pay in an amount equal to the greater of $110,000 or his annual base salary then in effect.

     Employment Agreement of Michael E. Stanky. On July 1, 1995, the Company entered into an employment agreement with Mr. Stanky providing for an annual base salary of $150,000. The terms and conditions of Mr. Stanky's employment agreement are substantially similar to the Senior Management Agreements.

COINMACH PROFIT SHARING AND RETIREMENT SAVINGS PLAN

     The Company offers a profit sharing and retirement savings plan (the "Profit Sharing Plan") to all current eligible employees of the Company (other than those employees employed by Solon prior to the Merger) who have completed one year of service. Pursuant to the Profit Sharing Plan, eligible employees may defer from 2% up to 15% of their salaries up to a maximum level imposed by applicable federal law ($9,240 in 1995). The percentage of compensation contributed to the plan is deducted from each eligible employee's salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the Profit Sharing Plan, the Company contributes increasing matching contribution amounts, based upon the number of years of service completed by eligible participants, up to a maximum contribution of 1.5% of an eligible employee's salary (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose). Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service. Eligible participants become vested with respect to matching contributions made by the Company pursuant to a vesting schedule based upon an eligible employee's years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the Profit Sharing Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

     The Company made the following matching contributions during its fiscal year ended March 29, 1996 to the Named Executive Officers and directors appearing in the Summary Compensation Table above: Mr. Kerrigan $2,140; Mr. Doyle $1,334; and Mr. Blatt $2,122.

SOLON PROFIT SHARING AND RETIREMENT SAVINGS PLAN

     The Company offers a profit sharing retirement savings plan (the "Solon Retirement Savings Plan") to all current eligible employees who were employed by Solon prior to the Merger and who have completed one year of service. Participation in the Solon Retirement Savings Plan is voluntary and enables eligible employees to contribute from 1% to 8% of annual compensation, provided, such contributions do not exceed certain levels imposed by applicable federal law ($9,240 in 1995). A discretionary matching contribution is determined annually by the Company. Eligible participants become vested with respect to matching contributions made by the Company pursuant to a vesting schedule based upon an eligible employee's years of service. After three years of service, an eligible employee is 50% vested in all matching contributions made to the Solon Retirement Savings Plan. After four and five years of service, an eligible employee is 75% and 100% vested, respectively, in all such matching contributions. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

     The Company made the following matching contributions during its last completed fiscal year to the Named Executive Officers and directors appearing in the Summary Compensation Table above: Mr. Denson $1,083; and Mr. Stanky $1,253.

     In connection with the Merger, the Company is in the process of integrating benefits to be provided to all its current employees, including those employed by Coinmach prior to the Merger.

1996 EMPLOYEE STOCK OPTION PLAN

     Prior to consummation of the Offering, the Company shall adopt, subject to stockholder approval, the 1996 Stock Option Plan. The 1996 Stock Option Plan will be administered by disinterested members of the Compensation Committee of the Board. Any person who is a full-time, salaried employee of the Company (excluding non-management directors) will be eligible to participate in the 1996 Stock Option Plan (a "Participant"). Subject to the terms of the 1996 Stock Option Plan, the Compensation Committee will select the Participants and determine the terms and conditions of the options, including the type of award granted, number of shares granted, vesting schedule, type of consideration to be paid by the Company upon exercise of the options and the term of each option. The 1996 Stock Option Plan provides for the issuance of options to Participants covering 1,090,183 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. Options granted under the 1996 Stock Option Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Board may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the options will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

     Options granted under the 1996 Stock Option Plan may be subject to time vesting and certain other restrictions at the Compensation Committee's sole discretion. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the grantee of such option is not employed by the Company for any reason other than termination without cause, death, voluntary retirement or permanent disability or (ii) the expiration date of the option. If the grantee of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option may be accelerated and shall accrue as of the date of such death or the later of the date of such permanent disability or the discovery of such permanent disability, and such option may be exercisable, subject to certain exceptions, for 90 days after such date in the case of death and for one year in the case of disability. If the employee voluntarily retires, the option may be exercisable for up to three years following the date of retirement, as long as the employee does not engage in conduct that the Compensation Committee determines to be not in the best interest of the Company. If the employment of the grantee of an option is terminated without cause, to the extent the option has been vested, such option shall be exercisable for 30 days after such date.

     The 1996 Stock Option Plan provides that the total number of shares covered by such plan, the number of shares covered by each option and the exercise price per share may be proportionately adjusted by the Board or the Compensation Committee in the event of a stock split, reverse stock split, stock dividend or similar capital adjustment effected without receipt of consideration by the Company. Upon a change in control of the Company, the Compensation Committee may take any actions it deems appropriate with regard to stock options outstanding under such plan. Such actions may include, but are not limited to accelerating exercisability of options and requiring the optionee to surrender options held for certain consideration described in such plan. In the event of recapitalization or reorganization in which the Company is not the surviving corporation, the Compensation Committee may adjust the number, type, or price of options to reflect the restructuring event.

     The Board generally has the power and authority to amend the 1996 Stock Option Plan at any time without the approval of the Company's stockholders; provided that, without the approval of the Company's stockholders, the Board shall not amend such plan to cause any outstanding ISOs to no longer qualify as ISOs. In addition, the Board shall not amend the 1996 Stock Option Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder. The 1996 Stock Option Plan will terminate on the tenth anniversary of its adoption unless sooner terminated by the Board.

     The Company does not expect to grant any options under the 1996 Stock Option Plan to executive officers or other employees of the Company concurrently with the Offering. There are 1,090,183 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan (representing approximately 9% of the outstanding shares of Common Stock and Non-Voting Common Stock, on a fully diluted basis).

GRANT OF OPTIONS

     In connection with the Offering, the Board shall approve the granting of
(i) the MCS Capital Options, representing options to purchase up to 302,829 shares of Common Stock (representing approximately 2.5% of the Common Stock and Non-Voting Common Stock outstanding after giving effect to the Offering, on a fully diluted basis) and (ii) the Additional Options, representing options to purchase up to an aggregate of 423,960 shares of Common Stock (representing an aggregate of approximately 3.5% of the Common Stock and Non-Voting Common Stock outstanding after giving effect to the Offering, on a fully diluted basis). Twenty percent (20%) of each of the MCS Capital Options and the Additional Options to be granted upon the consummation of the Offering shall vest at such time, with an additional twenty percent (20%) thereof vesting on each successive anniversary of the date of grant. The MCS Capital Options and Additional Options are exercisable at any time after vesting at a per share price representing a 15% discount of the initial public offering price in the Offering.

SOLON 1987 INCENTIVE STOCK OPTION PLAN

     Solon's Incentive Stock Option Plan (the "Solon Stock Option Plan") was terminated by the Board on May 3, 1996. In connection with the Merger, the Company purchased all outstanding options under the Solon Stock Option Plan for approximately $34,000.

COMPENSATION OF DIRECTORS

     Upon consummation of the Offering, each non-employee director shall receive a $15,000 annual retainer, which shall cover attendance at four quarterly meetings of the Board, and $500 for any committee meeting attended on a day other than a Board meeting. Outside directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors who are employees of the Company receive no director's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee during fiscal 1995. The functions of a compensation committee were performed by the Board. The compensation for the executive officers for fiscal 1995 and for the year ended March 29, 1996 was fixed by employment agreements between such executive officers and the Company and/or by the Board. Messrs. Kerrigan and Blatt, each of whom are executive officers of the Company, served on the Board and participated in deliberations of the Board concerning executive officer compensation, except with respect to their own compensation. See " -- Committees of the Board."

COMMITTEES OF THE BOARD OF DIRECTORS

     Following the consummation of the Offering, the Board will establish an Audit Committee and a Compensation Committee.

  Audit Committee

     The Audit Committee shall consist of three directors, two of whom shall be independent directors. The Audit Committee will be responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the Company's financial statements following completion of each such audit.

  Compensation Committee

          The Compensation Committee shall consist of three directors, two of whom shall be independent directors. The Compensation Committee is responsible for policies, procedures and other matters relating to compensation and benefits of the executive officers as a group and the chief executive officer individually.

                             PRINCIPAL STOCKHOLDERS

     Prior to the Offering, the Company's authorized capital stock consisted of:
(i) 85,000 shares of Class A common stock, par value $.01 per share ("Class A Common Stock"), 77,388 of which were issued and outstanding; (ii) 15,000 shares of Class B common stock, par value $0.01 per share ("Class B Common Stock"), 14,929 of which were issued and outstanding; (iii) 13,243 shares of Class C common stock, par value $0.01 per share ("Class C Common Stock"), 13,242.915 of which were issued and outstanding; (iv) 13,243 shares of Class D common stock, par value $.01 per share ("Class D Common Stock"), no shares of which were issued and outstanding; (v) 7,612 shares of Class E common stock, par value $.01 per share (the "Class E Common Stock"), 7,612 of which were issued and outstanding; (vi) 133,901 shares of Class F common stock, par value $.01 per share (the "Class F Common Stock"), 133,900.985 of which were issued and outstanding; (vii) 26,833 shares of Class G common stock, par value $.01 per share ("Class G Common Stock"), 25,100.95 of which were issued and outstanding; and (viii) 10,000 shares of preferred stock, no shares of which were issued and outstanding.

     The following table sets forth certain information regarding the beneficial ownership of the Company's equity securities as of the date of this Prospectus
(x) prior to giving effect to the Offering and (y) after giving effect to the Offering, in each case: (i) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by each current director of the Company, (iii) by each Named Executive Officer, and (iv) by all officers and directors of the Company as a group. The numbers of shares shown for each listed stockholder are based on an assumed initial public offering price of $17.00 per share (representing the midpoint in the estimated range of the initial public offering price in the Offering). The allocation of the aggregate number of outstanding shares of Common Stock among the various stockholders will depend upon the actual initial public offering price and the actual closing date, which may vary from such assumptions. Except as otherwise indicated below, management believes that each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

                                                         COMMON STOCK                        COMMON STOCK
                                                    BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                        PRIOR TO THE OFFERING(1)        AFTER THE OFFERING(2)
                                                    ----------------------------    -----------------------------

               NAME AND ADDRESS OF                  NUMBER OF     PERCENT           NUMBER                PERCENT
                BENEFICIAL OWNER                     SHARES                           OF
                                                                                    SHARES
- --------------------------------------------------------------------------------   -------------------------------
Golder, Thoma, Cressey, Rauner Fund IV, L.P......     4,556,114      72.36%        4,556,114               44.25%
  6100 Sears Tower
  Chicago, IL  60606


Stephen R. Kerrigan(3)...........................       439,759       6.98%          500,325                4.86%
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576


Mitchell Blatt...................................       395,062       6.27%          395,062                3.84%
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576


Robert M. Doyle..................................       108,817       1.73%          122,949                1.19%
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576


John E. Denson...................................            --         --             5,653                  *
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576

                                                         COMMON STOCK                        COMMON STOCK
                                                    BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                        PRIOR TO THE OFFERING(1)        AFTER THE OFFERING(2)
                                                    -----------------------------     ------------------------
               NAME AND ADDRESS OF                  NUMBER OF     PERCENT               NUMBER      PERCENT
                BENEFICIAL OWNER                     SHARES                               OF
                                                                                        SHARES
- ---------------------------------------------------------------------------------     ---------- -------------
Michael E. Stanky................................        46,424          *                66,774             *
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576


Bruce V. Rauner(4)...............................     4,556,114      72.36%            4,556,114         44.25%
  Golder, Thoma, Cressey, Rauner Fund IV, L.P.
  6100 Sears Tower
  Chicago, IL  60606


David A. Donnini(5)..............................     4,556,114      72.36%            4,556,114         44.25%
  Golder, Thoma, Cressey, Rauner Fund IV, L.P.
  6100 Sears Tower
  Chicago, IL 60606


James N. Chapman.................................        18,883          *                24,536             *
  c/o Coinmach Laundry Corporation
  55 Lumber Road
  Roslyn, NY  11576


All directors and executive officers as a group..     5,565,059      88.39%            5,682,719         55.19%
  (eleven persons)

- --------------------
* Represents less than 1% of the outstanding Common Stock of the Company.


(1) Based on 6,296,176 shares of Common Stock and Non-Voting Common Stock outstanding prior to the Offering and after giving effect to the Reclassification and Stock Split.

(2) Based on 10,296,176 shares of Common Stock and Non-Voting Common Stock outstanding after the Offering without giving effect to any shares of Common Stock that may be issued pursuant to the Underwriters' over-allotment option. Includes, for each party listed, such party's portion of the Additional Options or MCS Capital Options, as applicable, which are currently vested and exercisable.

(3) Mr. Kerrigan owns his shares beneficially through MCS Capital, Inc.

(4) All such shares are held by GTCR of which GTCR IV is the general partner. Mr. Rauner is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV Mr. Rauner disclaims beneficial ownership of such shares.


(5) All such shares are held by GTCR of which GTCR IV is the general partner. Mr. Donnini is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV Mr. Donnini disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AND CONSULTING SERVICES AGREEMENTS

     On July 26, 1995, the Company and GTCR IV entered into a Management and Consulting Services Agreement (the "Company Management Agreement"), pursuant to which the Company engaged GTCR IV as a financial and management consultant to consult with the Board on such business and financial matters as may have been reasonably requested from time to time by the Board, including corporate strategy, budgeting, corporate investments, acquisition and divestiture strategies and debt and equity financings. The Company was required to pay to GTCR IV an annual management fee in the amount of $100,000 per year, which amount was subject to increase from time to time until GTCR IV ceased to own at least 33% of the outstanding common stock of the Company. Prior to the Merger, TCC and GTCR IV entered into a Management and Consulting Services Agreement (the "TCC Management Agreement") on the same terms and conditions as the Company Management Agreement. In connection with the Merger on November 30, 1995, (i) the TCC Management Agreement was terminated and (ii) the Company Management Agreement was amended and restated to provide, among other things, for an annual management fee of $200,000. GTCR has agreed to terminate the Company Management Agreement in exchange for $500,000.

STOCKHOLDER AGREEMENTS OF TCC AND THE COMPANY

     On January 31, 1995, TCC and the stockholders of TCC at such time entered into a Stockholders Agreement (the "TCC Stockholders Agreement"). Effective November 30, 1995, (i) such stockholders received shares of capital stock of the Company in accordance with the terms and conditions of the Agreement and Plan of Merger, dated November 30, 1995 (the "Merger Agreement"), and (ii) the TCC Stockholders Agreement was terminated. The terms of the TCC Stockholders Agreement were substantially similar to the terms of the SAS Stockholders Agreement entered into by the Company, GTCR and the SAS Stockholders. The SAS Stockholders Agreement will terminate upon consummation of the Offering. See "Management."

     In connection with the Offering, the holders of Common Stock of the Company prior to the Offering, who, after consummation of the Offering will own in the aggregate approximately 61.2% of the outstanding Common Stock will enter into the Voting Agreement, providing for, among other things, the designation and nomination of directors of the Company by such stockholders. See "Management." Under the Voting Agreement, each of the stockholders party to the Voting Agreement will agree to vote its shares in favor of the individuals designated below and to cause such individuals to be selected as nominees to the Board, in accordance with the Bylaws of the Company, as amended, with the effect that, at any given time, the directors of the Company shall be comprised of: (i) two individuals designated by GTCR, (ii) two members of the Company's management or employees or officers of the Company, in each case, designated by the holders of a majority of the Common Stock held by the executive officers (the "Executives") of the Company, which individuals initially shall be Stephen R. Kerrigan (the "Management Director") and Mitchell Blatt, (iii) one individual to be jointly designated by GTCR and the Management Director, who initially shall be James N. Chapman, and (iv) in the case of newly created directorships, such other individuals as may be designated by a majority of the Board. Each director nominated by parties to the Voting Agreement may be removed only at the request of the party who nominated such director. The Voting Agreement terminates at such time as GTCR and its affiliates cease to own at least 20% of the Common Stock or the number of directors of the Company decreases below five. The stockholders who are parties to the Voting Agreement will hold, in the aggregate, a substantial amount of the voting power of the Company and thus, if acting in unison or in various combinations, could likely be able to elect a majority of the directors of the Company even if the Voting Agreement were not in place.

REGISTRATION RIGHTS AGREEMENTS OF TCC AND THE COMPANY

     On July 26, 1995, the SAS Stockholders and the Company entered into a registration rights agreement (the "Company Registration Agreement") pursuant to which the SAS Stockholders were granted certain rights with respect to the registration under the Securities Act, for resale to the public, of their respective Registrable Securities (as defined in the Company Registration Agreement). The Company Registration Agreement provides that, among other things, at any time after the Company has completed an Initial Public Offering (as defined in the Company Registration Agreement), GTCR has the right to "demand" registrations under the Securities Act with respect to all or a portion of GTCR's Registrable Securities. The Company Registration Agreement also provides for customary provisions regarding: (i) the priority among holders of securities with respect to the number of shares to be registered pursuant to any demand or piggyback registration; and (ii) indemnification by the Company of the holders of Registrable Securities.

     Other holders of Registrable Securities are entitled to include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein, subject to certain limitations, including priority provisions (the "Piggyback Rights"). In connection with the Offering and conditioned upon the consummation thereof, the holders of the Registrable Securities have agreed to waive their Piggyback Rights under the Company Registration Agreement. Additionally, each holder of Registrable Securities has agreed not to effect any public sale or distribution of such securities during the seven days prior to and the 180-day period commencing on the effective date of the Offering (the "Lock-up Period") without the consent of the Underwriters.

     Prior to the Merger, TCC, GTCR and the SAS Stockholders entered into a Registration Agreement (the "TCC Registration Agreement"), dated as of January 31, 1995. The TCC Registration Agreement provided the parties thereto the same rights on the same terms and conditions with respect to TCC that such parties have under the Company Registration Agreement with respect to the Company. In connection with the Merger, the shareholders of TCC received shares of capital stock of the Company in accordance with the terms and conditions of the Merger Agreement, and the TCC Registration Agreement was terminated on November 30, 1995.

CERTAIN LOANS TO MEMBERS OF MANAGEMENT OF SOLON AND TCC

     In order to finance, in part, their purchase of shares of Common Stock (prior to the Reclassification), certain executive officers of the Company obtained loans from the Company.

     On January 31, 1995, promissory notes in the principal amount of $140,000 were executed by each of MCS Capital, Inc. (which was guaranteed by Mr. Kerrigan) and Mr. Blatt (the "TCC Executive Notes"), in favor of the Company in connection with the purchase by each of them of 6,000 shares of common stock (prior to the Reclassification), each as amended by the Omnibus Agreement. Pursuant to the TCC Executive Notes, each of MCS Capital, Inc. and Mr. Blatt are obligated to repay such notes in four equal annual installments commencing June 1, 1996. Interest on the TCC Executive Notes accrues at a rate equal to 8% per annum and is payable at such time as the principal of such notes become due and payable.

     On July 26, 1995, promissory notes in the principal amount of $52,370 were executed by each of MCS Capital, Inc. (which was guaranteed by Mr. Kerrigan) and Mr. Blatt (the "Company Executive Notes") in favor of the Company in connection with the purchase by each of them of 4,000 shares of common stock (prior to the Reclassification), each as amended by the Omnibus Agreement. Pursuant to the Company Executive Notes, each of MCS Capital, Inc. and Mr. Blatt are obligated to repay such notes in eight equal annual installments commencing July 26, 1996. Interest on the Company Executive Notes accrues at a rate equal to 8% per annum and is payable at such time as the principal of such notes become due and payable.

     The Board has determined that upon consummation of the Offering, the Company shall forgive the first of the four equal annual installments of the indebtedness evidenced by the TCC Executive Notes and the first of the eight equal annual installments of the indebtedness evidenced by the Company Executive Notes, including the accrued and unpaid interest thereon, which indebtedness, including accrued and unpaid interest thereon, aggregates approximately $89,740.

CERTAIN LOANS TO MEMBERS OF MANAGEMENT OF THE COMPANY

     In order to finance the establishment of the Company's corporate development office in Charlotte, North Carolina, the Board may approve loans to Mr. Kerrigan (in an amount not to exceed $500,000) and to certain other members of management to cover moving and other related expenses.

GRANT OF OPTIONS

     In connection with the Offering, the Board shall approve the granting of
(i) the MCS Capital Options to MCS Capital, Inc., an entity beneficially owned by Mr. Kerrigan, to purchase up to 302,829 shares of Common Stock (representing approximately 2.5% of the Common Stock and Non-Voting Common Stock outstanding after giving effect to the Offering, on a fully diluted basis), and (ii) the Additional Options to Messrs. Doyle, Stanky, Denson, Siegel, Osborne and Chapman to purchase up to 70,660; 101,750; 28,264; 28,264; 28,264; and 28,264, shares of
Common Stock, respectively (representing an aggregate of approximately 2.4% of the Common Stock and Non-Voting Common Stock outstanding after giving effect to the Offering, on a fully diluted basis). Twenty percent (20%) of each of the MCS Capital Options and the Additional Options granted upon the consummation of the Offering will vest on such date, with an additional twenty percent (20%) of such options vesting on each successive anniversary of the date of grant. The MCS Capital Options and Additional Options are exercisable at any time after vesting at a per share price representing a 15% discount to the initial public offering price in the Offering.

INTERCOMPANY LOAN

     On July 26, 1995, as part of the financing for the Solon Acquisition, TCC loaned the Company $2.0 million (the "Company/TCC Loan") at the then-applicable interest rate contained in the Company's then existing credit facility. As of March 29, 1996, the principal balance outstanding under the Company's loan was approximately $1.4 million.

THE COMPANY AND TCC STOCK PURCHASE AGREEMENTS

     On January 31, 1995 and July 26, 1995, TCC and the Company, respectively, entered into Equity Purchase Agreements with GTCR, pursuant to which GTCR became a securityholder of more than five percent of TCC's and the Company's voting securities (the "GTCR Purchase Agreements"). In consideration for the issuance of such voting securities, GTCR paid approximately $10,500,000 to TCC and approximately $5,517,582 to the Company. In connection with the Merger, the GTCR Purchase Agreements were subsequently amended by the Omnibus Agreement, whereby, among other things, (i) obligations of TCC thereunder were assigned to and assumed by the Company, and (ii) such agreements were in all other respects amended appropriately to contemplate the transactions effected in connection with the Merger and Refinancing.

     Additionally, the GTCR Purchase Agreements contain certain restrictions on the Company's ability to, among other things, pay any dividends or make any distributions upon any of its equity securities or redeem, purchase or acquire any of the Company's equity securities without the prior written consent of the holders of a majority of the holders of Investor Stock (as defined in the GTCR Purchase Agreements). The Company has obtained contents from such holders in connection with each of the transactions contemplated by the Offering.

     On January 31, 1995, TCC, GTCR and each of MCS Capital, Inc., a Delaware corporation controlled by Mr. Kerrigan ("MCS"), MCS Capital Management, Inc., a Delaware corporation controlled by Mr. Kerrigan ("MCS Management") and President and Fellows of Harvard College ("Harvard") entered into Investor Purchase Agreements, pursuant to which such parties became securityholders of capital stock of TCC (collectively, the "TCC Management Purchase Agreements"). In consideration for the issuance of such capital stock, MCS, MCS Management and Harvard paid $38,805.43, $176,362.00 and $349,972.85, respectively. On July 26,
1995, the Company, GTCR and the SAS Stockholders entered into an Investor Purchase Agreement, pursuant to which such parties became securityholders of capital stock of the Company (the "Investor Purchase Agreement", together with the TCC Management Purchase Agreements, the "Management Purchase Agreements"). In consideration for the issuance of such capital stock pursuant to the Investor Purchase Agreement, Heller, Jackson National Life Insurance Company and MCS paid $291,047.06, $261,911.77 and $113,100, respectively. In connection with the Merger, the Management Purchase Agreements were subsequently amended by the Omnibus Agreement, whereby, among other things, (i) obligations of TCC thereunder were assigned to and assumed by the Company, and (ii) such agreements were in all other respects amended appropriately to contemplate the transactions effected in connection with the Merger and Refinancing.

ISSUANCE OF PREFERRED STOCK AND COMMON STOCK IN THE RECLASSIFICATION

     As part of the reclassification of the Company's issued and outstanding capital stock in connection with the Offering, holders of Class A Common Stock, Class E Common Stock and Class F Common Stock will be issued shares of Preferred Stock (or, in the case of such holders who are members of the Company's management, Common Stock) representing: (i) the Unpaid Yield with respect to the Preferred Shares in an aggregate amount of $1,793,439; plus (ii) the Preferred Investment with respect to the Preferred Shares in an aggregate amount of $17,339,062. See "Description of Capital Stock -- The Reclassification and Stock Split." Set forth below are the number of shares of Preferred Stock and Common Stock, after giving effect to the Reclassification and the Stock Split, to be issued to the holders listed below of the Preferred Shares:

Stockholder                                Preferred Stock  Common Stock

GTCR                                                 924.5            --
Heller Financial, Inc.                                16.4            --
Jackson National Life Insurance Company               16.4            --
James N. Chapman                                       3.8            --
MCS Capital, Inc.                                       --        13,779
Mitchell Blatt                                          --         5,739
Robert M. Doyle                                         --         1,741
Michael E. Stanky                                       --         2,058

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Upon completion of the Offering, the total amount of authorized capital stock of the Company will consist of (i) 1,000 shares of Preferred Stock, all of which will be issued and outstanding immediately prior to the Offering and subsequently redeemed in connection with the Offering, see "Use of Proceeds,"
(ii) 15,000,000 shares of Common Stock, of which 9,815,528 shares will be issued and outstanding, and (iii) 1,000,000 shares of Non-Voting Common Stock, of which 480,648 shares will be issued and outstanding prior to giving effect to the exercise of any options to purchase Non-Voting Common Stock granted by the Company. The Company's Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, upon stockholder approval, will become effective upon consummation of the Offering. The discussion herein describes the Company's capital stock and certain material provisions of the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws anticipated to be in effect upon consummation of the Offering. The following discussion does not purport to be complete and is subject to, and qualified in its entirety by, the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company that are included as exhibits to the Company's Form S-1 Registration Statement filed under the Securities Act (the "Registration Statement") of which this Prospectus forms a part and by the provisions of applicable law.

PREFERRED STOCK

     As part of the reclassification of the Company's issued and outstanding capital stock to take place immediately prior to and contingent upon consummation of the Offering, the Company shall issue an aggregate of 1,000 shares of Preferred Stock, having the rights, preferences and limitations set forth in the Company's Certificate of Powers, Designations, Preferences and Relative, Participating, Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof. Holders of Preferred Stock are entitled to (i) cumulative dividends, based upon an 8% yield on the stated amount of such Preferred Stock before any dividends may be paid on the Common Stock and (ii) a liquidation preference equal to the stated amount of such Preferred Stock upon liquidation of the Company. The shares of Preferred Stock are redeemable at the Company's option at any time and are expected to be redeemed by the Company from a portion of the net proceeds received by the Company from the Offering in an aggregate amount of $19,132,501. See "Use of Proceeds" and "-- The Reclassification and Stock Split."

     In accordance with the provisions of the Company's Second Amended and Restated Certificate of Incorporation, the Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock (including the Preferred Stock to the extent not fully redeemed after the Offering) would reduce the amount of funds available for the payment of dividends on shares of Common Stock and Non-Voting Common Stock. Holders of shares of preferred stock (including the Preferred Stock) to the extent not fully redeemed after the Offering) may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any distribution is made to the holders of shares of Common Stock and Non-Voting Common Stock.
Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage or delay a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of Common Stock and Non-Voting Common Stock. The Company has no present intention of issuing any shares of preferred stock in the foreseeable future.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of Common Stock voting for the election of directors therefore can elect all of the directors of the Company.

     Following consummation of the Offering, the shares of Common Stock will not be redeemable, and the holders thereof will have no preemptive or conversion rights or other subscription rights to purchase any securities of the Company. There are also no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock to be outstanding upon completion of the Offering contemplated by this Prospectus will be validly issued, fully paid and non-assessable.

     Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, after payment of the Company's debts and liabilities, the remaining assets of the Company on a ratable basis. This right, however, is subject to: (i) any prior liquidation rights of preferred stock then outstanding (to the extent such rights are designated by the Board) and (ii) any rights of holders of preferred stock to share ratably with holders of Common Stock in all assets remaining after payment of liabilities and liquidation preferences (to the extent such rights are designated by the Board).

     The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the trading symbol "WDRY." Prior to the Offering, there has been no public market for the Common Stock, and no assurance can be given that a significant public market for the Common Stock will develop or be sustained after the Offering.

NON-VOTING COMMON STOCK

     Except as required by applicable law, the holders of Non-Voting Common Stock are not entitled to vote in the election of directors or on any other matters submitted to a vote of stockholders. Except for the restrictions on ownership, voting and conversion, the Non-Voting Common Stock is substantially similar to the Common Stock.

THE RECLASSIFICATION AND STOCK SPLIT

     Prior to the consummation of the Offering, the Company shall approve a reclassification (the "Reclassification") of the Company's capital stock pursuant to which all of the issued and outstanding capital stock of the Company will be converted into shares of Preferred Stock, Common Stock and Non-Voting Common Stock, in each case, in the manner set forth in a reclassification agreement among the Company and its stockholders.

     Pursuant to the Company's certificate of incorporation in effect prior to the Offering, holders of Class A Common Stock, Class E Common Stock and Class F Common Stock (together, the "Preferred Shares") were entitled to receive, on a ratable basis, distributions (any such distribution, a "Distribution") on such Preferred Shares in the following manner: (i) first, an amount equal to the accrued yield (at a rate of 8% per annum, compounded quarterly) on the respective unreturned original value (original basis in investment) of such Preferred Shares on the date such Distribution is made (the "Unpaid Yield");
(ii) second, an amount equal to the respective unreturned original value (original basis in investment) of such Preferred Shares (the "Preferred Investment"); and (iii) third, the balance, if any, of such Distribution ratably with all other classes of the Company's common stock. In order to preserve the Unpaid Yield and the Preferred Investment to which certain holders of Preferred Shares are entitled, the Company shall issue to such holders shares of Preferred Stock representing: (i) the Unpaid Yield in an aggregate amount of $1,793,439; plus (ii) the Preferred Investment in an aggregate amount of $17,339,062.

     Holders of Preferred Shares (other than members of the Company's management, who shall receive additional shares of Common Stock in respect of their Unpaid Yield and Preferred Investment) shall realize the economic value of the Unpaid Yield and the Preferred Investment through a redemption of the Preferred Stock from a portion of the proceeds of the Offering. See "Use of Proceeds." Additionally, all holders of Preferred Shares shall receive an equivalent number of shares of Common Stock (or Non-Voting Common Stock) in connection with the Reclassification.

     The Company shall also approve an approximate 23.0-to-1 stock split in connection with the Reclassification (the "Stock Split"), effected in the form of a stock dividend, payable to stockholders of record on June 15, 1996.
Without giving effect to the Offering, and as adjusted by the Reclassification and Stock Split, there shall be issued and outstanding (i) 1,000 shares of Preferred Stock, (ii) 5,713,182 shares of Common Stock, and (iii) 480,648 shares of Non-Voting Common Stock.

PAYMENT OF DIVIDENDS ON THE COMMON STOCK

     Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock and Non-Voting Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. See "Dividend Policy."

CERTAIN PROVISIONS OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND SECOND AMENDED AND RESTATED BYLAWS AND STATUTORY PROVISIONS

     The Second Amended and Restated Certificate of Incorporation to be effective upon consummation of the Offering and the Second Amended and Restated Bylaws of the Company contain provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited takeover proposal that does not contemplate the acquisition of all its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company.

     The Second Amended and Restated Certificate of Incorporation will provide that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director. The provision for a classified Board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board. Since the Board has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

     The Second Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected in lieu thereof by written consent unless a majority of the Board approves the use of such written consent with respect to the taking of such action. This provision makes it difficult for stockholders to initiate or effect an action by written consent, and thereby effect an action opposed by the Board. Additionally, the Second Amended and Restated Certificate of Incorporation will require that special meetings of the stockholders of the Company be called by the chairman of the Board, the president of the Corporation or the Board pursuant to a resolution adopted by the affirmative vote of at least two members of the Board then in office.

     The Second Amended and Restated Bylaws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Second Amended and Restated Bylaws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders.

     The Second Amended and Restated Certificate of Incorporation further provides that the Board, by a majority vote, may adopt, alter, amend or repeal provisions of the Second Amended and Restated Bylaws. However, stockholders may only adopt, alter, amend or repeal provisions of the Second Amended and Restated Bylaws by a vote of 66% or more of the outstanding Common Stock, except for certain provisions which shall require a vote of 75% or more of the outstanding Common Stock.

     Following the consummation of the Offering, the Company will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any Interested Stockholder (defined as a person who, together with its affiliates and associates, owns (or within the three prior years did own) 15% or more of the corporation's outstanding voting stock) for a period of three years after the date of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the Board prior to the date the Interested Stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding Common Stock which is not owned by the Interested Stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. See "Risk Factors -- Anti-Takeover Considerations."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The Bank of New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of the Offering, there will be 9,815,528 shares of Common Stock and 480,648 shares of Non-Voting Common Stock outstanding prior to giving effect to the exercise of the options granted by the Company. The 4,000,000 shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule
144. Of the outstanding shares of Common Stock and Non-Voting Common Stock, 6,296,176 will not have been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration is available such as the exemption provided by Rule 144 or, to the extent applicable, Rule 701. All of such unregistered shares would be eligible for sale on expiration of a 180 day lockup period, subject to certain volume and other resale limitations under Rule 144.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of then outstanding Common Stock and Non-Voting Common Stock (93,525 shares of Common Stock immediately after the Offering without giving effect to additional shares issued pursuant to the Underwriters' over-allotment option) or (ii) the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above. In June 1995, the Commission proposed shortening such three-year holding period to two years and the two-year holding period to one year.

     In general, under Rule 701 under the Securities Act, as currently in effect, any employee, officer, or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Such provisions permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation, or notice provisions of Rules 144 and permit affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

     The Company, its executive officers and directors, its pre-Offering stockholders and certain other members of management of the Company who are stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or rights to acquire such shares or securities convertible into or exchangeable for Common Stock other than sales contemplated hereby or issued or to be issued pursuant to employee stock option plans or in connection with other employee incentive compensation arrangements or agreements, in each case in effect on the date of this Prospectus, for a period of 180 days after the date of this Prospectus, without the prior written consent of Lehman Brothers, Inc., as a representative of the Underwriters.

     Pursuant to the Company Registration Agreement, the pre-Offering stockholders of the Company, who will hold in the aggregate 6,296,176 shares of Registrable Securities following the Offering, are entitled to certain registration rights. At any time following the Offering, GTCR may request registration of all or a portion of the Registrable Securities it holds on Form S-1 (a "Long-Form Registration") and may request registration on Form S-2 or S-3 ("Short-Form Registration"), if available. GTCR is entitled to request up to four Long-Form Registrations and an unlimited number of Short-Form Registrations. The Company is responsible for all registration expenses in connection with all such registrations. Additionally, if the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise, all holders of Registrable Securities are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Securities in such registration. The registration expenses of the holders of Registrable Securities would be paid by the Company in all such registrations. The holders of Registrable Securities have agreed to waive their rights under the Company Registration Agreement to include their Registrable Securities in the Offering. Additionally, each holder of Registrable Securities has agreed not to effect any public sale or distribution of such securities during the Lock-up Period.

     Prior to the Offering, there has been no public market for shares of Common Stock, and no assurance can be given that such a market will develop or, if it develops, will be sustained after the Offering or that the purchasers of the shares will be able to resell such shares at a price higher than the initial public offering price or otherwise. If such a market develops, no prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, whether such shares are presently outstanding or subsequently issue, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its equity securities. The Company cannot predict when or how many of such additional shares of Common Stock may be offered for sale or sold to the public in the future. See "Risk Factors -- Shares Eligible for Future Sale."


                                  UNDERWRITING

     The underwriters of the Offering of the Common Stock (the "Underwriters"), for whom Lehman Brothers Inc., Dillon, Read & Co. Inc., Fieldstone FPCG Services, L.P. and Lazard Freres & Co. LLC are serving as representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names below:


NUMBER
UNDERWRITERS                      OF SHARES
- --------------------------------  ---------

Lehman Brothers Inc.
Dillon, Read & Co. Inc..........
Fieldstone FPCG Services, L.P...
Lazard Freres & Co., LLC........



Total...........................
                                  ---------




     The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to certain conditions and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price, less a
selling concession not in excess of $        per share.  The Underwriters may
allow, and the selected dealers may reallow, a concession not in excess of $ per share to certain other brokers and dealers. After the initial public offering of the Common Stock, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 600,000 shares of Common Stock at the public offering price less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus solely to cover over-allotments, if any. The option may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, the Underwriters will be committed (subject to certain conditions) to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     Of the shares of Common Stock offered hereby, 200,000 shares have been reserved (the "Reserved Shares") for sale to certain individuals, including employees of the Company and members of their families. The Reserved Shares will be sold at a price per share equal to the Price to Public set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase Reserved Shares. Any shares not so purchased will be offered in the Offering at the Price to Public set forth on the cover page of this Prospectus.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the trading symbol "WDRY."

     The Underwriters have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company, its existing stockholders and each of the directors and executive officers of the Company have agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock, except the shares of Common Stock offered hereby, for a period of 180 days from and after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

     From time to time, certain of the Underwriters or their affiliates may provide investment banking services to the Company. Lazard Freres & Co. LLC served as dealer manager and initial purchaser in connection with the exchange offer and debt offering for the Refinancing in November 1995, for which it received customary fees. Fieldstone FPCG Services, L.P. ("Fieldstone") served as dealer manager in connection with the exchange offer, for which it received customary fees. Fieldstone also has provided, and may continue to provide, financial advisory services to the Company. Upon consummation of the Offering, a member of Fieldstone will receive from the Company a portion of the Additional Options to purchase an aggregate of 28,264 shares of Common Stock.


     James N. Chapman, a former principal of Fieldstone who resigned from Fieldstone effective May 30, 1996, is a director of the Company. See "Management"; "Principal Stockholders"; and "Certain Relationships and Related Transactions -- Grant of Options; Issuance of Preferred Stock and Common Stock in the Reclassification."

     Prior to this Offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock offered hereby will be determined by negotiation between the Company and the Underwriters and will be based on, among other things, the Company's financial and operating history and condition, the prospects of the Company and its industry in general, the management of the Company and the market prices of securities of companies engaged in businesses similar to those of the Company.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Anderson Kill Olick & Oshinsky, P.C., New York, New York and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Upon consummation of the Offering, a member of Anderson Kill Olick & Oshinsky, P.C. will receive a portion of the Additional Options from the Company to purchase 56,528 shares of Common Stock.


                                    EXPERTS

     The combined consolidated financial statements of the Company as of March 29, 1996 and for the six month transition period then ended and as of September 29, 1995 and for the period from April 5, 1995 to September 29, 1995, and the combined and consolidated financial statements of Coinmach (formerly Solon) at September 29, 1995 and for the year then ended included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of CIC as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994, and as of and for the one month period ended January 31, 1995, and the financial statements of TCC as of and for the two-month period ended March 31, 1995, included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto and are included in this Prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Solon as of September 30, 1994, and for each of the two fiscal years then ended, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and is included in this Prospectus and in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission the Registration Statement relating to the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the applicable document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Copies of the Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. For further information pertaining to the Company and the Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

          As a result of the Offering, the Company will become subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                              Page
                                                                                              ----


COINMACH LAUNDRY CORPORATION
- ----------------------------

Combined consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries as of March 29, 1996 and September 29, 1995, and the related combined consolidated statements of operations, shareholders' equity (deficit), and cash flows for the six-month transition period ended March 29, 1996 and the period from April 5, 1995 to September 29, 1995 with accompanying notes and Report of Independent Auditors
  thereon...............................................................................       F-2


COINMACH CORPORATION (formerly Solon Automated Services, Inc.)
- --------------------------------------------------------------

Combined and consolidated balance sheets of Coinmach Corporation (formerly
  Solon) as of September 29, 1995 and September 30, 1994 and related combined and consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three years ended September 29, 1995 with accompanying notes and
  Reports of Independent Auditors thereon..................................................    F-25


TCC (as successor to CIC)
- -------------------------

Consolidated balance sheets of CIC as of December 31, 1994 and related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 1994 with
 accompanying notes and Independent Auditors' Report thereon...............................    F-52

Consolidated balance sheet of CIC as of January 31, 1995 and related consolidated statements of operations and accumulated deficit and cash flows for the month ended January 31, 1995 with accompanying notes and Independent Auditors'
  Report thereon...........................................................................    F-67

Consolidated balance sheet of TCC as of March 31, 1995 and related consolidated statements of operations and accumulated deficit and cash flows for the two months ended March 31, 1995 with accompanying notes and Independent Auditors'
  Report thereon...........................................................................   F-81

                         Report of Independent Auditors

To the Board of Directors of
 Coinmach Laundry Corporation

We have audited the accompanying combined consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries (the "Company") as of March 29, 1996 and September 29, 1995, and the related combined consolidated statements of operations, shareholders' equity (deficit), and cash flows for the six-month transition period ended March 29, 1996 and the period from April 5, 1995 to September 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Coinmach Laundry Corporation and Subsidiaries at March 29, 1996 and September 29, 1995, and the combined consolidated results of its operations and its cash flows for the six-month transition period ended March 29, 1996 and for the period from April 5, 1995 to September 29, 1995, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

Melville, NY
May 3, 1996, except for Note 11, as
to which the date is June    , 1996
________________________________________________________________________

The foregoing report is the form that will be signed upon the completion of the restatement of capital accounts described in Note 11 to the combined consolidated financial statements.


Melville, NY
June 14, 1996

                 Coinmach Laundry Corporation and Subsidiaries

                      Combined Consolidated Balance Sheets
                           (In thousands of dollars)


                                          MARCH 29,  SEPTEMBER 29,
                                            1996         1995
                                        --------------------------

ASSETS
 Cash and cash equivalents                 $ 19,858       $ 10,311
 Receivables, less allowance of $454
  and $360                                    5,758          4,392
 Inventories                                  4,443          3,902
 Prepaid expenses                             2,641          2,084
 Advance rental payments                     20,320         19,772





Property and equipment:
 Laundry equipment and fixtures              89,394         81,599
 Land, building and improvements             10,965          8,027
 Trucks and other vehicles                    1,849          1,400
                                        --------------------------
                                            102,208         91,026
 Less accumulated depreciation               19,509         10,320
                                        --------------------------
 Net property and equipment                  82,699         80,706



Contract rights, net of accumulated
 amortization of $8,925 and $4,869           59,745         63,801

Goodwill, net of accumulated
 amortization of $2,386 and $1,226           44,071         45,231

Other assets, principally debt issuance       9,613         11,234
 costs
                                        --------------------------
Total assets                               $249,148       $241,433
                                        ==========================

                 Coinmach Laundry Corporation and Subsidiaries

                           (In thousands of dollars)




                                          MARCH 29,    SEPTEMBER 29,
                                             1996           1995
                                        ---------------------------


LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Accounts payable                           $  6,085        $  6,278
Accrued commissions                           7,380           8,456
Accrued interest                              7,745           4,551
Other accrued expenses                        7,557          10,316
Deferred income taxes                        18,924          25,277
12 3/4% senior notes                          5,000          99,000
11 3/4% senior notes                        196,655              --
13 3/4% senior subordinated
 debentures, net of unamortized
 discount of $1,326                              --          28,674
 Long-term credit facility                       --          42,880
 Other long-term debt                         1,110           5,861

 Shareholders' equity:
  Common stock                                   62              22
  Capital in excess of par value             17,841          17,881
  Accumulated deficit                       (18,719)         (7,271)
                                        ---------------------------

                                               (816)         10,632
Receivables from shareholders                  (492)           (492)
                                        ---------------------------
Total shareholders' (deficit) equity         (1,308)         10,140
                                        ---------------------------
Total liabilities and shareholders'
 (deficit) equity                          $249,148        $241,433
                                        ===========================

See accompanying notes.

                 Coinmach Laundry Corporation and Subsidiaries

                 Combined Consolidated Statements of Operations
                (In thousands of dollars, except per share data)



                                                                  SIX-MONTH
                                                                  TRANSITION     APRIL 5, 1995
                                                                 PERIOD ENDED        TO
                                                                  MARCH 29,      SEPTEMBER 29,
                                                                    1996            1995
                                                                ---------------------------

Revenues                                                           $ 89,070         $89,719
Costs and expenses:
 Laundry operating expenses                                          60,536          62,905
 Depreciation and amortization                                       18,212          18,423
 General and administrative                                           1,844           2,351
 Restructuring costs                                                     --           2,200
                                                                ---------------------------
                                                                     80,592          85,879
                                                                ---------------------------

Operating income                                                      8,478           3,840
Interest expense, net                                                11,999          11,818
                                                                ---------------------------
Loss before income taxes and                                         (3,521)         (7,978)
 extraordinary item
                                                                ---------------------------


Provision (benefit) for income taxes:
 Currently payable                                                       50             420
 Deferred                                                            (1,048)         (2,282)
                                                                ---------------------------
                                                                       (998)         (1,862)
                                                                ---------------------------

Loss before extraordinary item                                       (2,523)         (6,116)
Extraordinary item, net of income tax                                (8,925)             --
 benefit of                                                          $5,305              --
Net loss                                                           $(11,448)        $(6,116)
                                                                ===========================
Pro forma loss per share:
 Before extraordinary item                                         $   (.33)          $(.81)
 Extraordinary item                                                   (1.19)             --
Pro forma net loss per share                                       $  (1.52)          $(.81)
                                                                ===========================

See accompanying notes.

                 Coinmach Laundry Corporation and Subsidiaries

       Combined Consolidated Statements of Shareholders' Equity (Deficit)
             (In thousands of dollars, except par value and shares)

                                                Balance                   Balance                   Recapitalization      Balance
                                                April 5,     Net         September      Net           of common           March 29,
                                                1995        loss         29, 1995       loss            stock               1996
                                               -----------------------------------------------------------------------------------
Class A common stock, par value $.01:
 Authorized shares -- 1,959,021
 Issued shares, end of period --  1,959,021
  and 1,783,584                                $    19     $  --         $    19         $  --         $ (1)               $ 18
Class B common stock, par value $.01:
  Authorized shares -- 345,710
  Issued shares, end of each period -- 265,044       3        --               3            --           --                   3
Class C common stock, par value $.01:
  Authorized shares -- 305,212
  Issued shares, end of period -- 0 and 305,212     --        --              --            --            3                   3
Class D common stock, par value $.01:
  Authorized shares -- 305,212
  Issued shares, end of each period -- 0            --        --              --            --           --                  --
Class E common stock, par value $.01:
  Authorized shares -- 175,436
  Issued shares, end of period -- 0 and 175,436     --        --              --            --            2                   2
Class F common stock, par value $.01:
  Authorized shares -- 3,086,045
  Issued shares, end of period -- 0
   and 3,086,045                                    --        --              --            --           30                  30
Class G common stock, par value $.01:
  Authorized shares -- 618,428
  Issued shares, end of period -- 0 and 578,509     --        --                            --            6                   6
Preferred stock, par value  $.01:
  10,000 authorized, none issued                    --        --                            --           --                  --
Capital in excess of par value                  17,881        --          17,881            --          (40)             17,841
 Accumulated deficit                            (1,155)   (6,116)         (7,271)      (11,448)          --             (18,719)
                                              ------------------------------------------------------------------------------------
                                                16,748    (6,116)         10,632       (11,448)          --                (816)
Receivables from shareholders                     (492)       --            (492)           --           --                (492)
                                              ------------------------------------------------------------------------------------
Total shareholders' equity (deficit)          $16,256   $(6,116)        $10,140      $(11,448)       $  --            $ (1,308)
                                              ====================================================================================
See accompanying notes.

                 Coinmach Laundry Corporation and Subsidiaries

                 Combined Consolidated Statements of Cash Flows
                           (In thousands of dollars)

                                                                 SIX-MONTH         APRIL 5,
                                                                TRANSITION          1995
                                                               PERIOD ENDED          TO
                                                                  MARCH 29,      SEPTEMBER 29,
                                                                  1996             1995
                                                               ----------------------------
OPERATING ACTIVITIES
Net loss                                                           $(11,448)       $ (6,116)
Adjustments to reconcile net loss to net cash provided
 by operating activities:
  Depreciation and amortization                                      18,212          18,423
  Deferred income taxes                                              (1,048)         (2,000)
  Amortization of debt discount and deferred issue costs                508             735
  Extraordinary item, net of taxes                                    8,925              --
  Decrease (increase) in other assets                                    24          (1,054)
  Increase in receivables, net                                       (1,489)           (197)
  (Increase) decrease in inventories and prepayments                 (1,100)            930
  Decrease in accounts payable                                           (6)           (610)
  Increase (decrease) in accrued interest                             3,193             (25)
  (Decrease) increase in other accrued expenses, net                 (3,434)          1,980
                                                                   ------------------------
Net cash provided by operating  activities                           12,337          12,066
                                                                   ------------------------

INVESTING ACTIVITIES
Additions to property and equipment                                 (10,757)         (9,550)
Advance payments to location owners                                  (3,462)         (3,569)
Acquisition of net assets of Solon                                       --         (11,925)
Sales of property and equipment                                          57               5
                                                                   ------------------------
Net cash used in investing activities                               (14,162)        (25,039)
                                                                   ------------------------

FINANCING ACTIVITIES
Proceeds from issuance of 11 3/4% senior notes                       65,835              --
Net (repayments) borrowings of bank and other borrowings            (48,053)          6,126
Principal payments of capitalized lease obligations                    (262)           (143)
Deferred debt issuance costs                                         (5,397)             --
Debt extinguishment costs                                              (751)             --
Loans to shareholders                                                    --            (154)
Sale of common stock                                                     --           6,681
                                                                   ------------------------
Net cash provided by financing activities                            11,372          12,510
                                                                   ------------------------
Net increase (decrease) in cash and cash equivalents                  9,547            (463)
Cash and cash equivalents, beginning of  period                      10,311          10,774
                                                                   ------------------------
Cash and cash equivalents, end of period                           $ 19,858        $ 10,311
                                                                   ========================
See accompanying notes.

                 Coinmach Laundry Corporation and Subsidiaries

              Notes to Combined Consolidated Financial Statements

                                March 29, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION AND CONSOLIDATION

The accompanying consolidated financial statements of Coinmach Laundry Corporation (formerly SAS Acquisitions, Inc.) and Subsidiaries (the "Company"), include the accounts of its wholly-owned subsidiary, Coinmach Corporation and Subsidiaries, formerly Solon Automated Services, Inc. ("Solon") combined with the consolidated accounts of The Coinmach Corporation ("TCC"). The Company was formed on April 5, 1995, at which time it acquired Solon, and is controlled by Golder Thoma Cressey Rauner ("GTCR"). TCC was formed in January 1995 by an investor group, comprised principally of the same investors who formed the Company, and acquired Coinmach Industries Co. ("Industries") and Super Laundry Equipment Co. L.P. ("Super Laundry") on January 31, 1995 (the "TCC Acquisition"). Both the Solon Acquisition and the TCC Acquisition were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the respective acquisition dates.

As described in Note 2, Solon completed a merger with TCC on November 30, 1995. This transaction was accounted for in a manner similar to a pooling of interests. As a result of the common investor group's control over both Solon and TCC, the accompanying consolidated financial statements have been prepared to reflect the accounts of the Company, Solon and TCC and their wholly-owned subsidiaries on a combined basis since the date of common control, April 5, 1995.

The Company is primarily engaged in providing coin-operated laundry equipment services to multi-family housing complexes throughout much of the United States. The Company owns and operates over 220,000 coin-operated washers and dryers on routes in over 20,000 multi-family housing units in 20 states and the District of Columbia. Such routes are located throughout the Northeast, Mid-Atlantic, Southeast, South-Central and Mid-West regions of the United States. The Company, through its subsidiary, Super Laundry, also is a supplier of coin-operated laundromat equipment and turnkey laundromat retail stores in the New York Metropolitan area.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

All material intercompany accounts and transactions have been eliminated in combination and consolidation.

FISCAL YEAR

Prior to the merger of Solon and TCC, the Company's fiscal year was the fifty-two or fifty-three week period which ended on the Friday nearest September 30th. Effective with the merger of Solon and TCC, the Company changed its fiscal year end to the Friday in March nearest to March 31. The period from April 5, 1995 to September 29, 1995 is referred to as "1995", while the period from September 30, 1995 to March 29, 1996 is referred to as "1996T."

RECOGNITION OF LAUNDRY REVENUES

The Company has agreements with various property owners which provide for the Company's installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash computed to be in the machines at the end of the fiscal period.

Super Laundry's customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations, including location identification, construction, plumbing, electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Sales of laundromats were approximately $7.8 million and $7.9 million in 1996T and 1995, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):


                                    MARCH 29,  SEPTEMBER 29,
                                       1996         1995
                               -------------------------------

         Machine repair parts         $2,384       $1,941
         Laundry equipment             2,059        1,961
                               -------------------------------
                                      $4,443       $3,902
                               ===============================

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost and are depreciated on a straight-line basis over the following estimated useful lives:


         Laundry equipment and fixtures   3 to 10 years
         Improvements                     4 to 10 years
         Trucks and other vehicles        3 to  4 years

Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Depreciation expense was $9.4 million and $9.5 million for 1996T and 1995, respectively.

GOODWILL

Goodwill represents the excess of cost over fair value of net assets acquired arising from the purchase of Solon on April 5, 1995 (see Note 2) and is being amortized over 20 years. Management periodically evaluates the realizability of the goodwill balance based upon

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the Company's expectations of nondiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of goodwill has occurred.

CONTRACT RIGHTS

Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts, which arose solely from purchase price allocations, are amortized on a straight-line basis over the period of expected benefit ranging from 3 to 15 years based on independent appraisals.

ADVANCE RENTAL PAYMENTS

Advance payments to location owners are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years.

INTEREST EXPENSE

Interest expense is reported net of interest income of $277,000 and $148,000 for 1996T and 1995, respectively.

PRO FORMA LOSS PER SHARE

Pro forma loss per share was calculated based upon the weighted average number of common shares outstanding giving effect to the transactions discussed in Note
11. Weighted average shares outstanding were 7,527,334 for 1996T and 1995.

INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Statement 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Statement 109 requires that any tax benefits recognized for net operating loss carryforwards and other items be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

IMPAIRMENT OF LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company was required to adopt Statement 121 effective for the year beginning March 30, 1996 and, based on current circumstances, does not believe the effect of adoption is material.

2. BUSINESS COMBINATIONS

THE SOLON ACQUISITION

Solon entered into a Stock Purchase Agreement, dated as of March 7, 1995, with Ford Coin Laundries, Inc. ("Ford"), Kwik Wash Laundries, Inc. ("Kwik Wash"), and certain stockholders of the predecessor company (the "Sellers"), whereby Ford purchased from the Sellers all of the Solon's outstanding Common Stock (the "Common Stock") and substantially all of the Solon's Class A Common Stock (the "Class A Common Stock") (collectively, the "Shares"). The purchase price for the Shares was $11.5 million. The foregoing transaction closed on April 5, 1995. The source of funds used by Ford for the Shares was the cash proceeds from the sales by Ford to (i) the Company of the Ford Non-Voting Common Stock, pursuant to a Stock Purchase Agreement, dated April 4, 1995, and (ii) to the holders of the Ford Voting Common Stock (collectively, the "Ford Holders"), an option pursuant to a Letter Agreement dated April 4, 1995. As of April 5, 1995, Ford beneficially owned, and had the sole power to dispose of, the Shares. The Shares beneficially owned by Ford represented 100% of the outstanding Common Stock and approximately 97% of the outstanding Class A Common Stock.

Pursuant to the Stock Purchase Agreement with Ford, the Company purchased from Ford all of the outstanding shares of Ford's non-voting Class A Common Stock (the "Ford Non-Voting Common Stock"). The purchase price for the Ford Non-Voting Common Stock was of $11.4 million. The sources of the funds used by the Company for the Ford

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)

Non-Voting Common Stock were certain shareholders of TCC, including GTCR. As of April 5, 1995, the Company beneficially owns, and has the sole power to dispose of, 1,000 shares of the Ford Non-Voting Common Stock.

Pursuant to the Letter Agreement dated April 4, 1995, with the Ford Holders and TCC, the Ford Holders granted to the Company, among other things, an option (the "Option") to purchase from the Ford Holders, subject to the terms and conditions contained therein, all of the voting shares of Ford's Common Stock (the "Ford Voting Common Stock"), for an aggregate purchase price of $100,000. On April 28, 1995, the Company exercised the Option. The sources of funds used by the Company to exercise the Option were substantially the same sources used to purchase the Ford Non-Voting Common Stock. As of April 28, 1995, the Company beneficially owns, and has the sole power to vote and dispose of, ten shares of the Ford Voting Common Stock.

The Stock Purchase Agreement was accounted for as a purchase and, as of April 5, 1995, Solon adjusted its consolidated assets and liabilities to their estimated fair values, based on preliminary independent appraisals, evaluations, estimations and other studies. Reflected below is a summary of these adjustments (in thousands):



        Increase in property and equipment    $  9,065
        Increase in contract rights             34,063
        Increase in goodwill                     1,268
        Increase in deferred income taxes      (19,465)
        Other                                   (1,515)
                                            ----------
        Increase in shareholders' equity      $ 23,416
                                            ==========

THE TCC ACQUISITION

TCC was incorporated in January 1995 and was capitalized primarily through an equity investment by an investor group led by the majority shareholder, GTCR, and senior management and bank financing.

TCC is a holding company which was formed to acquire partnership interests in Industries and Super Laundry. On January 31, 1995, TCC acquired its partnership interests in Industries and Super Laundry from CIC I Acquisition Corp. ("CIC I"). The transaction resulted in TCC owning 100% interests in both Industries and Super Laundry. The aggregate purchase price for these interests was $8.57 million, paid in cash. The acquisition was accounted for using the purchase method of accounting. The fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

2. BUSINESS COMBINATIONS (CONTINUED)

assumed exceeded the purchase price by approximately $7.7 million. The excess was allocated against property, equipment and intangible assets ratably based on their respective fair values.

THE MERGER WITH TCC

On November 30, 1995, Solon completed a merger ("Merger") with TCC through an exchange of stock. Shares of common stock of the Company were issued in exchange for all of the issued and outstanding shares of common stock of TCC. The Company then contributed its stock of TCC to Solon. Solon became the surviving corporation after the merger, whereupon it changed its name to Coinmach Corporation. Details of the results of operations of TCC and Solon for the periods prior to the merger are as follows (in thousands):

                              APRIL 5, 1995       SEPTEMBER 30,
                                    TO              1995 TO
                              SEPTEMBER 29,      NOVEMBER 29,
                                  1995               1995
                            ---------------------------------
             REVENUES
             Solon             $51,256               $17,909
             TCC                38,463                13,018
                            --------------------------------
             Combined          $89,719               $30,927
                            ================================
             NET INCOME
             (LOSS)
             Solon             $(5,496)                $(525)
             TCC                  (450)                   49
                            --------------------------------
             Combined          $(5,946)                $(476)
                            ================================

The combined financial results presented above include an adjustment to decrease TCC's net loss by approximately $180,000 in 1995 and $70,000 for the period from September 30, 1995 to November 29, 1995, to conform its accounting policy for the capitalization of machine installation costs to that of Solon. Intercompany transactions between the two companies for the period presented were not material.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

3. RECEIVABLES

Receivables consist of the following (in thousands):

                                   MARCH 29,     SEPTEMBER 29,
                                     1996            1995
                                 -------------------------------

Trade receivables                     $3,431         $1,653
Notes receivable                       1,811          1,783
Finance lease receivables                625            905
Other                                    345            411
                                 -------------------------------
                                       6,212          4,752
Allowance for doubtful accounts          454            360
                                 -------------------------------
                                      $5,758         $4,392
                                 ===============================

Notes receivable, which arise from the sale of laundromats, bear interest at a weighted average rate of approximately 10% per annum and mature through 1998. The notes are collateralized by the underlying laundry equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Included in other receivables are finance reserves, which arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see Note 10). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost, recognizing no gain or loss.

Finance lease receivables relate to lease agreements that the Company has entered into with one customer. Pursuant to the agreements, the Company installs and services laundry equipment at apartment complexes owned and operated by the customer. The difference between the aggregate lease rentals and the cost of the related equipment is earned over the terms of the leases, which range from 40 to 60 months. Annual future payments due under these leases at March 29, 1996, are as follows (in thousands); 1997 -- $258; 1998 -- $177; 1999 -- $146; and 2000 --
$44.

4. RESTRUCTURING COSTS

Restructuring charges consist of one-time costs aggregating approximately $2.2 million, which include approximately $1.3 million of severance payments for 55 of Solon's management, administrative and regional personnel, approximately $300,000 of costs to relocate Solon's financial and administrative functions to Roslyn, New York, approximately $100,000 of costs to integrate certain financial and operating systems, and approximately $500,000 of costs related to the consolidation of certain of Solon's regional offices. Of the total restructuring costs of $2.2 million, approximately $300,000

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

4. RESTRUCTURING COSTS (CONTINUED)

was paid during the period ended September 29, 1995, approximately $1.3 million was paid during the six months ended March 29, 1996, and the remaining portion of approximately $600,000 is expected to be paid during the fiscal year ending March 28, 1997. The 55 employee terminations include 5 management employees, 17 corporate staff financial and administrative employees and 33 regional laundry operational employees. Notifications to employees were made on various dates through September 1995.

5. DEBT

On June 18, 1992, Solon sold in concurrent private offerings (i) $100 million principal amount of 12 3/4% Senior Notes due 2001 (the "Senior Notes") and (ii) $30 million principal amount of 13 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") and effective November 6, 1992, exchanged such securities for securities with similar terms and form which were registered under the Securities Act of 1933.

Interest was payable semiannually on January 15 and July 15 for the Senior Notes and April 15 and October 15 for the Subordinated Debentures. The Senior Notes were entitled to mandatory sinking fund payments of $15 million on July 15, 1998 and July 15, 1999, and $20 million on July 15, 2000. In addition, Solon was obligated annually to offer to purchase Senior Notes at par in an amount equal to 75% of its excess cash flow (as defined) and the proceeds of asset dispositions ("Annual Mandatory Purchases"). Solon would have received credit against Annual Mandatory Purchases for any amounts paid in open market or other purchases. Solon would have received a credit against the sinking fund payment requirements for the principal amount of Senior Notes acquired. The Debentures had no mandatory principal repayment requirements until they matured on October 15, 2002.

The Senior Notes were redeemable at Solon's option at a price equal to 106 3/8% after January 15, 1997, declining to par if redeemed after January 15, 1999. The Subordinated Debentures were redeemable at a price equal to 106 7/8% after October 15, 1997, declining to par if redeemed after October 15, 1999.

Debt issue costs totaling $5.4 million incurred in connection with the 1992 debt offerings were included in other assets and were being amortized over the term of the Senior Notes and Debentures. Accumulated amortization was $2.2 million at September 29, 1995.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

5. DEBT (CONTINUED)

On November 30, 1995, Solon completed an exchange offer with substantially all the holders of the Senior Notes and Subordinated Debentures. Through December 14, 1995, Solon issued a total of $196.7 million of 11 3/4% Senior Notes due 2005 (the "Notes") which enabled Solon to complete this exchange offer, consummate the merger with TCC and retire its remaining debt, and provide additional working capital. Solon incurred costs of $4.0 million, net of income taxes, related to a 5.5% premium paid to retire its Senior Notes and Subordinated Debentures, wrote-off the unamortized balance of the related original issue discount and deferred finance costs of approximately $1.3 million and $1.8 million, net of income taxes, respectively, and also incurred costs related to the retirement of a revolving credit facility of TCC of approximately $1.8 million, net of income taxes. The aggregate of the foregoing items totaling $8.9 million, net of income taxes, is shown as an extraordinary item in 1996T.

Interest on the Notes is payable semi-annually on May 15 and November 15. The Notes are redeemable at the option of Coinmach Corporation at any time after November 15, 2000 at a price equal to 105 7/8% declining to par if redeemed after November 15, 2002. The Notes contain certain financial covenants and a registration rights agreement, whereby such debt has been registered under the Securities Act of 1933. Additionally, the Notes restrict the payment of dividends, distributions or other payments from Coinmach Corporation to the Company.

The estimated fair value of the Notes at March 29, 1996, based upon limited quoted market activity, approximated its recorded value.

On December 30, 1992, Solon entered into a loan and security agreement ("Solon Credit Facility") which provided for a three-year revolving line of credit in the amount of up to $5 million. Interest on the borrowing was based on prime plus 2.875%, but in no event would the interest be less than the greater of 8% per annum or $15,000 per month. Solon was also required to pay a monthly service fee of $2,000 and an annual facility fee of 1% of the $5 million available under the Solon Credit Facility. Borrowings under the Solon Credit Facility were secured by accounts receivable, bank deposit accounts, equipment and general intangibles of Solon. Additionally, Solon was required to maintain a joint cash depository account with the lender. All cash collections were required to be deposited in this account before being transferred to Solon's account. Amounts borrowed and repaid during fiscal 1995 totaled $2.0 million. No borrowings were outstanding under the Solon Credit Facility at September 29, 1995.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

5. DEBT (CONTINUED)

Debt outstanding under the long-term credit facility of TCC (the "TCC Credit Facility") as of September 29, 1995, consisted of the following (in thousands):


        Revolving line of credit, due January 31, 2000. Interest at
        prime plus 1.25% (10.25% at September 29, 1995)               $ 2,880

        Term loan A, quarterly payments of $250 commencing
        April 1, 1996, and increasing to $500 April 1, 1997,
        $1,250 April 1, 1998 and $1,500 April 1, 1999.
        Interest at prime plus 1.25% (10.25% at September 29, 1995)    14,000

        Term loan B, quarterly payments of $1,750 commencing
        April 1, 2000 and increasing to $2,000 April 1, 2001
        with the final two payments of $1,750 on April 1, 2002 and
        July 1, 2002.  Interest at prime plus 1.75% (10.75% at
        September 29, 1995)                                            18,500

        Term loan C, due July 1, 2002. Interest at 12.5%.               7,500
                                                                    ---------
                                                                      $42,880
                                                                    =========

The TCC Credit Facility provided for $40 million in term loans and $10 million in the aggregate for revolving line of credit and acquisition loan facilities. The revolving line of credit facility provided for up to $5 million in borrowings, including letters of credit up to a maximum of $1 million. There was a one-half of one percent fee per annum on the unused portion of this facility and a two percent letter of credit fee. The acquisition loan facility provided up to $5 million in borrowings. The acquisition loans were to be used to finance acquisitions or capital expenditures attributed to growth. Any amounts outstanding under the acquisition line as of January 31, 2000 were to be repaid in equal quarterly installments through July 1, 2002. The interest rate on borrowings under the acquisition line was at prime plus 1.75%. There were no acquisition loans outstanding as of September 29, 1995.

The financing agreement relating to the TCC Credit Facility required TCC, among other things, to maintain certain financial ratios and restricted additional investments and indebtedness. Loans outstanding under this agreement were subject to prepayment upon the occurrence of certain events such as asset dispositions, public offerings and the generation of excess cash flow, as defined. Industries and Super Laundry were the borrowers under this agreement and it was guaranteed by TCC. Borrowings were secured by all of the assets of TCC.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

5. DEBT (CONTINUED)

On November 30, 1995, Coinmach Corporation entered into a new revolving credit facility, ("Credit Facility"), which provides up to a maximum of $35 million and which replaced the Solon Credit Facility and the TCC Credit Facility. Availability under the Credit Facility is limited by an amount equal to one semi-annual interest payment on the Notes. Interest on the borrowings is payable monthly at a rate per annum no greater than the sum of LIBOR plus 2.50%. The Company is obligated to pay an unused line fee in an amount equal to 0.5% of the unused availability payable monthly in arrears. Borrowings under the Credit Facility are secured by real and personal property of the Company and also require the Company, among other things, to maintain certain financial ratios and restrict additional investments and indebtedness. At March 29, 1996, there were no amounts outstanding under the Credit Facility.

In addition, at September 29, 1995, the Company had $5 million outstanding under a loan agreement with a financial institution, which was repaid in connection with the exchange offer on November 30, 1995.

As of March 29, 1996 all of the Company's outstanding senior notes will become due after five years from the date of the balance sheet, or March 2001.

The Company made cash payments for interest of $8.5 million and $10.9 million for 1996T and 1995, respectively.

6. RETIREMENT SAVINGS PLAN

Effective October 1, 1987, Solon formed the Solon Automated Services Retirement Savings Plan (the "Plan"). The Plan is a defined contribution plan available to all full-time Solon employees who have completed one year of service. Under the terms of the Plan, Solon matches employee contributions at a percentage determined annually by the Board of Directors. The number of shares issued to the Plan is based upon the appraised value of the stock which is determined annually by an independent appraiser. Contributions to the Plan for the six-month periods ending September 29, 1995 and March 29, 1996 were not material.

TCC has established a defined contribution plan for substantially all of its employees. TCC's contributions to the plan for 1996T and 1995 amounted to approximately $43,000 in each period.

The Company does not provide any other postretirement benefits.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

7. STOCK OPTION PLAN

Solon adopted a stock option plan (the "Plan") in September 1987. The Plan authorized the granting of incentive stock options, nonqualified options, or a combination of the foregoing, to certain key employees and directors.

Under the terms of the Plan, 1,250,000 common shares were reserved for issuance upon exercise of options. Shares for options that had expired or had been surrendered or canceled without having been exercised may again have been optioned under the Plan.

Each option granted was exercisable into one common share of Solon. In general, 50% of stock options granted became exercisable five years after the date of grant, with 12 1/2% of the options becoming exercisable in each of the subsequent four years.

As of September 29, 1995, there was a total of 212,000 stock options outstanding, exercisable at prices between $.98 and $1.23 per common share. No options had been exercised since Solon adopted the Plan. As a result of the merger with TCC, the Plan was canceled; participants in the Plan received in aggregate consideration of approximately $34,000.

8. INCOME TAXES

The components of the Company's net deferred tax liabilities were as follows (in thousands):


                                                MARCH 29,       SEPTEMBER 29,
                                                  1996              1995
                                        --------------------------------------

    Deferred tax liabilities:
     Accelerated tax depreciation               $28,920         $26,804
     Other, net                                   1,449           3,355
                                        --------------------------------------
                                                 30,369          30,159
                                        --------------------------------------


    Deferred tax assets:
     Net operating loss carryforwards             8,549           4,600
     Book over tax depreciation                   2,383             742
     Other                                          973              --
     Valuation allowance for deferred tax
     assets                                        (460)           (460)
                                        --------------------------------------
                                                 11,445           4,882
                                        --------------------------------------
     Net deferred tax liabilities               $18,924         $25,277
                                        ======================================

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)

As of April 5, 1995, the deferred tax asset and related valuation allowance relating to Solon were netted and reduced to $2.6 million to reflect the net operating loss available pursuant to limitations imposed under provisions of the Internal Revenue Code regarding changes in ownership. In addition, as of April 5, 1995, TCC had recorded a deferred tax asset of $460,000 with a valuation allowance of the same amount. The deferred tax assets recorded subsequently do not reflect a valuation allowance because the loss can be utilized against the deferred tax liabilities in the carryforward period. The net operating loss carryforwards, which expire between fiscal years 2001 through 2007, consist of approximately $7 million (after the limitation) relating to the predecessor of Solon and approximately $13.7 million relating to the Company.

The provision (benefit) for income taxes consists of (in thousands):

                                       SIX-MONTH      APRIL 5,
                                       TRANSITION       1995
                                      PERIOD ENDED      TO
                                        MARCH 29,   SEPTEMBER 29,
                                          1996            1995
                                 --------------------------------
        Federal                        $(758)         $(1,760)
        State                           (240)            (102)
                                 --------------------------------
                                       $(998)         $(1,862)
                                 ================================


Deferred taxes relate primarily from timing differences resulting from using accelerated depreciation for tax purposes and straight-line depreciation for financial reporting purposes.

The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

                                              SIX-MONTH             APRIL 5,
                                              TRANSITION              1995
                                             PERIOD ENDED             TO
                                               MARCH 29,          SEPTEMBER 29,
                                                 1996                 1995
                                        ----------------------------------------

        Expected tax benefit                     $(1,201)        $(2,655)
        State tax benefit, net of federal taxes     (170)           (320)
        Permanent book/tax differences:
          Goodwill and other                         373           1,113
                                        ----------------------------------------
        Recorded tax provision/(benefit)         $  (998)        $(1,862)
                                        ========================================

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)

The Company made cash payments for income taxes of approximately $36,000, and $494,000 for 1996T and 1995, respectively.

9. COMMON STOCK

The Company's classes of common stock contain various privileges which are summarized as follows:

Holders of Common Stock Classes A, B, D, F and G are each entitled to one vote per share on all matters to be voted on by the Company. Holders of Common Stock Classes C and E have certain voting rights in connection with mergers or consolidations of the Company.

Holders of Common Stock Classes A, E and F are entitled to certain rights upon liquidation, dissolution or winding up of the Company, with respect to distributions and unpaid yields. Holders of common stock Classes B and G are entitled to similar but subordinate privileges.

Holders of Common Stock Class C are entitled to convert their shares into the same number of shares of Common Stock Class D upon the occurrence of a conversion event, as defined. Holders of Common Stock Classes A, D and E are entitled to convert their shares at any time into the same number of Common Stock Classes E, C and A, respectively, with certain limitations, as defined.

Holders of Common Stock Classes A, E and F are entitled to unpaid yields upon the occurrence of certain events, as defined (see Note 11).

Certain of the Company's shares of common stock have been purchased by shareholders through loans made by the Company. Such loans are presented as a reduction of stockholder's equity.

10. COMMITMENTS AND CONTINGENCIES

Rental expense for all operating leases, which principally cover office facilities and vehicles, was $1,235,000, and $1,139,000 for 1996T and 1995, respectively.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

The following is a schedule of the future minimum rental commitments under all noncancelable leases as of March 29, 1996 (in thousands):



                   1997                                  $1,683
                   1998                                   1,096
                   1999                                     759
                   2000                                     460
                   2001 and future periods                1,143
                                                       --------
                                                         $5,141
                                                       ========

The Company is contingently liable on receivables sold with recourse to finance companies by TCC. The total amount of such receivables outstanding as of March 29, 1996 is approximately $3.7 million.

The Company is party to various legal proceedings incidental to its business. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition or results of operations of the Company.

In connection with insurance coverages, which include workers compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

11. SUBSEQUENT EVENTS

Through June 1996, the Company completed certain acquisitions of businesses, or assets of businesses, with the purchase price aggregating approximately $16.8 million, utilizing cash on hand.

The Company is in the process of filing a Registration Statement with the Securities and Exchange Commission in connection with the offering by the Company of 4,000,000 shares of a new class of common stock for sale to the public (the "Offering"). In contemplation of the Offering, subsequent to year end, the Company issued an additional 79,029 shares of its Class B Common Stock to certain members of management. These shares were purchased through loans made by the Company totalling approximately $56,000. In addition, approximately $103,000 of receivables from shareholders outstanding at March 29, 1996 were forgiven.

                 COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

11. SUBSEQUENT EVENTS (CONTINUED)

The Offering contemplates the issuance of shares of a new class of preferred stock to the current holders of Class A, E and F Common Stock, whereby 23,317 shares of new common stock will be issued in exchange for the new preferred stock issued to the management holders of the preferred stock, and approximately $19.1 million from the proceeds of the Offering will be used to retire the remaining shares of preferred stock. The following table presents unaudited pro forma dividend and shareholders' deficit at March 29, 1996:



                                            PRO FORMA
                                           DIVIDEND AND
                                           SHAREHOLDERS'
                                             DEFICIT
                                            MARCH 29,            MARCH 29,
                                             1996                 1995
                                          ---------------------------------

    Dividend payable                       $  19,133              $     --
    Shareholders' equity:
       Common stock                        $      61              $     61
       Capital in excess of par value            903                17,842
       Accumulated deficit                   (29,013)              (18,719)
                                          --------------------------------
                                             (19,949)                 (816)

    Receivables from stockholders               (492)                 (492)
                                           --------------------------------
    Total shareholders' (deficit) equity  $  (20,441)             $ (1,308)
                                          ================================

The Offering also contemplates the Company will grant options to purchase 618,109 shares of common stock at 85% of the Offering price to management and certain officers of the Company.

In addition, the Offering contemplates a management stock option plan for the issuance of up to 9% of the Company's stock at an exercise price equal to the prevailing market price on the grant date. These options will contain a vesting schedule to be determined prior to the Offering.

The Company's Board of Directors has also approved an approximate 23.0 to 1 stock split. All common share data has been restated to reflect the stock split.

The weighted average shares outstanding reflect as outstanding for all periods presented the shares issued and options granted discussed above using the treasuring stock method and the shares which would have been sold at the assumed Offering price of $17.00 to fund the cash paid and common shares issued to retire the preferred stock.

                         Report of Independent Auditors

To the Board of Directors of
 Coinmach Corporation

We have audited the accompanying combined consolidated balance sheet of Coinmach Corporation and Subsidiaries (formerly Solon Automated Services, Inc., which was combined with The Coinmach Corporation and Subsidiaries, a company under common control, beginning April 5, 1995) (the "Company") as of September 29, 1995, and the related combined consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from April 5, 1995 to September 29, 1995 ("Successor period") and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from October 1, 1994 to April 4, 1995 ("Predecessor period"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Coinmach Corporation and Subsidiaries at September 29, 1995, and the combined consolidated results of its operations and its cash flows for the Successor period from April 5, 1995 to September 29, 1995 and the consolidated results of its operations and its cash flows for the Predecessor period from October 1, 1994 to April 4, 1995, in conformity with generally accepted accounting principles.

As more fully described in Note 2 to the combined consolidated financial statements, SAS Acquisitions Inc. purchased Solon Automated Services, Inc. ("Solon") as of April 5, 1995 in a business combination accounted for as a purchase. Subsequent thereto, on November 30, 1995, The Coinmach Corporation, a company under common control with Solon, was merged into Solon, who thereupon changed its name to Coinmach Corporation, in a business combination accounted for as though it were a pooling of interests. As a result, the combined and consolidated financial statements for the Successor are presented on a different basis of accounting than that of the Predecessor and, therefore, are not comparable.




Melville, NY
March 20, 1996                                          /s/ Ernst & Young LLP

                         LETTERHEAD OF ARTHUR ANDERSEN



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Solon Automated Services, Inc.:

We have audited the consolidated balance sheets of Solon Automated Services, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the two fiscal years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solon Automated Services, Inc. and subsidiaries as of September 30, 1994, and the results of their operations and their cash flows for each of the two fiscal years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.


As further discussed in Note 1 to the consolidated financial statements, effective October 2, 1993, the Company implemented the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".



Philadelphia, Pa.,                      /s/ Arthur Andersen LLP
December 19,1994

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

                    Combined and Consolidated Balance Sheets
                  (In thousands of dollars, except par value)


                                             SEPTEMBER 29  SEPTEMBER 30
                                                 1995          1994
                                            ----------------------------
                                               SUCCESSOR    PREDECESSOR

ASSETS
Cash and cash equivalents                     $  9,282      $  7,241
Receivables, less allowance of $360 and $34      4,268         1,702
Inventories                                      3,902         1,257
Prepaid expenses                                 2,084           833
Advance rental payments                         19,772        17,646

Property and equipment:
 Laundry equipment and fixtures                 81,599        84,576
 Land, building and improvements                 8,027        13,239
 Trucks and other vehicles                       1,400           254
                                        ----------------------------
                                                91,026        98,069

 Less accumulated depreciation                  10,320        49,342
                                        ----------------------------
 Net property and equipment                     80,706        48,727



Contract rights, net of accumulated
 amortization of $4,869 and $15,171             63,801        15,432

Goodwill, net of accumulated
 amortization of $1,226 and $9,694              45,231        45,881

Other assets, principally debt issuance
 costs                                          10,897         4,870
                                        ----------------------------
Total assets                                  $239,943      $143,589
                                        ============================




                                          SEPTEMBER 29   SEPTEMBER 30
                                              1995           1994
                                        -----------------------------
                                            SUCCESSOR     PREDECESSOR
LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)
Accounts payable                          $  6,220       $  3,186
Accrued commissions                          8,456          4,553
Accrued interest                             4,551          4,657
Other accrued expenses                      10,241          3,395
Deferred income taxes                       25,277          8,032
12 3/4% senior notes                        99,000        100,000
13 3/4% senior subordinated debentures,
 net of unamortized discount of $1,326
 and $1,513                                 28,674         28,487
Long-term credit facility                   43,477

Other long-term debt                           264

Shareholders' equity (deficit)
Common stock, par value $.01:
  Authorized shares --  1,000 and 20,000,000
  Issued shares -- 100 and 12,174,257           --            122
Class A common stock, par value $.01:
  3,247,885 shares authorized and
  issued in 1994                                --             33
Capital in excess of par value              23,222         14,221
Accumulated deficit                         (7,101)       (23,097)
                                        -----------------------------
                                            16,121         (8,721)
Receivables from shareholders               (2,338)            --
                                        -----------------------------
Total shareholders' equity (deficit)        13,783         (8,721)
                                        -----------------------------
Total liabilities and shareholders'
 equity (deficit)                         $239,943       $143,589
                                        =============================

See accompanying notes.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

               Combined and Consolidated Statements of Operations
                (In thousands of dollars, except per share data)


                                          APRIL 5, 1995       OCTOBER 1,
                                                TO             1994 TO              YEAR ENDED
                                            SEPTEMBER 29,      APRIL 4,    SEPTEMBER 30,    OCTOBER 1,
                                                1995             1995           1994           1993
                                          ------------------------------------------------------------
                                              SUCCESSOR      PREDECESSOR    PREDECESSOR    PREDECESSOR

Revenues                                           $89,719       $52,207        $104,553      $104,888
Costs and expenses:
 Laundry operating expenses                         62,905        33,165          66,527        67,420
 Depreciation and amortization                      18,423        10,304          21,347        21,002
 General and administrative                          2,458         1,539           2,839         2,576
 Gain on sale of equipment                              --            --            (109)           --
 Restructuring costs                                 2,200            --              --            --
                                                  ----------------------------------------------------
                                                    85,986        45,008          90,604        90,998
                                                  ----------------------------------------------------

Operating income                                     3,733         7,199          13,949        13,890
 Interest expense, net                              11,541         8,928          18,105        17,453
                                                  ----------------------------------------------------
Loss before income taxes and extraordinary item     (7,808)       (1,729)         (4,156)       (3,563)
                                                  ----------------------------------------------------
Provision (benefit) for income taxes:
 Currently payable                                     420           270             200           400
 Deferred                                           (2,282)         (220)          2,562        (1,168)
                                                  ----------------------------------------------------
                                                    (1,862)           50           2,762          (768)
                                                  ----------------------------------------------------

Loss before extraordinary item                      (5,946)       (1,779)         (6,918)       (2,795)
 Extraordinary item, net of income taxes of $0          --           848              --            --
                                                  ----------------------------------------------------
Net loss                                           $(5,946)      $(2,627)       $ (6,918)     $ (2,795)
                                                  ====================================================
Loss per share:
 Before extraordinary item                         $    --       $  (.12)       $   (.44)     $   (.18)
 Extraordinary item                                     --          (.05)             --            --
                                                  ----------------------------------------------------
Net loss per share                                 $    --       $  (.17)       $   (.44)     $   (.18)
                                                  ====================================================

See accompanying notes.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

     Combined and Consolidated Statements of Shareholders' Equity (Deficit)
                           (In thousands of dollars)


                                                        Capital in
                             Common   Class A common     excess of        Accumulated       Receivables from   Total shareholders'
                              stock       stock          par value          deficit           Shareholder        equity (deficit)
                           -------------------------------------------------------------------------------------------------------
Balance, October 2, 1992      $ 123        $ 33          $14,232            $(13,384)            $  --                $ 1,004
Net loss                         --          --               --              (2,795)               --                 (2,795)
Repurchase of 10,000 shares
 of common stock                 --          --              (10)                 --                --                    (10)
Contribution to retirement
 savings plan                     1          --              164                  --                --                    165
                           -------------------------------------------------------------------------------------------------------
Balance, October 1, 1993        124          33           14,386             (16,179)               --                 (1,636)
Net loss                         --          --               --              (6,918)               --                 (6,918)
Repurchase of 270,000 shares
 of common stock                 (3)         --             (267)                 --                --                   (270)
Contribution to retirement
 savings plan                     1          --              102                  --                --                    103
                           -------------------------------------------------------------------------------------------------------
Balance, September 30, 1994     122          33           14,221             (23,097)               --                 (8,721)
Net loss -- Predecessor
 period                          --          --               --              (2,627)               --                 (2,627)
Repurchase of  45,459
 shares of common stock          --          --              (68)                 --                --                    (68)
Purchase accounting adjustments  --          --           (2,308)             25,724                --                 23,416
Recapitalization of common
 stock                         (122)        (33)             155                  --                --
Merger of TCC                    --          --           11,222              (1,155)             (338)                 9,729
Advance to SAS                   --          --               --                  --            (2,000)                (2,000)
Net loss -- Successor period     --          --               --              (5,946)               --                 (5,946)
                           -------------------------------------------------------------------------------------------------------
Balance, September 29, 1995   $  --       $  --          $23,222            $ (7,101)          $(2,338)               $13,783
                           =======================================================================================================
See accompanying notes.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

               Combined and Consolidated Statements of Cash Flows
                           (In thousands of dollars)

                                          APRIL 5, 1995    OCTOBER 1,
                                                TO          1994 TO              YEAR ENDED
                                          SEPTEMBER 29,     APRIL 4,    SEPTEMBER 30,    OCTOBER 1,
                                               1995           1995           1994           1993
                                        -----------------------------------------------------------

                                            SUCCESSOR     PREDECESSOR    PREDECESSOR    PREDECESSOR

OPERATING ACTIVITIES
Net loss                                       $ (5,946)      $(2,627)       $ (6,918)     $ (2,795)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
  Depreciation and amortization                  18,423        10,304          21,347        21,002
  Deferred income taxes                          (2,000)         (220)          2,649        (1,168)
  Amortization of debt discount
   and deferred issue costs                         735           440             878           867

  Deferred debt issuance cost                        --            --              --          (178)
  Decrease (increase) in other assets              (717)          106            (233)         (609)
  Decrease (increase) in receivables,
   net                                              (73)          164              78           631
  Decrease (increase) in
   inventories and prepayments                      930          (676)          2,074          (392)
  Increase (decrease) in accounts
   payable                                         (668)        1,725          (2,173)         (766)
  Decrease in accrued interest                      (25)          (81)            (24)         (267)
  Increase in other accrued expenses,
   net                                            1,980         1,081             236           222
                                        -----------------------------------------------------------
Net cash provided by operating                   12,639        10,216          17,914        16,547
 activities
                                        -----------------------------------------------------------
INVESTING ACTIVITIES
Additions to property and equipment              (9,550)       (4,815)        (11,224)      (12,993)
Advance payments to location owners              (3,569)       (2,129)         (5,555)       (5,525)
Additions to assets from acquisitions                --            --              --           (38)
Sales of property and equipment                       5           407              16            56
                                        -----------------------------------------------------------
Net cash used in investing activities           (13,114)       (6,537)        (16,763)      (18,500)
                                        -----------------------------------------------------------

FINANCING ACTIVITIES
Advance to SAS                                   (2,000)           --              --            --
Repurchase of senior notes                           --        (1,000)             --            --
Net borrowings (repayments) of bank and
 other borrowings                                 1,126            --              --          (626)
Principal payments of capitalized lease
 obligations                                       (143)           --              --            --
Repurchases of common stock                          --           (68)           (270)          (10)
                                        -----------------------------------------------------------
Net cash used in financing activities            (1,017)       (1,068)           (270)         (636)
                                        -----------------------------------------------------------
Net increase (decrease) in cash                  (1,492)        2,611             881        (2,589)
Cash and cash equivalents, beginning of
 period                                          10,774         7,241           6,360         8,949
                                        -----------------------------------------------------------
Cash and cash equivalents, end of period       $  9,282       $ 9,852        $  7,241      $  6,360
                                        ===========================================================
See accompanying notes.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

            Notes to Combined and Consolidated Financial Statements

                              September 29, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION AND CONSOLIDATION

The accompanying successor financial statements combine the consolidated accounts of Coinmach Corporation and Subsidiaries, formerly Solon Automated Services, Inc. ("Solon") with the consolidated accounts of The Coinmach Corporation ("TCC") (collectively, the "Company") for the periods under common control. The Predecessor financial statements reflect the consolidated accounts of Solon only. Solon was acquired on April 5, 1995 by SAS Acquisitions, Inc. ("SAS") (the "Solon Acquisition") a company controlled by Golder Thoma Cressey Rauner ("GTCR"). TCC was formed in January 1995 by an investor group, comprised principally of the same investors who formed SAS, and acquired Coinmach Industries Co. and Super Laundry Equipment Co. L.P. on January 31, 1995 (the "TCC Acquisition"). Both the Solon Acquisition and the TCC Acquisition were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the respective acquisition dates.

As described in Note 2, Solon completed a merger with TCC on November 30, 1995. This transaction was accounted for in a manner similar to a pooling of interests. As a result of the common investor groups control over both Solon and TCC, the accompanying financial statements have been prepared to reflect the accounts of Solon and TCC and their wholly-owned subsidiaries on a combined basis since the date of common control, April 5, 1995.

References to the Successor refer to the Company during the common control period, while references to the Predecessor refer to Solon for prior periods. The Predecessor period from October 1, 1994 to April 4, 1995 is referred to as 1995P while the Successor period from April 5, 1995 to September 29, 1995 is referred to as 1995S. As a result of the acquisition of Solon by SAS and the subsequent merger with TCC, the combined consolidated financial statements for the Successor are presented on a different basis of accounting than that for the Predecessor and therefore, are not comparable.

The Company is primarily engaged in providing coin-operated laundry equipment services to multi-family housing complexes throughout much of the United States. The Company owns and operates over 220,000 coin-operated washers and dryers on routes in over 20,000 multi-family housing units in 20 states and the District of Columbia. Such routes are located throughout the New York Metropolitan, Mid-Atlantic, Southeast and South-Central regions of the United States. The Company, through its subsidiary, Super

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Laundry, also is a supplier of coin-operated laundromat equipment and turnkey laundromat retail stores in the New York Metropolitan area.

Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

All material intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

Prior to the merger with TCC, Solon's fiscal year was the fifty-two or fifty-three week period which ended on the Friday nearest September 30th. The fiscal years ended September 29, 1995, September 30, 1994 and October 1, 1993 are fifty-two week periods. Effective with the merger of Solon and TCC, the Company has changed its fiscal year end to the Friday nearest to March 31.

RECOGNITION OF LAUNDRY REVENUES

The Company has agreements with various property owners which provide for the Company's installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments. The Company reports revenues from laundry machines on the accrual basis and has accrued the cash computed to be in the machines at the end of the fiscal period.

Super Laundry's customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations, including location identification, construction, plumbing, electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Sales of laundromats were approximately $7.9 million for 1995S.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

                                    SEPTEMBER 29 1995  SEPTEMBER 30 1994
                                  --------------------------------------

                                        SUCCESSOR         PREDECESSOR

            Machine repair parts          $1,941             $1,257
            Laundry equipment              1,961                 --
                                  --------------------------------------
                                          $3,902             $1,257
                                  ======================================

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost and are depreciated on a straight-line basis over the following estimated useful lives:


                Laundry equipment and fixtures    3 to 10 years
                Improvements                      4 to 10 years
                Trucks and other vehicles         3 to  4 years

Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation expense was $9.5 million, $6.2 million, $13.0 million and $12.9 million for 1995S, 1995P, and fiscal years 1994 and 1993, respectively.

On April 5, 1995, TCC revised its estimate of the useful life of its laundry equipment from 5 to 8 years. The effect of this change in estimate was to decrease loss before extraordinary item and net loss for the Successor period by approximately $470,000.

GOODWILL

Goodwill as of September 30, 1994 represents the excess of cost over fair value of net assets acquired, arising primarily as a result of the purchase of Solon in 1987 by an investor group. Goodwill as of September 29, 1995 represents the excess of cost over fair value of net assets acquired arising from the purchase of Solon on April 5, 1995 (see Note 2). Goodwill was amortized on a straight-line basis over 40 years for the Predecessor and is being amortized over 20 years for the Successor. Management periodically evaluates the realizability of the goodwill balance based upon the Company's expectations of nondiscounted cash flows and operating income. Based upon present operations and strategic plans, management believes that no impairment of goodwill has occurred.

CONTRACT RIGHTS

Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts, which arose solely from purchase price allocations, are amortized on a straight-line basis over the period of expected benefit of approximately 13 years for the Predecessor, and ranging from 3 to 15 years for the Successor based on independent appraisals.

ADVANCE RENTAL PAYMENTS

Advance payments to location owners are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years.

INTEREST EXPENSE

Interest expense is reported net of interest income of $148,000, $112,000, $75,000 and $106,000 for 1995S, 1995P, and fiscal years 1994 and 1993, respectively.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER SHARE

In the 1995P period and in fiscal 1994 and 1993, loss per share for the Predecessor company was calculated based upon the weighted average number of common shares and Class A common shares outstanding. Stock options outstanding, which are common stock equivalents, have not been included as they are antidilutive. Weighted average shares outstanding were 15,455,000 for 1995P, 15,559,000 for fiscal 1994 and 15,640,000 for fiscal 1993. Loss per share data is not presented for the 1995S period as Solon became a wholly-owned subsidiary of GTCR.

TRANSACTIONS WITH AFFILIATES

During 1995S, the Company reimbursed its parent company $114,000 for certain restructuring costs.

A former principal shareholder provided certain administrative and clerical services to Solon through October 1, 1993. Charges for such services, including office rental, were $270,000 for fiscal year 1993.

INCOME TAXES

Effective October 2, 1993, Solon implemented the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). The accounting change had an immaterial effect on the consolidated financial statements. Statement 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Statement 109 requires that any tax benefits recognized for net operating loss carryforwards and other items be reduced by a valuation allowance where it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company is required to adopt Statement 121 effective March 30, 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

2. BUSINESS COMBINATIONS

THE SOLON ACQUISITION

Solon entered into a Stock Purchase Agreement, dated as of March 7, 1995, with Ford Coin Laundries, Inc. ("Ford"), Kwik Wash Laundries, Inc. ("Kwik Wash"), and certain stockholders of the Predecessor company (the "Sellers"), whereby Ford purchased from the Sellers all of the Solon's outstanding Common Stock (the "Common Stock") and substantially all of the Solon's Class A Common Stock (the "Class A Common Stock") (collectively, the "Shares"). The purchase price for the Shares was $.7457 per share, for an aggregate purchase price of $11.5 million. The foregoing transaction closed and the purchase price was funded on April 5, 1995. The source of funds used by Ford for the Shares was the cash proceeds from the sales by Ford to (i) SAS of the Ford Non-Voting Common Stock, pursuant to a Stock Purchase Agreement, dated April 4, 1995, and (ii) to the holders of the Ford Voting Common Stock (collectively, the "Ford Holders"), an option pursuant to a Letter Agreement dated April 4, 1995. As of April 5, 1995, Ford beneficially owned, and had the sole power to dispose of, the Shares. The Shares beneficially owned by Ford represented 100% of the outstanding Common Stock and approximately 97% of the outstanding Class A Common Stock.

Pursuant to the Stock Purchase Agreement with Ford, SAS purchased from Ford all of the outstanding shares of Ford's non-voting Class A Common Stock (the "Ford Non-Voting Common Stock"). The purchase price for the Ford Non-Voting Common Stock was $11,400 per share, for an aggregate purchase price of $11.4 million. The sources of the funds used by SAS for the Ford Non-Voting Common Stock were certain shareholders of TCC, including Golder Thoma Cressey Rauner Fund IV, L.P. ("GTCR"). As of April 5,

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

2. BUSINESS COMBINATIONS (CONTINUED)

1995, SAS beneficially owns, and has the sole power to dispose of, 1,000 shares of the Ford Non-Voting Common Stock.

Pursuant to the Letter Agreement dated April 4, 1995, with the Ford Holders and TCC, the Ford Holders granted to SAS, among other things, an option (the "Option") to purchase from the Ford Holders, subject to the terms and conditions contained therein, all of the voting shares of Ford's Common Stock (the "Ford Voting Common Stock"), for an aggregate purchase price of $100,000. On April 28, 1995, SAS exercised the Option. The sources of funds used by SAS to exercise the Option were substantially the same sources used to purchase the Ford Non-Voting Common Stock. As of April 28, 1995, SAS beneficially owns, and has the sole power to vote and dispose of, ten shares of the Ford Voting Common Stock.

Current shareholders of TCC and their affiliates were entitled to participate in the equity of entities that control Solon on a pro rata basis generally in accordance with their respective equity interests in TCC.

Solon incurred costs aggregating $848,000 in connection with the foregoing transactions (collectively, the "Change of Control"), including a total of $387,000 in lump sum payments made to fourteen management employees pursuant to certain contractual arrangements relating to the Change of Control. The total costs have been reflected as an extraordinary item in the accompanying financial statements.

The Stock Purchase Agreement was accounted for as a purchase and, according to a practice known as "push-down" accounting, as of April 5, 1995, Solon adjusted its consolidated assets and liabilities to their estimated fair values, based on preliminary independent appraisals, evaluations, estimations and other studies. Reflected below is a summary of these adjustments (in thousands):

                Increase in property and equipment    $  9,065
                Increase in contract rights             34,063
                Increase in goodwill                     1,268
                Increase in deferred income taxes      (19,465)
                Other                                   (1,515)
                                                     ----------
                Increase in shareholders' equity      $ 23,416
                                                     ==========

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


2. BUSINESS COMBINATIONS (CONTINUED)

THE TCC ACQUISITION

TCC was incorporated in January 1995 and was capitalized primarily through an equity investment by an investor group led by the majority shareholder, GTCR, and senior management and bank financing.

TCC is a holding company which was formed to acquire partnership interests in Coinmach Industries Co. ("Industries") and Super Laundry Equipment Co. L.P. ("Super Laundry"). On January 31, 1995, TCC acquired its partnership interests in Industries and Super Laundry from CIC I Acquisition Corp. ("CIC I"). The transaction resulted in TCC owning 100% interests in both Industries and Super Laundry. The aggregate purchase price for these interests was $8.57 million, paid in cash. The acquisition was accounted for using the purchase method of accounting. The fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities assumed exceeded the purchase price by approximately $7.7 million. The excess was allocated to property, equipment and intangible assets ratably based on their respective fair values.

THE MERGER WITH TCC

On November 30, 1995, Solon completed a merger ("Merger") with TCC and Solon through an exchange of stock. Shares of common stock of SAS were issued in exchange for all of the issued and outstanding shares of common stock of TCC. SAS then contributed its stock of TCC to Solon. Solon became the surviving corporation after the merger, whereupon it changed its name to Coinmach Corporation. Details of the results of operations of TCC and Solon for the period prior to the merger are as follows (in thousands):

                                  APRIL 5, 1995 TO SEPTEMBER 29, 1995
                               ---------------------------------------
                                    SOLON          TCC       COMBINED
                               ---------------------------------------
             Revenues                $51,256      $38,463      $89,719
             Operating income          1,410        2,323        3,733
             Net loss                 (5,496)        (450)      (5,946)

The combined financial results presented above include an adjustment to decrease TCC's net loss by approximately $185,000, to conform its accounting policy for the capitalization of machine installation costs to that of Solon. Intercompany transactions between the two companies for the period presented were not material.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

3. RECEIVABLES

Receivables consist of the following (in thousands):

                                        SEPTEMBER 29 1995  SEPTEMBER 30 1994
                                      --------------------------------------

                                            SUCCESSOR         PREDECESSOR

     Trade receivables                             $1,529             $  236
     Notes receivable                               1,783                 --
     Finance lease receivables                        905                816
     Other                                            411                684
                                      --------------------------------------
                                                    4,628              1,736
     Allowance for doubtful accounts                  360                 34
                                      --------------------------------------
                                                   $4,268             $1,702
                                      ======================================

Notes receivable, which arise from the sale of laundromats, bear interest at a weighted average rate of approximately 10% per annum and mature through 1998. The notes are collateralized by the underlying laundry equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Included in other receivables are finance reserves, which arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see Note 7). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost; recognizing no gain or loss.

Finance lease receivables relate to lease agreements that the Company has entered into with one customer. Pursuant to the agreements, the Company installs and services laundry equipment at apartment complexes owned and operated by the customer. The difference between the aggregate lease rentals and the cost of the related equipment is earned over the terms of the leases, which range from 40 to 60 months. Annual future payments due under these leases at September 29, 1995, are as follows (in thousands) 1996 -- $232; 1997 -- $222; 1998 -- $185; 1999 --
$126; 2000 -- $81 and 2001 -- $59.

4. SALE OF EQUIPMENT

Effective September 30, 1994, Solon sold approximately 600 machines for a total of $407,000 resulting in a pretax gain of $109,000 and a related tax of $84,000. Prior to the

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

4. SALE OF EQUIPMENT (CONTINUED)

sale, these machines contributed revenues of $343,000 and operating income of $78,000 for fiscal year 1994.

5. RESTRUCTURING COSTS

Restructuring charges consist of one-time costs aggregating approximately $2.2 million, which include approximately $1.3 million of severance payments for 55 of Solon's management, administrative and regional personnel, approximately $300,000 of costs to relocate Solon's financial and administrative functions to Roslyn, New York, approximately $100,000 of costs to integrate certain financial and operating systems, and approximately $500,000 of costs related to the consolidation of certain of Solon's regional offices. Of the total restructuring costs of $2.2 million, approximately $300,000 was paid during the period ended September 29, 1995, approximately $1.4 million is expected to be paid during the six months ending March 29, 1996, and the remaining portion of approximately $500,000 is expected to be paid during the fiscal year ending March 28, 1997. The 55 employee terminations include 5 management employees, 17 corporate staff financial and administrative employees and 33 regional laundry operational employees. Notifications to employees were made on various dates through September 1995.

6. DEBT

Substantially all of the Company's debt was retired on November 30, 1995 through an exchange offer (see Note 12).

On June 18, 1992, Solon sold in concurrent private offerings (i) $100 million principal amount of 12 3/4% Senior Notes due 2001 (the "Senior Notes") and (ii) $30 million principal amount of 13 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") with 3,247,885 shares (the "Shares") of the newly granted Class A Common Stock. Effective November 6, 1992, Solon completed an exchange offer whereby the holders of the Senior Notes and Senior Subordinated Debentures exchanged such securities for securities with similar terms and form which were registered under the Securities Act of 1933.

Interest was payable semiannually on January 15 and July 15 for the Senior Notes and April 15 and October 15 for the Subordinated Debentures. The Senior Notes were entitled to mandatory sinking fund payments of $15 million on July 15, 1998 and July 15, 1999, and $20 million on July 15, 2000. In addition, Solon was obligated annually to offer to

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

6. DEBT (CONTINUED)

purchase Senior Notes at par in an amount equal to 75% of its excess cash flow (as defined) and the proceeds of asset dispositions ("Annual Mandatory Purchases"). Solon would have received credit against Annual Mandatory Purchases for any amounts paid in open market or other purchases. Solon would have received a credit against the sinking fund payment requirements for the principal amount of Senior Notes acquired. No annual mandatory purchases have been required in 1994 or 1993. The Debentures had no mandatory principal repayment requirements until they matured on October 15, 2002.

The Senior Notes were redeemable at Solon's option at a price equal to 106 3/8% after January 15, 1997, declining to par if redeemed after January 15, 1999. The Subordinated Debentures were redeemable at a price equal to 106 7/8% after October 15, 1997, declining to par if redeemed after October 15, 1999. During November 1994, Solon purchased in the open market and immediately retired $1.0 million of the Senior Notes.

The estimated fair value of Solon's Senior Notes and Subordinated Debentures at September 29, 1995, based upon limited quoted market activity, approximated its recorded value.

Debt issue costs totaling $5.4 million incurred in connection with the 1992 debt offerings are included in other assets and were being amortized over the term of the Senior Notes and Debentures. Accumulated amortization is $2.2 million and $1.5 million at September 29, 1995 and September 30, 1994, respectively.

On December 30, 1992, Solon entered into a loan and security agreement ("Credit Facility") which provided for a three-year revolving line of credit in the amount of up to $5 million. Interest on the borrowing was based on prime plus 2.875%, but in no event would the interest be less than the greater of 8% per annum or $15,000 per month. Solon was also required to pay a monthly service fee of $2,000 and an annual facility fee of 1% of the $5 million available under the Credit Facility. Borrowings under the Credit Facility were secured by accounts receivable, bank deposit accounts, equipment and general intangibles of Solon. Additionally, Solon was required to maintain a joint cash depository account with the lender. All cash collections were required to be deposited in this account before being transferred to Solon's account. Amounts borrowed and repaid during fiscal 1995 and 1994 totaled $2.0 million and $10.1 million, respectively. No borrowings were outstanding under the Credit Facility at September 29, 1995 and September 30, 1994.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

6. DEBT (CONTINUED)

At the time of the purchase of Solon in 1987, Solon entered into interest rate exchange agreements on $70 million notional principal. These agreements were accounted for as hedges and reduced the effective interest rate on Solon's 14% Subordinated Sinking Fund Debentures due 1999 (the "Debentures") to approximately 13% through June 16, 1993. The Debentures were retired in 1992. Solon recorded a reduction of interest expense of $539,000 for fiscal year 1993 as a result of these agreements.

Debt outstanding under the long-term credit facility and other debt of TCC as of September 29, 1995, consists of the following (in thousands):

                  Revolving line of credit, due January
                   31, 2000. Interest at prime plus 1.25%
                   (10.25% at September 29, 1995)           $ 2,880

                  Term loan A, quarterly payments of $250
                   commencing April 1, 1996, and
                   increasing to $500 April 1, 1997,
                   $1,250 April 1, 1998 and $1,500 April
                   1, 1999. Interest at prime plus 1.25%
                   (10.25% at September 29, 1995)            14,000

                  Term loan B, quarterly payments of
                   $1,750 commencing April 1, 2000 and
                   increasing to $2,000 April 1, 2001
                   with the final two payments of $1,750
                   on April 1, 2002 and July 1, 2002.
                   Interest at prime plus 1.75% (10.75%
                   at September 29, 1995)                    18,500

                  Term loan C, due July 1, 2002. Interest
                   at 12.5%.                                  7,500
                                                           ---------
                                                             42,880
                  Other debt                                    597
                                                          ---------
                                                            $43,477
                                                          =========

The long-term credit facility provided for $40 million in term loans and $10 million in aggregate for revolving credit and acquisition loan facilities.

The revolving line of credit agreement provided for up to $5 million in borrowings, including letters of credit up to a maximum of $1 million. There was a one-half of one percent fee per annum on the unused portion of this facility and a two percent letter of credit fee.

The long-term credit facility also provided for acquisition loans of up to $5 million. The acquisition loans were to be used to finance acquisitions or capital expenditures attributed to growth. Any amounts outstanding under the acquisition line as of January 31, 2000

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


6. DEBT (CONTINUED)

were to be repaid in equal quarterly installments through July 1, 2002. Borrowings under the acquisition line bear interest at prime plus 1.75%. There were no acquisition loans outstanding as of September 29, 1995.

The Financing Agreement relating to the long-term credit facility required TCC, among other things, to maintain certain financial ratios and restricted additional investments and indebtedness. Management believes TCC was in compliance with all covenants contained in this Financing Agreement. Loans outstanding under this agreement were subject to prepayment upon the occurrence of certain events such as asset dispositions, public offerings and the generation of excess cash flow, as defined. TCC may be subject to prepayment penalty on any fixed rate borrowings.

Industries and Super Laundry are the borrowers under the Financing Agreement. The facility is guaranteed by TCC. Borrowings are secured by all of the assets of TCC.

Other debt includes payments due under noncompete agreements.

Maturities of debt for TCC at September 29, 1995 are contractually payable as follows (in thousands):

        Years ending September:
          1996              $   873
          1997                1,724
          1998                3,500
          1999                5,500
          2000                7,630
          Thereafter         24,250
                         ==========
                            $43,477
                         ==========

The Company made cash payments for interest of $10.9 million, $8.5 million, $17.1 million and $17.3 million for 1995S, 1995P, and fiscal years 1994 and 1993, respectively.

7. RETIREMENT SAVINGS PLAN

Effective October 1, 1987, Solon formed the Solon Automated Services Retirement Savings Plan (the "Plan"). The Plan is a defined contribution plan available to all full-time Solon employees who have completed one year of service. Under the terms of the

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

7. RETIREMENT SAVINGS PLAN (CONTINUED)

Plan, Solon matches employee contributions at a percentage determined annually by the Board of Directors. Solon provided for matching contributions of 25% in 1995, 25% in 1994 and 50% in 1993. During fiscal 1994 and 1993, Solon issued $103,000 and $165,000, respectively, of its Common Stock to satisfy its accrued obligations to the Plan. The number of shares issued to the Plan is based upon the appraised value of the stock which is determined annually by an independent appraiser. During fiscal 1995, Solon made a cash contribution of $80,000 to satisfy its fiscal 1994 obligations to the Plan. Solon will fund the fiscal 1995 Company match through a cash contribution in 1996.

TCC has established a defined contribution plan for substantially all of its employees. TCC's contributions to the plan for 1995S amounted to approximately $42,500.

The Company has no obligations for other postretirement benefits.

8. STOCK OPTION PLAN

Solon adopted a stock option plan (the "Plan") in September 1987. The Plan authorized the granting of incentive stock options, nonqualified options, or a combination of the foregoing, to certain key employees and directors.

Under the terms of the Plan, 1,250,000 common shares were reserved for issuance upon exercise of options. Shares for options that had expired or had been surrendered or canceled without having been exercised may again have been optioned under the Plan.

Each option granted was exercisable into one common share of Solon. In general, 50% of stock options granted became exercisable five years after the date of grant, with 12 1/2% of the options becoming exercisable in each of the subsequent four years.

As of September 29, 1995, September 30, 1994 and October 1, 1993, there was a total of 212,000, 970,000, and 1,174,000 stock options outstanding, respectively, exercisable at prices between $.98 and $1.23 per common share. No options had been exercised since Solon adopted the Plan. As a result of the merger with TCC, the Plan was canceled; participants in the Plan received in aggregate consideration of approximately $34,000.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)

9. INCOME TAXES

As of September 29, 1995 and September 30, 1994, the components of the Company's net deferred tax liabilities were as follows (in thousands):

                                          SEPTEMBER 29       SEPTEMBER 30
                                              1995               1994
                                        ----------------------------------
                                              SUCCESSOR        PREDECESSOR
Deferred tax liabilities:
   Accelerated tax depreciation                     $26,804        $ 9,239
   Other, net                                         3,355          2,293
                                        ----------------------------------
                                                     30,159         11,532
                                        ----------------------------------


Deferred tax assets:
   Net operating loss carryforwards                   4,600          7,200
   Book over tax depreciation                           742             --
   Valuation allowance for deferred tax
    assets                                             (460)        (3,700)
                                        ----------------------------------
                                                      4,882          3,500
                                        ----------------------------------
Net deferred tax liabilities                        $25,277        $ 8,032
                                        ==================================

As of April 5, 1995, the deferred tax asset and related valuation allowance relating to Solon were netted and reduced to $2.6 million to reflect the net operating loss available pursuant to limitations imposed under provisions of the Internal Revenue Code regarding changes in ownership. In addition, as of April 5, 1995, TCC recorded a deferred tax asset of $460,000 with a valuation allowance of the same amount. The deferred tax asset recorded in the Successor period does not reflect a valuation allowance because the loss can be utilized against the deferred tax liabilities in the carryforward period. The net operating loss carryforwards, which expire between fiscal years 2001 through 2007, consist of approximately $7 million (after the limitation) relating to the Predecessor company and approximately $5 million relating to the Successor company.

During the fourth quarter of fiscal 1994, Solon evaluated the realizability of previously recorded deferred tax assets and concluded that due to certain transactions which have occurred subsequent to October 1, 1993, it was more likely than not that such assets would not be fully realizable. Accordingly, Solon established a $3.7 million valuation allowance as of September 30, 1994. The charge for this valuation allowance is included in the deferred tax provision in the accompanying Consolidated Statement of Operations.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


9. INCOME TAXES

The provision (benefit) for income taxes consists of (in thousands):

                    APRIL 5, 1995   OCTOBER 1,
                          TO          1994 TO            YEAR ENDED
                    SEPTEMBER 29,    APRIL 4,    SEPTEMBER 30,   OCTOBER 1,
                         1995          1995          1994           1993
                  ---------------------------------------------------------
                      SUCCESSOR     PREDECESSOR   PREDECESSOR   PREDECESSOR

         Federal          $(1,760)     $     --         $2,517        $(649)
         State               (102)           50            245         (119)
                  ---------------------------------------------------------
                          $(1,862)        $  50         $2,762        $(768)
                  =========================================================

Deferred taxes relate primarily from timing differences resulting from using accelerated depreciation for tax purposes and straight-line depreciation for financial reporting purposes. The 1993 deferred tax benefit results from the reversal of previously provided deferred tax credits in recognition of current losses.

The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

                                          APRIL 5, 1995    OCTOBER 1,
                                                TO          1994 TO              YEAR ENDED
                                          SEPTEMBER 29,     APRIL 4,    SEPTEMBER 30,    OCTOBER 1,
                                               1995           1995           1994           1993
                                        -----------------------------------------------------------
                                            SUCCESSOR     PREDECESSOR    PREDECESSOR    PREDECESSOR

Expected tax benefit                            $(2,655)        $(588)        $(1,413)      $(1,238)
State tax benefit, net of federal taxes            (320)          (69)            (55)         (140)
Permanent book/tax differences:
Goodwill and other                                1,113           394             530           610
Valuation allowance                                  --           313           3,700            --
                                        -----------------------------------------------------------
Recorded tax provision/(benefit)                $(1,862)        $  50         $ 2,762       $  (768)
                                        ===========================================================

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


9. INCOME TAXES (CONTINUED)

The Company made cash payments for income taxes of approximately $280,000, $29,000 and $268,000 for 1995S and fiscal years 1994 and 1993, respectively. There were no income tax payments made in 1995P.

10. COMMON STOCK

Solon and its stockholders had entered into a Stockholders' Agreement dated as of September 28, 1987. Pursuant to this Agreement, Solon was required to purchase shares of its common stock from selling management stockholders or their estates in the event of death, disability, termination of employment, and certain other circumstances. Pursuant to the terms of the Stockholders' Agreement, such purchases were made based on the higher of the stockholders' cost or by an earnings related formula defined in the Agreement. During fiscal 1994 and 1993, Solon acquired 270,000 and 10,000 shares, respectively, pursuant to this Agreement at a total cost of $270,000 and $10,000, respectively, from management stockholders. Such shares have been retired and canceled. The Stockholders' Agreement was terminated effective July 12, 1994.

Class A Common stockholders have no voting rights other than on matters involving consolidation or merger, sale or transfer of all or substantially all assets or any liquidation, dissolution or winding up of Solon. Solon's Certificate of Incorporation provides that immediately prior to the closing of any initial public offering of Common Stock, all outstanding shares of Class A Common Stock will be deemed to have been converted into a like number of shares of Common Stock.

On November 30, 1995, the Company effected a recapitalization, whereby it reduced its authorized $.01 par value common stock to 1,000 shares and issued 100 shares to the holders of the then outstanding stock. All references in the Successor period reflect this recapitalization.

Receivables from shareholders reflect advances to SAS of $2,000,000 and notes receivable from management who are shareholders of SAS of $338,000. Such amounts have been reflected as reductions of shareholders' equity in the accompanying Successor period balance sheet.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


11. COMMITMENTS AND CONTINGENCIES

Rental expense for all operating leases, which principally cover office facilities and vehicles, was $1,139,000, $807,000, $1,577,000 and $1,769,000 for
1995S, 1995P, and fiscal years 1994 and 1993, respectively.

The following is a schedule of the future minimum rental commitments under all noncancelable leases as of September 29, 1995 (in thousands):


          1996                         $1,885
          1997                          1,359
          1998                            943
          1999                            534
          2000 and future periods       1,217
                                       --------
                                       $5,938
                                       ========

The Company is contingently liable on receivables sold with recourse to finance companies by TCC. The total amount of such receivables outstanding as of September 29, 1995 is approximately $4 million.

The Company is party to various legal proceedings incidental to its business. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition or results of operations of the Company.

In connection with insurance coverages, which include workers compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

As of September 30, 1994, Solon had a program pursuant to which change of control and severance payments would be made to 14 management employees following any sale of all of the Common Stock held by nonemployee stockholders. Change of control payments were based on annual salaries at the time of such sale. Severance payments were provided if, following any such sale, the participant was not retained in a position comparable to that held prior to the sale for a period between three to four months. In connection with the change in control described in Note 2, payments aggregating $387,000 were made pursuant to this program.

                     Coinmach Corporation and Subsidiaries
                   (formerly Solon Automated Services, Inc.)

      Notes to Combined and Consolidated Financial Statements (continued)


12. SUBSEQUENT EVENT

On November 30, 1995, the Company completed an exchange offer with substantially all the holders of the Senior Notes and Subordinated Debentures. Through December 14, 1995, the Company issued a total of $196.7 million of 11 3/4% Senior Notes due 2005 (the "Notes") which enabled the Company to complete this exchange offer, consummate the merger with TCC and retire its remaining debt, and provide additional working capital. The Company incurred costs of $4.2 million, net of income taxes, related to a 5.5% premium paid to retire its Senior Notes and Subordinated Debentures and wrote-off the unamortized balance of the related original issue discount and deferred finance costs of approximately $800,000 and $1.9 million, net of income taxes, respectively. The Company also incurred costs related to the retirement of a revolving credit facility of TCC of approximately $1.9 million, net of income taxes.

Interest on the Notes is payable semi-annually on May 15 and November 15. The Notes are redeemable at the option of the Company at any time after November 15, 2000 at a price equal to 105 7/8% declining to par if redeemed after November 15, 2002. The Notes contain certain financial covenants and a registration rights agreement, whereby the Company has agreed to file a Registration Statement with the Securities and Exchange Commission.

On November 30, 1995, the Company entered into a new revolving credit facility, ("New Credit Facility"), which provides up to a maximum of $35.0 million. Availability under the New Credit Facility is limited by an amount equal to one semi-annual interest payment on the Notes. Interest on the borrowings is payable monthly at a rate per annum no greater than the sum of LIBOR plus 2.50%. The Company is obligated to pay an unused line fee in an amount equal to 0.5% of the unused availability payable monthly in arrears. Borrowings under the New Credit Facility are secured by real and personal property of the Company.

                        LETTERHEAD OF KPMG PEAT MARWICK


                          Independent Auditors' Report
                          ----------------------------



The Board of Directors
CIC I Acquisition Corp.:


We have audited the accompanying consolidated balance sheets of CIC I Acquisition Corp. and subsidiaries (the Company) as of December 31, 1994, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the two-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


As discussed in note 14 of the accompanying notes to the consolidated financial statements, on January 31, 1995, the Company sold its partnership interests in its operating subsidiaries to a new corporation, The Coinmach Corporation.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIC I Acquisition Corp. and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994, in conformity with generally accepted accounting principles.



New York, New York                                    /s/ KPMG Peat Marwick LLP
April 28, 1995

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                               December 31, 1994
                             (dollars in thousands)

                                    ASSETS
                                    ------

                                          1994
                                         -------

Cash                                     $   987

Receivables, net of reserves of $473       4,198

Inventories                                2,154

Prepaid commissions                        3,264

Property and equipment:
  Laundry equipment                       21,487
  Leasehold improvements                  10,438
  Office equipment                         1,900
  Automobiles and trucks                   2,903
                                         -------
                                          36,728
  Less accumulated depreciation           20,443
                                         -------
         Net property and equipment       16,285


Goodwill, net of accumulated
    amortization of $1,845                 6,710

Other intangibles, net of accumulated
    amortization of $8,678                 2,209

Other assets                               1,117
                                         -------
                                         $36,924
                                         =======



                                                                     (Continued)

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                     Consolidated Balance Sheet, continued
                               December 31, 1994
                             (dollars in thousands)


                LIABILITIES AND COMMON STOCKHOLDERS' DEFICIENCY
                -----------------------------------------------



                                               1994
                                              -------

Accounts payable                              $ 2,365

Accrued expenses                                2,012

Accrued interest                                   --

Commissions payable                             3,156

Long-term debt (including $350
  of management loans)                         42,184

Other long-term liabilities                       488

Minority interest                                 135

Common stockholders' deficiency:
  Common stock, par value $.01; authorized
  1,000,000 shares; issued and outstanding
  87,000 shares in 1994 and 148,729 shares
  in 1993                                           1

Consideration to continuing predecessor
  interests in excess of book value                --

Additional paid-in capital                     39,869
Accumulated deficit                           (53,286)
                                              --------
 Total stockholders' deficiency               (13,416)
                                              --------

                                               $36,924
                                               =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                 For the years ended December 31, 1994 and 1993
                             (dollars in thousands)


                                                     1994       1993
                                                   --------  ----------
Revenues                                           $73,857   $  71,859

Laundry operating expenses                          54,737      52,805
General and administrative expenses                  4,938       5,570
Depreciation and amortization of property
  and equipment                                      7,785       8,011
Amortization of intangibles and other assets         6,719       7,245
                                                   -------   ---------
Operating loss                                        (322)     (1,772)

Interest expense                                     4,012       3,685
Interest expense - subordinated notes                    0       6,824
Non-cash charges related to management loans         1,341           0
                                                   -------   ---------
Loss before income taxes and extraordinary item     (5,675)    (12,281)
Income taxes                                            27          17
                                                   -------   ---------

Loss before extraordinary item                      (5,702)    (12,298)

Extraordinary item - early extinguishment
  of debt                                           20,420           0
                                                   -------   ---------

Net (loss) income                                  $14,718    ($12,298)
                                                   =======   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
               Consolidated Statement of Stockholders' Deficiency
                 For the years ended December 31, 1994 and 1993
                             (dollars in thousands)

                                                          CONSIDERATION TO
                                    COMMON STOCK         CONTINUING PREDECESSOR                                    TOTAL
                                 -------------------     INTERESTS IN EXCESS      ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                  SHARES      AMOUNT      OF BOOK VALUE         PAID-IN CAPITAL     DEFICIT      DEFICIENCY
                                 -------      ------      -----------------     ---------------   -----------   ------------
Balance January 1, 1993          148,729        $ 1             $(11,756)          $     0        $ (42,240)    $ (53,995)

Accrued preferred dividends                                                                          (1,710)       (1,710)
Net loss                                                                                            (12,298)      (12,298)
                                 -------        -------          -------            --------       ---------     ---------
Balance December 31, 1993        148,729          1              (11,756)                0          (56,248)      (68,003)

Net income                                                                                           14,718        14,718

Effects of restructuring
 transaction (see note 7):
  Shares surrendered pursuant
   to restructuring             (148,729)        (1)              11,756                           (11,756)            (1)
  Shares issued pursuant
   to restructuring               87,000          1                                 24,164                         24,165
Surrender of preferred stock                                                        14,364                         14,364
Non-cash charge related to
 issuance of management loan                                                          1,341                         1,341
                                 --------       -------          -------            -------       ---------      ---------
Balance December 31, 1994          87,000        $ 1            $      0            $39,869       ($53,286)      ($13,416)
                                 ========        ===            ========            =======       =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                 For the years ended December 31, 1994 and 1993
                             (dollars in thousands)



                                                                       1994        1993
                                                                     ---------  ----------
Cash flows from operating activities:
 Net (loss) income                                                   $ 14,718    ($12,298)
 Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
   Depreciation and amortization                                       14,504      15,256
   Minority interest in loss of consolidated subsidiary                   (10)        (19)
   Provision for bad debts                                                229          73
   Increase in accrued interest                                             0       6,824
   Non-cash charges relating to management loans                        1,341           0
   Non-cash portion of extraordinary item                             (23,487)          0
   Changes in assets and liabilities:
     Change in receivables                                                732        (160)
     Change in prepaid commissions,
      net of commissions payable                                       (1,236)     (1,600)
     (Increase) decrease in inventories                                  (349)        500
     (Increase) decrease in other assets                                2,766      (2,025)
     (Decrease) increase in accounts payable and accrued expenses        (484)      1,185
                                                                     --------   ---------
     Net cash provided by operating activities                          8,724       7,736
                                                                     --------   ---------

Cash flows from investing activities:
 Purchase of laundry equipment                                         (4,710)     (4,089)
 Purchase of fixed assets                                              (1,861)     (1,790)
 Additions to intangibles                                                  (6)       (240)
                                                                     --------   ---------
   Net cash used in investing activities                               (6,577)     (6,119)
                                                                     --------   ---------

Cash flows from financing activities:
 Net repayments under revolving credit facility                        (2,019)       (857)
 Payment of other debt                                                   (474)       (200)
 Management loans                                                         350           0
 Principal payments of capital lease obligations                         (404)       (348)
                                                                     --------   ---------
   Net cash used in financing activities                               (2,547)     (1,405)
                                                                     --------   ---------

   Net (decrease) increase in cash                                       (400)        212

Cash at beginning of period                                             1,387       1,175
                                                                     --------   ---------

Cash at end of period                                                $    987   $   1,387
                                                                     --------   ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


(1)  ORGANIZATION AND BASIS OF PRESENTATION
     --------------------------------------

     See note 14 for subsequent event.

     CIC I Acquisition Corp. ("CIC" or "Company") is a holding company that owns Coinmach Industries Co. ("Coinmach") and Super Laundry Equipment Co. L.P. ("Super Laundry"). CIC was formed in 1989 expressly for the purpose of acquiring an 85% general partnership interest in Coinmach and all of the common stock of Super Laundry Equipment Corp., a predecessor company to Super Laundry.

     Coinmach is principally engaged in providing laundry equipment and related services to multi-family housing complexes in the New York metropolitan area. Super Laundry is principally a supplier of coin-operated laundromat equipment, and turnkey laundromat retail stores in the New York metropolitan area.

     On January 31, 1995, the Company sold its partnership interest in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation (see note
     14).

     On December 15, 1993, CIC, on a stand alone basis, completed a "pre-packaged" voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan"), which was approved by 100% of the Company's shareholders and creditors. Neither Coinmach nor Super Laundry were parties to this agreement. The Plan provided for the Company's existing senior subordinated notes, junior subordinated promissory notes, preferred stock and common stock to be exchanged for 87,000 shares of common stock valued at $24,163. The Plan, which was confirmed and court approved on January 21, 1994, and became effective February 4, 1994, has been reflected in the 1994 financial statements and has been recorded in accordance with the guidelines provided by the Financial Accounting Standards Board (FASB 15 "Accounting for Troubled Debt Restructuring"). Pursuant to the Plan, the Company also amended its then existing revolving and term loan agreement (see note 6(a)). As a result of the above, the Company recognized an extraordinary gain, net of legal fees and other direct costs of $20,420 on the early extinguishment of the debt. The Company also incurred $1,341 in non-cash expenses related to the estimated fair value of the equity conversion feature of debt issued pursuant to the Plan (see note 6). In addition, the minority partners in Coinmach extinguished their ownership positions and the Company now effectively owns 100% of Coinmach (see note 7).


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     (a)  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of CIC, Coinmach and Super Laundry. All significant intercompany balances and transactions have been eliminated in consolidation.

     (b)  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is principally determined using the first-in, first-out method. Inventories include laundry equipment, spare parts and construction costs.

     (c)  REVENUE RECOGNITION

     Super Laundry's customers generally sign sales contracts whereby Super Laundry will construct and equip a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)

     to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months.

     Sales of laundromats were approximately $14,579 and $13,054 for the years ended December 31, 1994 and 1993, respectively.

     (d)  PROPERTY AND EQUIPMENT

     Laundry equipment, consisting primarily of commercial washers and dryers, and fixed assets, are stated at cost. The cost of remanufacturing equipment is included in the cost of laundry equipment. The cost of laundry room improvements is included in leasehold improvements. The Company capitalized remanufacturing and laundry room improvement costs of approximately $2,848 and $2,639 for the years ended December 31, 1994 and 1993, respectively.

     Depreciation of laundry equipment and fixed assets is calculated using the straight-line method over their estimated useful lives, generally five years. Leasehold improvements are amortized using the straight line method over the shorter of the lease term or estimated useful life of the asset. The Company's policy is to write-off fully depreciated assets and the related accumulated depreciation and amortization. Depreciation expense was approximately $7,785 and $8,011 for the years ended December 31, 1994 and 1993, respectively.

     The Company reviews the undiscounted cash flows of its laundry locations in assessing whether its property and equipment (primarily laundry equipment and laundry room improvements) may be impaired. The Company does not believe that the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of" will have a material impact on the Company's financial position or results of operations.

     (e)  PREPAID COMMISSIONS

     The Company capitalizes contractually required advance commissions and certain incentive payments paid in connection with the acquisition of its contractual rights to laundry room locations. Such amounts are amortized on a straight-line basis over the life of the related lease or the related contractual agreement. Amortization expense on prepaid commissions amounted to approximately $593 and $557 for the years ended December 31, 1994 and 1993, respectively.

     (f)  CONTRACTS RIGHTS

     Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts are amortized on a straight-line basis over the remaining life of the corresponding contract. Amortization expense on contract rights was $3,443 and $4,075 for the years ended December 31, 1994 and 1993, respectively.

     (g)  INTANGIBLES

     Intangibles, consisting principally of covenants not to compete, computer software and deferred financing costs are amortized over their estimated useful lives. Amortization expense on intangibles amounted to approximately $2,375 and $2,100 for the years ended December 31, 1994 and 1993, respectively.


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     (h)  GOODWILL

     Goodwill is being amortized, using the straight-line method, over 40 years. Amortization expense on goodwill amounted to $308 and $301 for the years ended December 31, 1994 and 1993, respectively. The Company periodically evaluates the recoverability of goodwill based on the undiscounted cash flows of the businesses acquired.

     (i)  INCOME TAXES

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 required a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted Statement 109 as of January 1, 1993, the effect of which was not material to the Company's consolidated financial statements.


(3)  RECEIVABLES
     -----------

     Receivables consist of the following:

                                1994
                               -------
     Accounts receivable       $1,627
     Notes receivable           2,437
     Finance reserves             607
                               ------
                                4,671
     Allowance for doubtful
     accounts                  (  473)
                               ------
                               $4,198
                               ======

     At December 31, 1994, notes receivable bear interest at a weighted average interest rate of approximately 10% and mature through 1998. The notes are collateralized by the underlying laundry equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Finance reserves arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see note 8). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost, recognizing no gain or loss.

(4)  TRANSACTIONS WITH AFFILIATES
     ----------------------------

     The company sold certain trade notes receivable to Cointrol Credit Co., L.P. ("Credit"), a company created in 1991 and owned by certain officers and directors of the Company and outside investors.

     All such notes were sold to yield a fair market rate of return as determined by rates available from unrelated finance companies for similar notes. The aggregate outstanding balance of all notes sold to


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     Credit as of December 31, 1994 was $641. These notes are with recourse to the Company and mature through 1998. In April 1995, the Company entered into an agreement with Credit to repurchase the remaining receivables outstanding at their then face value.


(5)  INTANGIBLES
     -----------

     Intangibles consist of the following:

                                                   Estimated
                                       1994       useful lives
                                  --------------  ------------

     Covenants not to compete            $ 4,313    5 years
     Computer software                     4,050    5 years
     Deferred financing costs              1,552  Life of debt
     Other                                   972    5 years
                                         -------
                                          10,887
     Accumulated amortization              8,678
                                         -------
                                         $ 2,209
                                         =======


(6)  LONG-TERM DEBT
     --------------

     Long Term debt consists of the following:
                                                        1994
                                                ------------
     Revolving line of credit, due
      February 28, 1995 interest at
      prime plus 1.75% (a)                           $25,848

     Term loan, due February 28, 1995 (a)             15,000

     Senior subordinated notes,
      originally due October 1999,
      interest at 14.5%  (c)                              --

     Junior subordinated promissory
      notes, originally due
      October 2000.  (d)                                  --

     Management loans, due February,
      2004, interest at prime plus
      1.75%, convertible into 7,000
      shares of common stock after
      February, 1999.  (b)                               350

     Other (e)                                           986
                                                ------------
                                                     $42,184
                                                ============


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation.

     In connection with this sale, the Company paid off all amounts owed under its revolver and term loan debt (see note 14). The accompanying financial statements do not reflect the sale or the related repayment of debt.

     On December 15, 1993, the Company finalized negotiations with the holders of the revolving line of credit, term loan, senior subordinated note holders, and the junior subordinated promissory note holders. Pursuant to the Plan, the holders of the subordinated note and the junior notes exchanged their notes, including accrued interest through December 15, 1993, for 87,000 shares of the restructured company's common stock. The Plan was confirmed and court approved in January 1994.

     (a) On March 16, 1990, the Company entered into a bank agreement that provided for a term loan of $15,000 originally payable in eight quarterly installments of $1,875 commencing April 1, 1994, and a revolving line of credit of up to $35,000 for a term of five years.
          On February 4, 1994, the maximum revolver facility was reduced to $29,413. In addition, commencing March 1, 1994 and continuing on the first day of each month thereafter, the revolving credit facility will be reduced by $175 per month through June 1994, and then $212 per month, until the termination of the facility, including the term loan, on February 28, 1995.

          The interest rate for bank borrowing is the prime rate plus 1.75%. As of December 31, 1994, the interest rate on these loans was 10.25%. In addition, the agreement provides for the payment of a facility fee of .125% per annum on average daily outstanding balances and an unused line fee of .50% per annum on the average daily balance of the revolving loans. The agreement contains certain restrictive covenants and requires the Company, among other things, to maintain certain financial ratios and to restrict investments, additional indebtedness and payment of dividends. The loan is secured by all of the assets of the Company. See Note 14 for description of subsequent event.

     (b) Pursuant to the Plan, senior management loaned the Company $350 due February 4, 2004. Interest is payable monthly, at the rate of 1.75% over prime. As of December 31, 1994, the interest rate on these loans was 10.25%. The loans are convertible, upon the earlier of five years or upon certain circumstances, into 7% of the Company's fully diluted common stock. These loans, which are subordinated to the revolving line of credit and the term loan, were funded February 4, 1994 (see note 7). Based on an independent appraisal, the estimated value of the 7% interest of the Company (issuable upon conversion of the loans) exceeded the principal amount of the loans by $1,341. Accordingly, a non-cash charge equal to such amount was recorded in 1994. The loans were repaid in connection with the subsequent event described in Note 14.

     (c) In 1989 and 1990, the Company sold $30,000 of its 14.5% senior subordinated notes due October 1999. Interest was payable on April 15 and October 15 of each year commencing April 15, 1990. The notes were redeemable, at the option of the Company, at amounts decreasing from 114.5% of par value at October 15, 1989 to par value at October 15, 1998. Pursuant to the Plan, the notes were cancelled and an extraordinary gain was recognized on the early extinguishment of the debt in 1994 (see note 7).

     (d) In 1989, the Company issued junior subordinated promissory notes to the prior owners of Coinmach. The notes, along with accrued interest, were cancelled in 1994 pursuant to the Plan (see note 7).


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     (e)  Other debt includes payments due under non-compete agreements.

          Maturities of long-term debt at December 31, 1994 are contractually payable as follows:

                               1995         $41,329
                               1996             376
                               1997             129
                               1998               0
                            Thereafter          350
                                            -------
                                            $42,184
                                            =======

(7)  RESTRUCTURING
     -------------

     On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation (see note
     14).

     On December 15, 1993, CIC, on a stand alone basis, completed a "pre-packaged" voluntary petition for reorganization under Chapter 11 for the United States Bankruptcy Code, which was approved by 100% of the Company's shareholders and creditors (see note 1). Neither Coinmach nor Super Laundry were parties to this agreement. The Plan provided for the Company's existing senior subordinated notes, junior subordinated promissory notes, preferred stock and common stock to be exchanged for 87,000 shares of common stock valued at $24,163. The carrying value of the senior subordinated notes, junior subordinated notes and related accrued interest was $30,000, $1,500, and $16,149, respectively. The preferred stock and common stock had a net carrying value of $2,609, consisting of preferred stock of $14,364, and common stock of $1, offset by the carrying value of the consideration to continuing predecessor interests in excess of book value of $11,756. The Plan was confirmed and court approved on January 21, 1994, became effective February 4, 1994, and has been reflected in the 1994 financial statements. In addition, pursuant to the Plan, the Company amended its then existing revolving and term loan agreement. As a result of the above, the Company recognized an extraordinary gain of $20,420, net of legal fees and other direct costs of $3,067, on the early extinguishment of the debt in 1994. In addition, $14,364, representing the carrying value of the preferred stock, is included in stockholders' deficiency. Pursuant to the Plan, the equity position of the shareholder to which the continuing predecessor interests were attributed surrendered such position. Consequently, the carrying value of the continuing predecessor interests has been charged to the accumulated deficit account. The restructuring has been treated as a tax free exchange of debt for equity in accordance with the provisions of the Internal Revenue Service Code.

     The Plan required two members of senior management to loan the Company $350. These loans have an interest rate of prime plus 1.75% and are due in 2004. The loans were funded February 4, 1994, and are reflected in the accompanying financial statements as long-term debt.

     Also pursuant to the Plan the Company entered into non-compete agreements with two former shareholders totaling approximately $954.


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


(8)  COMMITMENTS AND CONTINGENCIES
     -----------------------------

     Coinmach is obligated under long-term leases relating to revenue equipment locations. The terms of these leases principally range from three to six years, most of which provide for fixed monthly commission payments and contain renewal options. The majority of these leases contain provisions permitting the cancellation of the lease and/or adjustment of the commission by Coinmach if minimum revenue levels are not achieved. In addition, Coinmach rents office and warehouse space from SSB Corporation ("SSB"). SSB is owned by certain individuals who were also owners of the Company, prior to the Plan. The lease, expiring on May 1, 1995, provides for annual rentals of $368 and for the payment by Coinmach of all operating expenses.

     Super Laundry leases its facilities from a related party under an operating lease that expires on December 31, 1996 and provides for a minimum annual rental of $57 in 1993 increasing to $60 in 1994 and $63 in 1996. Under the terms of the lease, Super Laundry is required to pay operating costs. Rental expense for this lease amounted to $72 and $71 for the years ended December 31, 1994 and 1993, respectively. In addition, Super Laundry also leases a warehouse from a related party on a month-to-month basis. Rental expense for this lease amounted to $39 and $42 for the years ended December 31, 1994 and 1993, respectively. Effective January 1, 1993, Super Laundry entered into a five year lease for a sales office. This lease expires December 31, 1997 and provides for a minimum annual rental of $23 in 1993, increasing by 4% each successive year through 1997. The lease also calls for Super Laundry to pay operating costs. Rental expense including operating costs for this lease amounted to $24 and $30 for the years ended December 31, 1994 and 1993, respectively.

     Future minimum lease payments under noncancellable operating leases (excluding commissions for laundry equipment locations) as of December 31, 1994 are as follows:

                                1995                   $367
                                1996                    108
                                1997                     27
                                                       ----
                Total future minimum lease payments    $502
                                                       ====

     Rent expense, excluding commission payments for laundry equipment locations, amounted to approximately $642 and $599 for the years ended December 31, 1994 and 1993, respectively.

     Super Laundry is contingently liable on receivables sold, with recourse, to finance companies. The total amount outstanding is approximated at $7,919 as of December 31, 1994.

     Under agreements between Super Laundry and certain finance companies, a portion of the notes receivable sales price is retained by the finance company until the receivable is collected. Amounts retained under the agreements amounted to $607 as of December 31, 1994, and are shown in the accompanying consolidated balance sheets as receivables.


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     Coinmach has entered into leasing arrangements for automobiles and trucks and office equipment which are accounted for as capital leases. At December 31, 1994, the gross amount of such assets amounted to $1,646, and accumulated amortization amounted to $889. Future minimum lease payments as of December 31, 1994 are as follows:


                       1995                                              $359
                       1996                                               133
                       1997                                                99
                                                                         ----

                       Minimum lease payments                             591
                       Less amount representing interest                  103
                                                                         ----
                       Present value of net minimum lease payments       $488
                                                                         ====

     The Company is party to certain lawsuits and claims relating to its operations. It is the opinion of management, based on the advice of outside counsel, that such lawsuits and claims will be resolved without material effect to the Company's consolidated financial statements.

(9)  INCOME TAXES
     ------------

     Income tax expense of $27 and $17 for the years ended December 31, 1994 and 1993, respectively, represents state and local taxes.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1994 are presented below:

                Deferred tax assets:
                  Net operating loss carryforwards            $ 21,200
                  Fixed and intangible assets, principally
                   due to differences between tax and
                   financial reporting bases                     3,117
                Allowance for doubtful accounts                    189
                                                              --------
                  Gross deferred tax assets                     24,506
                Less valuation allowance                       (24,506)
                                                              --------
                 Net deferred tax asset                       $    -0-
                                                              ========

     CIC files a consolidated Federal income tax return with Super Laundry and includes its equity in the earnings or loss of Coinmach. At December 31, 1994, net operating loss carryforwards of approximately $53,000 are available to offset future taxable income and expire commencing 2004 through 2009.


(10) MULTI-EMPLOYER PLAN
     -------------------

     Coinmach participated with other companies in making contributions to a multi-employer pension plan for the benefit of its union employees.


                                                                     (continued)

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1994 and 1993
                             (Dollars in thousands)


     Contributions to the Plan were $40 for the year ended December 31, 1993. Effective January 1, 1994, Coinmach no longer participates in the pension plan.


(11) STOCK OPTION PLAN
     -----------------

     Pursuant to the Plan, the Company adopted two stock option plans, which provide for the grant and exercise of options to purchase up to 6,000 shares of the Company's common stock upon attainment of certain annual earnings performance goals through 1997. One of the plans is for the employees of the Company, and provides for the grant and exercise of 5,000 shares. On February 4, 1994, options representing 1,000 shares under this plan were granted to certain employees and were immediately vested but were not to be exercisable unless 1994 earnings performance goals were attained. The employee plan also provides for the grant of options to purchase an additional 1,000 shares in 1994 and each year through December 31, 1997. Such options will be vested when granted. The second stock option plan provides for the grant of options to purchase 1,000 shares to a financial advisor upon attainment of annual earnings performance goals through 1995. Under both plans, the options were to expire ten years from the dates of grant and were exercisable at $50 per share. No options have been exercised and in connection with the subsequent event described in note 14, the stock option plans were terminated and all outstanding options were cancelled.


(12) PROFIT SHARING PLAN
     -------------------

     Effective April 1, 1994, the Company established a profit sharing and retirement plan (the "Coinmach Profit Sharing Plan") for substantially all of its employees. Pursuant to the Coinmach Profit Sharing Plan, eligible employees may defer up to 15% of their salaries up to a maximum level imposed by applicable federal law. Coinmach makes matching contributions in increasing amounts, based upon the number or years of service performed by eligible participants, up to a maximum of 6% of an eligible employee's salary. Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service and vest over a six year period. Company contributions to the plan for the year ended December 31, 1994 amounted to $64.

(13) SUPPLEMENTAL CASH FLOW INFORMATION
     ----------------------------------

     The Company paid approximately $4,012 and $3,744 for interest for the years ended December 31, 1994 and 1993, respectively.

     The Company entered into leasing arrangements accounted for as capital leases in the amount of approximately $207 and $406 for the years ended December 31, 1994 and 1993, respectively.

(14) SUBSEQUENT EVENT
     ----------------

     On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation ("Corp."). In connection with this sale, the Company, Coinmach and Super Laundry paid off all amounts owed under their existing revolver and term loan debt (see note 6). Corp. is owned by an investor group (83%) and the management of Coinmach and Super Laundry (17%). Corp. financed the transaction with approximately $11,600 of new equity, and debt financing of up to $50,000. Under the terms of the financing, no principal payments on the debt are due until April 1996.


                                                                     (continued)

                        LETTERHEAD OF KPMG PEAT MARWICK



                          Independent Auditors' Report
                          ----------------------------



     The Board of Directors
     CIC I Acquisition Corp.:



     We have audited the accompanying consolidated balance sheet of CIC I Acquisition Corp. and subsidiaries (the Company) as of January 31, 1995, and the related consolidated statements of operations and accumulated deficit and cash flows for the one-month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     As discussed in note 13 of the accompanying notes to the consolidated financial statements, on January 31, 1995, the Company sold its partnership interests in its operating subsidiaries to a new corporation, The Coinmach Corporation. The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of the Company immediately prior to the sale.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIC I Acquisition Corp. and subsidiaries as of January 31, 1995, and the results of their operations and their cash flows for the one-month period then ended, in conformity with generally accepted accounting principles.


     New York, New York             /s/ KPMG Peat Marwick LLP
     April 28, 1995

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                January 31, 1995
                             (dollars in thousands)


                                     ASSETS
                                     ------


          Cash                                     $ 1,162

          Receivables, net of reserve of $447        3,261

          Inventories                                2,353

          Prepaid commissions                        3,333

          Property and equipment:
            Laundry equipment                       21,848
            Leasehold improvements                  10,604
            Office equipment                         1,917
            Automobiles and trucks                   2,934
                                                   -------
                                                    37,303
          Less accumulated depreciation             21,183
                                                   -------
            Net property and equipment              16,120

          Goodwill, net of accumulated
            amortization of $1,883                   6,672

          Other intangibles, net of accumulated
            amortization of $8,802                   2,053

          Other assets                               1,115
                                                   -------
                                                   $36,069
                                                   =======


                                                                     (Continued)

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                     Consolidated Balance Sheet, continued
                                January 31, 1995
                             (dollars in thousands)



                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                    ----------------------------------------

          Accounts payable                         $  2,197

          Accrued expenses                            2,134

          Commissions payable                         2,935

          Long-term debt (including $350 of
            management loans)                        41,800

          Other long-term liabilities                   461

          Minority interest                             133

          Stockholders' deficiency:
            Common stock, par value $.01;
            authorized 1,000,000 shares; issued
            and outstanding 87,000 shares                 1

          Additional paid-in capital                 39,869
          Accumulated deficit                       (53,461)
                                                   --------
            Total stockholders' deficiency          (13,591)
                                                   --------

                                                    $36,069
                                                    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                      Consolidated Statement of Operations
                            and Accumulated Deficit
                              For the month ended
                                January 31, 1995
                             (dollars in thousands)



          Revenues                                         $5,879

          Laundry operating expenses                        4,229
          General and administrative expenses                 450
          Depreciation and amortization of property
            and equipment                                     739
          Amortization of intangibles and other assets        241
                                                           ------

          Operating income                                    220

          Interest expense                                    395
                                                           ------
          Net loss                                           (175)

          Accumulated deficit at
            beginning of period                           (53,286)
                                                         --------

          Accumulated deficit at end of period           $(53,461)
                                                        =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                      Consolidated Statement of Cash Flows
                      For the month ended January 31, 1995
                             (dollars in thousands)



Cash flows from operating activities:
 Net loss                                                                            ($175)
 Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization                                                       980
   Minority interest in loss of consolidated subsidiary                                 (2)
   Changes in assets and liabilities:
     Decrease in receivables                                                           937
     Change in prepaid commissions, net of commission payable                         (302)
     (Increase) in inventories                                                        (199)
     Decrease in other assets                                                            2
     (Decrease) in accounts payable and accrued expenses                               (44)
                                                                                    ------
     Net cash provided by operating activities                                       1,197
                                                                                    ------

Cash flows from investing activities:
 Purchase of laundry equipment                                                        (361)
 Purchase of other fixed assets                                                       (215)
 Additions to intangibles                                                              (35)
                                                                                    ------
   Net cash used in investing activities                                              (611)
                                                                                    ------

Cash flows from financing activities:
 Net repayments under revolving credit facility                                       (332)
 Payment of other debt                                                                 (52)
 Principal payments of capital lease obligations                                       (27)
                                                                                    ------
   Net cash used in financing activities                                              (411)
                                                                                    ------

   Net increase in cash                                                                175

Cash at beginning of period                                                            987
                                                                                    ------

Cash at end of period                                                               $1,162
                                                                                    ------

  The accompanying notes are an integral part of these consolidated financial statements.

                    CIC I ACQUISITION CORP. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                January 31, 1995
                             (Dollars in Thousands)



     (1)  ORGANIZATION AND BASIS OF PRESENTATION
          --------------------------------------

          See note 13 for subsequent event.

          CIC I Acquisition Corp. ("CIC" or "Company") is a holding company that owns Coinmach Industries Co. ("Coinmach") and Super Laundry Equipment Co. L.P. ("Super Laundry"). CIC was formed in 1989 expressly for the purpose of acquiring an 85% general partnership interest in Coinmach and all of the common stock of Super Laundry Equipment Corp., a predecessor company to Super Laundry.

          Coinmach is principally engaged in providing laundry equipment and related services to multi-family housing complexes in the New York metropolitan area. Super Laundry is principally a supplier of coin-operated laundromat equipment, and turnkey laundromat retail stores in the New York metropolitan area.

          On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation (see note 13). The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of the Company immediately prior to the sale.

          On December 15, 1993, CIC, on a stand alone basis, completed a "pre-packaged" voluntary capital restructuring (the "Plan") which was approved by 100% of the Company's shareholders and creditors. Neither Coinmach nor Super Laundry were parties to this agreement. The Plan provided for the Company's existing senior subordinated notes, junior subordinated promissory notes, preferred stock and common stock to be exchanged for 87,000 shares of common stock valued at $24,163. The Plan, which was confirmed and court approved on January 21, 1994, and became effective February 4, 1994, was reflected in the 1994 financial statements, and was recorded in accordance with the guidelines provided by the Statement of Financial Accounting Standards Board (FASB 15 "Accounting for Troubled Debt Restructuring"). Pursuant to the Plan, the Company also amended its existing revolving and term loan agreement (see note 6(a)). As a result of the above, the Company recognized an extraordinary gain, net of legal fees and other direct costs, of $20,420 on the early extinguishment of the debt in 1994.
          The Company also incurred $1,341 in non-cash expenses related to the estimated fair value of the equity conversion feature of debt issued pursuant to the Plan (see note 6). In addition, the minority partners in Coinmach extinguished their ownership positions and the Company effectively owned 100% of Coinmach (see note 7).

     (2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          (a)  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of CIC, Coinmach and Super Laundry. All significant intercompany balances and transactions have been eliminated in consolidation.

          (b)  INVENTORIES

          Inventories are stated at the lower of cost or market. Cost is principally determined using the first-in, first-out method. Inventories include laundry equipment, spare parts and construction costs.

                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)


          (c)  REVENUE RECOGNITION

          Super Laundry's customers generally sign sales contracts whereby Super Laundry will construct and equip a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months.

          Sales of laundromats were $451 for the one month ended January 31, 1995.

          (d)  PROPERTY AND EQUIPMENT

          Laundry equipment, consisting primarily of commercial washers and dryers, and other fixed assets, are stated at cost. The cost of remanufacturing equipment is included in the cost of laundry equipment. The cost of laundry room improvements is included in leasehold improvements. The Company capitalized remanufacturing and laundry room improvement costs of approximately $273 for the month ended January 31, 1995.

          Depreciation of laundry equipment and fixed assets is calculated using the straight-line method over their estimated useful lives, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The Company's policy is to write-off fully depreciated assets and the accumulated depreciation and amortization. Depreciation and amortization expense was approximately $739 for the month ended January 31, 1995.

          The Company reviews the undiscounted cash flows of its laundry locations in assessing whether its property and equipment (primarily laundry equipment and laundry room improvements) may be impaired. The Company does not believe that the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of" will have a material impact on the Company's financial position or results of operations.

          (e)  PREPAID COMMISSIONS

          The Company capitalizes contractually required advanced commissions and certain incentive payments paid in connection with the acquisition of its contractual rights to laundry room locations. Such amounts are amortized on a straight-line basis over the life of the related lease or the related contractual agreement. Amortization expense on prepaid commission amounted to approximately $12 for the month ended January 31, 1995.

          (f)  CONTRACT RIGHTS

          Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts are amortized on a straight-line basis over the remaining life of the corresponding contract. Such amounts were fully amortized as of January 31, 1995.
                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)

          (g)  INTANGIBLES

          Intangibles, consisting principally of covenants not to compete, computer software and deferred financing costs are amortized over their estimated useful lives. Amortization expense on intangibles amounted to approximately $191 for the month ended January 31, 1995.

          (h)  GOODWILL

          Goodwill is being amortized, using the straight-line method, over 40 years. Amortization expense on goodwill amounted to $38 for the month ended January 31, 1995.

          (i)  INCOME TAXES

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Statement 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (3)  RECEIVABLES
          -----------

                                               1995
                                              -----

         Accounts receivable                 $1,033
         Notes receivable                     2,153
         Finance reserves                       522
                                             ------
                                              3,708

         Allowances for doubtful accounts    (  447)
                                             -------
                                            $ 3,261
                                              =====

          At January 31, 1995, notes receivable bear interest at a weighted average interest rate of approximately 10% and mature through 1998. The notes are collateralized by the underlying equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Finance reserves arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see note 8). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost, recognizing no gain or loss.

     (4)  TRANSACTIONS WITH AFFILIATES
          ----------------------------

          The Company sold certain trade notes receivable to Cointrol Credit Co., L.P. ("Credit"), a company created in 1991 and owned by certain officers and directors of the Company and outside investors.

                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)


          All such notes are sold to yield a fair market rate of return as determined by rates available from unrelated finance companies for similar notes. The aggregate outstanding balance of all notes sold to Credit as of January 31, 1995 was $590. These notes are with recourse to the Company and mature through 1998. In April 1995, the Company entered into an agreement with Credit to repurchase the remaining receivables outstanding.


     (5)  INTANGIBLES
          -----------
                                                          Estimated
                                                   1995  useful lives
                                                -------  ------------
                Covenants not to compete        $ 4,281    5 years
                Computer software                 4,050    5 years
                Deferred financing costs          1,552  Life of debt
                Other                               972    5 years
                                                -------
                                                 10,855
                Accumulated amortization          8,802
                                                -------
                                                $ 2,053
                                                =======

     (6)  LONG-TERM DEBT
          --------------

          Long-term debt consists of the following:

                                                                     1995
                                                                    -------
[S]                                                                 [C]
               Revolving line of credit, due February 28, 1995
                interest at prime plus 1.75% (a)                    $25,516

               Term loan, due February 28, 1995 (a)                  15,000

               Management loans, due February, 2004, interest at
                prime plus 1.75%, convertible into 7,000 shares
                of common stock after February, 1999 (b)                350

               Other (c)                                                934
                                                                    -------
                                                                    $41,800
                                                                    =======

          On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation.

          In connection with this sale, the Company paid off all amounts owed under its revolver and term loan debt (see note 13). The accompanying financial statements do not reflect the sale or the related repayment of debt.

          On December 15, 1993, the Company finalized negotiations with the holders of the revolving line of credit, term loan, senior subordinated note holders, and the junior subordinated promissory note holders. Pursuant to the Plan, the holders of senior subordinated notes in the amount of $30,000 and junior subordinated promissory notes in the amount of $1,979 exchanged their notes, including accrued interest of approximately $16,150 through December 15, 1993, for 87,000 shares of the restructured company's common stock.


                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)



          (a) On March 16, 1990, the Company entered into a bank agreement that provided for a term loan of $15,000 originally payable in eight quarterly installments of $1,875 commencing April 1, 1994, and a revolving line of credit of up to $35,000 for a term of five years. On February 4, 1994, the maximum revolver facility was reduced to $29,413. In addition, commencing March 1, 1994 and continuing on the first day of each month thereafter, the revolving credit facility will be reduced by $175 per month through June 1994, and then $212 per month, until the termination of the facility, including the term loan, on February 28, 1995.

               The interest rate for bank borrowings is the prime rate plus 1.75%. As of January 31, 1995, the interest rate on these loans was 10.25%. In addition, the agreement provides for the payment of a facility fee of .125% per annum on average daily outstanding balances and an unused line fee of .50% per annum on the average daily balance of the revolving loans. The agreement contains certain restrictive covenants and requires the Company, among other things, to maintain certain financial ratios and to restrict investments, additional indebtedness and payment of dividends. The loan is secured by all of the assets of the Company. See note 13 for a description of the subsequent event.

          (b) Pursuant to the Plan, senior management loaned the Company $350 due February 4, 2004. Interest is payable monthly, at the rate of 1.75% over prime. As of January 31, 1995, the interest rate on these loans was 10.25%. The loans are convertible, upon the earlier of five years or upon certain circumstances, into 7% of the Company's fully diluted common stock. These loans, which are subordinated to the revolving line of credit and the term loan, were funded February 4, 1994 (see note 7). The loans were repaid in connection with the subsequent event described in note 13.

          (c)  Other debt includes payments due under non-compete agreements.

               Maturities of long-term debt at January 31, 1995 are contractually payable as follows:

                         Years ending January 31,
                        --------------------------

                           1996                          $40,945
                           1997                              376
                           1998                              129
                           2005                              350
                                                         -------
                                                         $41,800
                                                         =======

     (7)  RESTRUCTURING
          -------------

          On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation (see note 13).

          On December 15, 1993, CIC, on a stand alone basis, completed a "pre-packaged" voluntary capital restructuring which was approved by 100% of the Company's shareholders and creditors (see note 1). Neither Coinmach nor Super Laundry were parties to this agreement. The Plan provided for the Company's existing senior subordinated notes, junior subordinated promissory notes, preferred stock and common stock to be exchanged for 87,000 shares of common stock valued at $24,163. The carrying value of the senior subordinated notes, junior subordinated notes

                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)

          and related accrued interest was $30,000, $1,500, and $16,149, respectively. The preferred stock and common stock had a net carrying value of $2,609, consisting of preferred stock of $14,364, and common stock of $1, offset by the carrying value of the consideration to continuing predecessor interests in excess of book value of $11,756. The Plan, which was confirmed and court approved on January 21, 1994 and became effective February 4, 1994, was reflected in the 1994 financial statements. In addition, pursuant to the Plan, the Company amended its existing revolving and term loan agreement. As a result of the above, the Company recognized an extraordinary gain of $20,420, net of legal fees and other direct costs of $3,067, on the early extinguishment of the debt. In addition, $14,364, representing the carrying value of the preferred stock, is included in common stockholders' deficiency. Pursuant to the Plan, the equity position of the shareholder to which the continuing predecessor interests was attributed surrendered such position. Consequently, the carrying value of the continuing predecessor interests was charged to the accumulated deficit account. The restructuring has been treated as a tax free exchange of debt for equity in accordance with the provisions of the Internal Revenue Service Code.

          The Plan required two members of senior management to loan the Company $350. These loans have an interest rate of prime plus 1.75% and are due in 2004. The loans were funded February 4, 1994, and are reflected in the accompanying financial statements as long-term debt (see note 6).

          Also pursuant to the Plan the Company entered into non-compete agreements with two former shareholders totaling approximately $954.


     (8)  COMMITMENTS AND CONTINGENCIES
          -----------------------------

          Coinmach is obligated under long-term leases relating to revenue equipment locations. The terms of these leases principally range from three to six years, most of which provide for fixed monthly commission payments and contain renewal options. The majority of these leases contain provisions permitting the cancellation and/or adjustment of the commission by Coinmach if minimum revenue levels are not achieved. In addition, Coinmach rents office and warehouse space from SSB Corporation ("SSB"). SSB is owned by certain individuals who were also owners of the Company, prior to the Plan. The lease, expiring on May 1, 1995, provides for annual rentals of $368 and for the payment by Coinmach of all operating expenses.

          Super Laundry leases its facilities from a related party under an operating lease that expires on December 31, 1996 and provides for a minimum annual rental of $60 in 1995 increasing to $63 in 1996. Under the terms of the lease, Super Laundry is required to pay operating costs. Rental expense for this lease amounted to $5 for the month ended January 31, 1995. In addition, Super Laundry also leases a warehouse from a related party on a month-to-month basis. Rental expense for this lease amounted to $3 for the month ended January 31, 1995. Effective January 1, 1993, Super Laundry entered into a five year lease for a sales office. This lease expires December 31, 1997 and provides for a minimum annual rental of $23 in 1993, increasing by 4% each successive year through 1997. The lease also calls for Super Laundry to pay operating costs. Rental expense including operating costs for this lease amounted to $9 for the month ended January 31, 1995.

                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)


          Future minimum lease payments under noncancellable operating leases (excluding commissions for laundry equipment locations) as of January 31, 1995 are as follows:

                        Years ending January 31,
                        ------------------------

                                1996                        $314
                                1997                         108
                                1998                          27
                                                            ----
                                Total future minimum
                                lease payments              $449
                                                            ====

          Rent expense, excluding commission payments for laundry equipment locations, amounted to approximately $54 for the month ended January 31, 1995.

          Super Laundry is contingently liable on receivables sold, with recourse, to finance companies. The total amount outstanding is approximately $7,822 as of January 31, 1995.

          Under agreements between Super Laundry and certain finance companies, a portion of the notes receivable sales price is retained by the finance company until the receivable is collected. Amounts retained under the agreements amounted to $522 as of January 31, 1995, and are shown in the accompanying consolidated balance sheets as receivables.

          Coinmach has entered into leasing arrangements for automobiles and trucks and office equipment which are accounted for as capital leases. At January 31, 1995, the gross amounts of such assets amounted to $1,646 and accumulated amortization amounted to $901. Future minimum lease payments as of January 31, 1995 are as follows:


                        Years ending January 31,
                        ------------------------

                                 1996                                $356
                                 1997                                 144
                                 1998                                  49
                                                                     ----

                      Minimum lease payments                          549
                      Less amount representing interest                88
                                                                     ----
                      Present value of net minimum lease payments    $461
                                                                     ====

          The Company is party to certain lawsuits and claims relating to its operations. It is the opinion of management, based on the advice of outside counsel, that such lawsuits and claims will be resolved without material effect to the Company's consolidated financial statements.


                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)


         (9)   INCOME TAXES
               ------------

               The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at January 31, 1995 are presented below:


          Deferred tax assets:
              Net operating loss carryforwards                                      $  21,278
              Fixed and intangible assets, principally due to
                differences between tax and financial reporting bases                   3,117
              Allowance for doubtful accounts                                             178
                                                                                    ---------
                Gross deferred tax assets                                              24,573
              Less valuation allowance                                             (   24,573)
                                                                                  -----------
                         Net deferred tax asset                                   $    - 0 -
                                                                                  ============

          CIC files a consolidated Federal income tax return with Super Laundry and includes its equity in the earnings or loss of Coinmach. At January 31, 1995, net operating loss carryforwards of approximately $53,200 are available to offset future taxable income and expire commencing 2004 through 2009.


     (10) STOCK OPTION PLAN
          -----------------

          Pursuant to the Plan, the Company adopted two stock option plans, which provided for the grant and exercise of options to purchase up to 6,000 shares of the Company's common stock upon attainment of certain annual earnings performance goals through 1997. One of the plans was for the employees of the Company, and provided for the grant and exercise of 5,000 shares. On February 4, 1994, options representing 1,000 of the shares under this plan were granted to certain employees and were immediately vested but were not to be exercisable unless 1994 earnings performance goals were attained. The employee plan also provided for the grant of options to purchase an additional 1,000 shares in 1994 and each year through December 31, 1997. The second stock option plan provided for the grant of options to purchase 1,000 shares to a financial advisor upon attainment of annual earnings performance goals through 1995. Under both plans, the options were to expire ten years from the dates of grant and were exercisable at $50 per share. No options have been exercised and in connection with the subsequent event described in note 13, the stock option plans were terminated and all outstanding options were cancelled.


     (11) PROFIT SHARING PLAN
          -------------------

          Effective April 1, 1994, The Company established a profit sharing and retirement plan (the "Coinmach Profit Sharing Plan") for substantially all of its employees. Pursuant to the Coinmach Profit Sharing Plan, eligible employees may defer up to 15% of their salaries up to a maximum level imposed by applicable federal law. Coinmach makes matching contributions in increasing amounts, based upon the number or years of service performed by eligible participants, up to a maximum of 6% of an eligible employee's salary. Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service and vest over a six year period. Company contributions to the plan for the month ended January 31, 1995 amounted to $6.

                                                                     (Continued)

                    CIC ACQUISITION CORP. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               January 31, 1995
                            (Dollars in Thousands)


     (12) SUPPLEMENTAL CASH FLOW INFORMATION
          ----------------------------------

          The Company paid approximately $395 for interest for the month ended January 31, 1995.


     (13) SUBSEQUENT EVENT
          ----------------

          On January 31, 1995, the Company sold its partnership interests in Coinmach and Super Laundry to a new corporation, The Coinmach Corporation ("Corp."). In connection with this sale, the Company, Coinmach and Super Laundry paid off all amounts owed under their existing revolver and term loan debt (see note 6). Corp. is owned by an investor group (83%) and the management of Coinmach and Super Laundry (17%). Corp. financed the transaction with approximately $11,600 of new equity, and debt financing of up to $50,000. Under the terms of the financing, no principal payments on the debt are due until April 1996.

                        LETTERHEAD OF KPMG PEAT MARWICK



                          Independent Auditors' Report
                          ----------------------------



     The Board of Directors
     The Coinmach Corporation:



     We have audited the accompanying consolidated balance sheet of The Coinmach Corporation and subsidiaries (the Company) as of March 31, 1995, and the related consolidated statements of operations and accumulated deficit and cash flows for the two-month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Coinmach Corporation and subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for the two-month period then ended, in conformity with generally accepted accounting principles.



     New York, New York             /s/ KPMG Peat Marwick LLP
     July 7, 1995

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                 March 31, 1995
                             (dollars in thousands)

                                     ASSETS
                                     ------


     Cash                                                          $   922

     Receivables                                                     3,163

     Inventories                                                     2,584

     Prepaid commissions                                             3,222

     Property and equipment:
       Laundry equipment                                            20,039
       Leasehold improvements                                        3,418
       Office equipment                                                578
       Automobiles and trucks                                        1,154
                                                                   -------
                                                                    25,189
       Less accumulated depreciation                                   859
                                                                   -------
         Net property and equipment                                 24,330

     Contract rights, net of accumulated amortization of $813       19,327

     Other intangibles, net of accumulated amortization of $364      6,692

     Other assets                                                      795
                                                                   -------

                                                                   $61,035
                                                                    ======


                                                                     (Continued)

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                    Consolidated Balance Sheets, Continued
                            (Dollars in Thousands)
                                March 31, 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


     Accounts payable                                 $ 2,198

     Accrued expenses                                   3,230

     Commissions payable                                2,994

     Long-term debt                                    42,351

     Other long-term liabilities                          407

     Minority interest                                    126

     Stockholders' equity:
       Class A Common, par value $.01; 77,350
         shares authorized, issued and outstanding          1
       Class B Common, par value $.01; 15,500
       shares authorized; 14,500 shares issued
       and outstanding                                     --
      Class C Common, par value $.01; 7,650
       shares authorized, issued and outstanding           --
      Class D Common, par value $.01; 7,650
       shares authorized; no shares issued
       or outstanding                                      --
      Preferred stock, par value $.01; 10,000
       shares authorized; no shares issued
       or outstanding                                      --
      Additional paid-in capital                       11,221
      Accumulated deficit                              (1,155)
                                                      -------
                                                       10,067
      Notes receivable from management                   (338)
                                                      -------
          Total stockholders' equity                    9,729
                                                       ------

                                                      $61,035
                                                      =======


  The accompanying notes are an integral part of these consolidated financial statements.

                    THE COINMACH CORPORATION AND SUBSIDIARIES
         Consolidated Statement of Operations and Accumulated Deficit
                    For the two months ended March 31, 1995
                            (Dollars in Thousands)


     Revenues                               $11,515

     Laundry operating expenses               8,951
     General and administrative expenses        799
     Depreciation and amortization of
       property and equipment                   859
     Amortization of intangibles and
       prepaid commissions                    1,285
                                            -------

     Operating loss                            (379)

     Interest expense                           774
                                            -------

     Loss before income taxes                (1,153)

     Income taxes                                 2
                                            -------
     Net loss                                (1,155)

     Accumulated deficit,
      beginning of period                        --
                                            -------

     Accumulated deficit, end of period     $(1,555)
                                            ========



  The accompanying notes are an integral part of these consolidated financial statements.

                  THE COINMACH CORPORATION AND SUBSIDIARIES
                     Consolidated Statement of Cash Flows
                    For the two months ended March 31, 1995
                             (dollars in thousands)




    Cash flows from operating activities:
       Net loss                                                                       ($1,155)
       Adjustments to reconcile net loss
        to net cash provided by operating activities:
          Depreciation and amortization                                                 2,144
          Minority interest in loss of consolidated
           subsidiary                                                                      (7)
          Provision for bad debts                                                           3
          Changes in assets and liabilities:
            Decrease in receivables                                                        94
            Decrease in prepaid commissions
             net of decrease in commissions payable                                      (438)
            (Increase) in inventories                                                    (231)
            Decrease in other assets                                                      209
            (Decrease) in accounts payable and
              accrued liabilities                                                        (546)
                                                                                      -------
         Net cash provided by operating activities                                         73
                                                                                      -------
     Cash flows from investing activities:
       Purchase of laundry equipment                                                     (918)
       Purchase of fixed assets                                                           (72)
                                                                                         ----
          Net cash used in investing activities                                          (990)
                                                                                        -----

     Cash flows from financing activities:
       Repayments under revolving
          credit facility                                                                (191)
       Payment of other debt                                                              (82)
       Principal payments of capital lease
          obligations                                                                     (54)
                                                                                         ----
          Net cash used in financing activities                                          (327)
                                                                                        -----

          Net decrease in cash                                                         (1,244)

     Cash at beginning of period                                                        2,166
                                                                                        -----

     Cash at end of period                                                           $    922
                                                                                     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                  THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                                 March 31, 1995
                             (Dollars in Thousands)



     (1)  ORGANIZATION AND ACQUISITION
          ----------------------------

          The Coinmach Corporation ("Corp."; together with its subsidiaries, the "Company") was incorporated in January 1995. The Company was capitalized primarily through an equity investment by an investor group led by the majority shareholder (the "Majority Shareholder") and senior management and bank financing (see note 3 and note 6).

          Corp. is a holding company which was formed to acquire partnership interests in Coinmach Industries Co. ("Coinmach") and Super Laundry Equipment Co. L.P. ("Super Laundry"). Coinmach is principally engaged in providing laundry equipment and related services to multi-family housing complexes in the New York metropolitan area. Super Laundry is principally a supplier of coin-operated laundromat equipment and turnkey laundromat retail stores in the New York metropolitan area.

          On January 31, 1995, the Company acquired its partnership interests in Coinmach and Super Laundry from CIC I Acquisition Corp. ("CIC I").
          The transaction resulted in the Company owning 100% interests in both Coinmach and Super Laundry. The aggregate purchase price for these interests was $8,570, paid in cash.

          The acquisition was accounted for using the purchase method of accounting. The fair value of assets acquired (based on an independent appraisal for certain assets) less liabilities assumed exceeded the purchase price by approximately $7,700. The excess was allocated to property, equipment and intangible assets ratably based on their respective fair values as prescribed by Accounting Principles Board Opinion No. 16, "Business Combinations." The acquisition was funded by a net equity investment (see Note 3) of approximately $10,884 and the assumption of liabilities aggregating approximately $52,627. The total purchase price of $63,511 was allocated to assets acquired, based on fair market value, as follows:

                Cash                         $ 2,166
                Receivables                    3,260
                Inventories                    2,353
                Prepaids and other assets      4,337
                Property and equipment        24,199
                Contract rights               20,140
                Covenants not to compete         915
                Computer software              3,271
                Deferred financing costs       2,870
                                             -------
                                             $63,511
                                             =======

          The Company was capitalized, acquired its interests in Coinmach and Super Laundry, and entered into the financing agreement described in note 6 on January 31, 1995.  The Company's fiscal year-end is March
          31.

     (2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          (a)  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)


          (b)  INVENTORIES

          Inventories are stated at the lower of cost or market. Cost is principally determined using the first-in, first-out method. Inventories include laundry equipment, spare parts and construction costs.

          (c)  REVENUE RECOGNITION

          Super Laundry's customers generally sign sales contracts whereby Super Laundry will construct and equip a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months.

          Sales of laundromats were $1,574 for the two months ended March 31, 1995.

          (d)  PROPERTY AND EQUIPMENT

          Laundry equipment, consisting primarily of commercial washers and dryers, and fixed assets acquired in the purchase, are stated as described in Note 1, with subsequent additions recorded at cost. The cost of remanufacturing equipment is included in the costs of laundry equipment. The cost of laundry room improvements relating to new locations is included in leasehold improvements. The Company capitalized remanufacturing and laundry room improvement costs of approximately $259 for the two months ended March 31, 1995.

          Depreciation of laundry equipment and fixed assets is calculated using the straight-line method over their estimated useful lives, generally five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The Company's policy is to write-off fully depreciated assets and the related accumulated depreciation and amortization. Depreciation and amortization expense was approximately $859 for the two months ended March 31, 1995.

          The Company reviews the undiscounted cash flows of its laundry locations in assessing whether its property and equipment (primarily laundry equipment and laundry room improvements) may be impaired. The Company does not believe that the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of" will have a material impact on the Company's financial position or results of operations.

          (e)  PREPAID COMMISSIONS

          The Company capitalizes contractually required advance commissions and certain incentive payments paid in connection with the acquisition of its contractual rights to laundry room locations. Such amounts are amortized on a straight-line basis over the life of the related lease or the related contractual agreement. Amortization expense on prepaid commissions amounted to approximately $108 for the two months ended March 31, 1995.

          (f)  CONTRACT RIGHTS

          Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. The carrying amount of contract rights acquired in connection with

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)


          the purchase transaction is based on the accounting described in note 1, and are amortized over periods ranging from 3 to 15 years. Contract rights relating to written contracts are amortized on a straight-line basis over the remaining life of the corresponding contract, and verbal contracts are amortized over an estimated useful life based on a turnover analysis performed by an independent appraisal company. Amortization expense on contract rights was $813 for the two months ended March 31, 1995.

          (g)  INTANGIBLES

          Intangibles, consisting principally of covenants not to compete, computer software and deferred financing costs are amortized over their estimated useful lives. Amortization expense on intangibles amounted to $364 for the two months ended March 31, 1995.

          (h)  INCOME TAXES

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Statement 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     (3)  CAPITAL STOCK
          -------------

          In connection with the initial capitalization of the Company, 77,350 shares of Class A, 14,500 shares of Class B and 7,650 shares of Class C Common Stock were issued in exchange for gross proceeds of approximately $11,200, $422 and $0, respectively. Such amounts aggregated approximately $11,222, net of a transaction fee of $400 paid to the Majority Shareholder.

          The Class A Common Stock is guaranteed a yield before any other class of common stock receives dividends. In addition, the Class A Common Stock has full liquidation preference, including its guaranteed yield, over all other classes of common stock. The liquidation preference for Class A Common Stock as of March 31, 1995, including the guaranteed yield, was approximately $11,350. Class A and Class B Common Stock have equal voting rights.

          The Class B Common Stock was purchased by certain members of management of the Company. Certain members of management also purchased Class A shares. A portion of the purchase price of Class B Common Stock was financed through the Company in the form of promissory notes. The notes, which bear interest at 8% and are payable in four equal annual installments commencing January 31, 1996, are presented as a reduction of stockholders' equity in the accompanying consolidated balance sheet. The underlying stock purchased was pledged as collateral against these notes. The liquidation preference for Class B Common Stock, which is subordinated to Class A Common Stock, as of March 31, 1995 was approximately $422.

          The Class C Common Stock, which was purchased by the lenders described in note 6 for a nominal amount and whose value was deemed to not be material at the date of purchase, is subordinated in liquidation to both Class A and Class B Common Stock. Class C Common Stock has no voting rights and is convertible into Class D Common Stock (which has voting rights) upon

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)

          the occurrence of certain conversion events including public offerings of the Company's stock or changes in control. No such events have occurred.

          All of the agreements pursuant to which common stock was purchased contain restrictions on the transfer of Company stock. In addition, pursuant to management agreements with the purchasers of the Class B Common stock, the Company may exercise certain call provisions based on agreed upon formulae.

          Pursuant to a stockholders agreement with the Company, certain stockholders are granted co-sale rights, whereby, if the Majority Shareholder proposes to transfer (other than pursuant to a public offering or sale of the Company), any shares of common stock that results in the Majority Shareholder owning directly or indirectly less than 60% of the then outstanding common stock of the Company, any stockholder of the Company is given the opportunity to sell a ratable portion of his or her shares of common stock contemporaneously with such sale by the Majority Shareholder.

          The Majority Shareholder and other stockholders of the Company are also entitled to certain registration rights pursuant to the terms of a registration rights agreement entered into between such stockholders and the Company.

          The Company incurred fees and expenses in connection with the purchase transaction and the related financing agreement aggregating $2,870. Such fees are being amortized over the five year term of the revolving line of credit agreement and are included in other intangibles in the accompanying consolidated balance sheets.

          The Company has entered into a management agreement with the Majority Shareholder which provides for a fee of $100 per year.


   (4)    RECEIVABLES
          -----------
          Receivables consist of the following:

                Accounts receivable    $1,045
                Notes receivable        1,705
                Finance reserves          413
                                       ------
                                       $3,163
                                       ======

          At March 31, 1995, notes receivable bear interest at a weighted average interest rate of approximately 10% and mature through 1998. The notes are collateralized by the underlying laundry equipment. The Company periodically sells notes receivable arising from the sale of laundromats to third party finance companies. Finance reserves arise when the Company sells notes and a portion of the proceeds are retained by the finance company. As the notes are collected, the finance companies remit a portion of the collections to the Company. Many of the notes receivable are sold with recourse to the Company (see note 7). Control of the notes sold with recourse is surrendered by the Company on the date of transfer. The Company generally sells its receivables with recourse at cost, recognizing no gain or loss.

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)

     (5)    INTANGIBLES
            -----------

            Intangibles consist of the following:

                                                    Estimated
                                                  useful lives
                                                -----------------

            Covenants not compete       $  915  Lives of Contract
            Computer software            3,271  3 years
            Deferred financing costs     2,870  5 years
                                        ------
                                         7,056
            Accumulated Amortization   (   364)
                                        ------
                                       $ 6,692
                                        ======


     (6)  LONG-TERM DEBT
          --------------
          Long-term debt consists of the following:

     Revolving line of credit, due
     January 31, 2000 interest at prime
     plus 1.25% (10.25% at March 31,
     1995) (a)                                                         $ 1,499

     Term loan A, quarterly payments of
     $250 commencing April 1, 1996, and
     increasing to $500 April 1, 1997,
     $1,250 April 1, 1998 and $1,500
     April 1, 1999.  Interest at prime
     plus 1.25% (10.25% at March 31,
     1995) (a)                                                          14,000
     Term loan B, quarterly payments of
     $1,750 commencing April 1, 2000 and
     increasing to $2,000 April 1, 2001
     with the final two payments of
     $1,750 on April 1, 2002 and July 1,
     2002.  Interest at prime plus 1.75%
     (10.75% at March 31, 1995) (a)                                     18,500

     Term loan C, due July 1, 2002.
     Interest at 12.5% (a)                                               7,500

     Other (b)                                                             852
                                                                       -------
                                                                       $42,351
                                                                       =======


     (a) In connection with the purchase transaction described in note 1, the Company entered into a financing agreement (the "Financing Agreement") with a group of lenders (the "Lenders"). The Financing Agreement provides for $40,000 in term loans and $10,000 in aggregate for revolving credit and acquisition loan facilities.


                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)


        The revolving line of credit agreement provides for up to $5,000 in borrowings, including letters of credit up to a maximum of $1,000. There is a one-half of one percent fee per annum on the unused portion of this facility and a two percent letter of credit fee.

        The Financing Agreement also provides for acquisition loans of up to $5,000. The acquisition loans must be used to finance acquisitions or capital expenditures attributed to growth. Any amounts outstanding under the acquisition line as of January 31, 2000 will be repaid in equal quarterly installments through July 1, 2002. Borrowings under the acquisition line bear interest at prime plus 1.75%. The Company has no acquisition loans outstanding as of March 31, 1995.

        The Financing Agreement requires the Company, among other things, to maintain certain financial ratios and restricts additional investments, indebtedness and the payment of dividends. The Company is in compliance with all covenants contained in the Financing Agreement. Loans outstanding under this agreement are subject to prepayment upon the occurrence of certain events such as asset dispositions, public offerings and the generation of excess cash flow, as defined. The Company may be subject to prepayment penalty on any fixed rate borrowings.

        Coinmach and Super Laundry are the borrowers under the Financing Agreement. The facility is guaranteed by Corp. Borrowing under the Financing Agreement are secured by all of the assets of the Company.

     (b) Other debt includes payments due under noncompete agreements.

        Maturities of long-term debt at March 31, 1995 are contractually payable as follows:

              Years Ending March 31,
              ----------------------

                        1996                         $   417
                        1997                           1,380
                        1998                           2,055
                        1999                           5,000
                        2000                           7,499
                        Thereafter                    26,000
                                                     -------
                                                     $42,351
                                                     =======

     (7)  COMMITMENTS AND CONTINGENCIES
          -----------------------------

        Coinmach is obligated under long-term leases relating to revenue equipment locations. The terms of these leases principally range from three to six years, most of which provide for fixed monthly commission payments and contain renewal options. The majority of these leases contain provisions permitting cancellation of the lease and/or adjustment of the commission by Coinmach if minimum revenue levels are not achieved. In addition, Coinmach rents office and warehouse space. The lease, which expired on May 1, 1995, provided for annual rentals of $368 and for the payment by Coinmach of all operating expenses. The lease is currently on a month-to-month basis under the same terms.

        Super Laundry leases its facilities from a related party under an operating lease that expires on December 31, 1996 and provides for a minimum annual rental of $60 in 1995 increasing to $63 in 1996. Under the terms of the lease, Super Laundry is required to pay operating costs. Rental expense for this lease amounted to $17 for the two months ended March 31, 1995. In addition, Super Laundry also leases a warehouse from a related party on a month-to-month basis. Rental

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)


        expense for this lease amounted to $6 for the two months ended March 31, 1995. Effective January 1, 1993, Super Laundry entered into a five year lease for a sales office. This lease expires December 31, 1997 and provides for a minimum annual rental of $23 in 1993, increasing by 4% each successive year through 1997. The lease also calls for Super Laundry to pay operating costs. Rental expense including operating costs for this lease amounted to $5 for the two months ended March 31, 1995.

        Future minimum lease payments under noncancellable operating leases (excluding commissions for laundry equipment locations) as of March 31, 1995 are as follows:

        Years ending March 31,
        ----------------------

          1996                                            $558
          1997                                             167
          1998                                              37
                                                          ----

          Total future minimum lease
           payments                                       $762
                                                          ====

        Rent expense, excluding commission payments for laundry equipment locations, amounted to approximately $90 for the two months ended March 31, 1995.

        Super Laundry is contingently liable on receivables sold, with recourse, to finance companies. The total amount outstanding is approximately $7,442 as of March 31, 1995.

        Coinmach has entered into leasing arrangements for automobiles and trucks and office equipment which are accounted for as capital leases. Future minimum lease payments as of March 31, 1995 are as follows:

        Years ending March 31,
        ----------------------

          1996                                                   $307
          1997                                                    123
          1998                                                     32
                                                                 ----

          Minimum lease payments                                  462
          Less amount representing interest                        55
                                                                 ----
          Present value of net minimum
           lease payments                                        $407
                                                                 ====

        The Company is party to certain lawsuits and claims relating to its operations. It is the opinion of management, based on the advice of outside counsel, that such lawsuits and claims will be resolved without material effect to the Company's consolidated financial statements.

   (8)  INCOME TAXES
        ------------

        Income tax expense of $2 for the two months ended March 31, 1995 primarily represents state and local taxes.

        Corp. will file a consolidated Federal Income tax return with Super Laundry and include its equity in the earnings or loss of Coinmach. It is anticipated that no Federal taxes will be due for the period ended March 31, 1995.

                                                                     (Continued)

                   THE COINMACH CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                               March 31, 1995
                            (Dollars in Thousands)


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below:

                                                    March 31,
                                                    1995
                                                    ----
          Deferred tax assets:
          Difference between book and tax basis
          of long-lived assets                      $ 460
          Less valuation allowance                   (460)
                                                      ---
           Net deferred tax assets                  $ -0-
                                                     ====


     (9)  PROFIT SHARING PLAN
          -------------------

          Effective April 1, 1994, the Company established a profit sharing and retirement plan (the "Coinmach Profit Sharing Plan") for substantially all of its employees. Pursuant to the Coinmach Profit sharing Plan, eligible employees may defer up to 15% of their salaries up to a maximum level imposed by applicable federal law. Coinmach makes matching contributions in increasing amounts, based upon the number of years of service performed by eligible participants, up to a maximum of 6% of an eligible employee's salary. Matching contribution percentages range from 5% for one to two years of service up to 25% for five or more years of service and vest over a six year period. Company contributions to the plan for the two months ended March 31, 1995 amounted to $16.


     (10) SUPPLEMENTAL CASH FLOW INFORMATION
          ----------------------------------

          The Company paid approximately $774 for interest for the two months ended March 31, 1995.

              [GRAPHIC]                                       [GRAPHIC]





                                    [LOGO]
                                   --------
                                   Coinmach
                                   --------
                           Superior Laundry Services







              [GRAPHIC]                                       [GRAPHIC]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCOR-PORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
The Company..............................................................  10
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  12
Dilution.................................................................  13
Capitalization...........................................................  14
Unaudited Pro Forma Financial Data.......................................  15
Selected Historical Consolidated Financial Data..........................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  33
Management...............................................................  39
Principal Stockholders...................................................  45
Certain Relationships and Related Transactions...........................  47
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  56
Legal Matters............................................................  57
Experts..................................................................  57
Available Information....................................................  58
Index to Financial Statements............................................ F-1

                              ------------------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIRE-MENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             4,000,000 SHARES

                                     LOGO

                                   --------
                                   Coinmach
                                   --------
                           Superior Laundry Services


                             COINMACH LAUNDRY

                               CORPORATION

                                 COMMON STOCK


                              ------------------

                                  PROSPECTUS

                                    , 1996

                              ------------------


                                LEHMAN BROTHERS

                            DILLON, READ & CO. INC.

                         LAZARD FRERES & CO. LLC

                                  FIELDSTONE
                              FPCG SERVICES, L.P.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses payable by the Company in connection with the filing of this Registration Statement. All of such expenses, other than the filing fees for the Commission and the NASD, are estimates.

Securities and Exchange Commission registration fee..........................  $   28,550
National Association of Securities Dealers fee...............................       7,745
Blue sky fees and expenses (including attorneys' fees and expenses)..........      30,000
Printing and engraving expenses..............................................     300,000
Transfer agent's fees and expenses...........................................       1,000
Accounting fees and expenses.................................................     150,000
Legal fees and expenses......................................................     350,000
Directors and Officers insurance premiums....................................     100,000
Miscellaneous fees and expenses..............................................      32,705
                                                                             ------------
    Total....................................................................  $1,000,000
                                                                             ============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Second Amended and Restated Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent which it is empowered to do so unless prohibited from doing so by the Delaware General Corporation Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company, or while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and that such indemnification shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the Company may, by action of its board of directors, provide indemnification to employees and agents of the Company with the same scope and effect as indemnification of directors and officers.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    The Second Amended and Restated Bylaws further provide that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Company, except that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company) that the claimant has not met the standards of conduct (as set forth above) which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Company.

    The Second Amended and Restated Bylaws further provide that the right to indemnification shall be a contract right and shall include the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of the Company in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; and that such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of the Company deems appropriate. The rights conferred in the Second Amended and Restated Bylaws to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law or (iv) obtains an improper personal benefit. Article Eleven of the Company's Second Amended and Restated Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  Sale of Capital Stock

    In connection with the Solon Acquisition, Inc. in April 1995, Coinmach Laundry (formerly, SAS Acquisitions Inc. ("SAS")) issued the following securities to the persons and for the consideration described below:

  (1)   72,153 shares of Class A Common Stock to GTCR for $5,517,582.35 cash;
  (2)   300 shares of Class A Common Stock James N. Chapman for $22,941.18 cash;
  (3) 228 shares of Class A Common Stock to Michael E. Marrus for $17,435.30 cash;
  (4) 398 shares of Class A Common Stock to Mitchell Blatt for $30,435.29 cash;
  (5) 3,806 shares of Class A Common Stock to Heller Financial, Inc. for $291,047.06 cash;
  (6) 3,425 shares of Class A Common Stock to Jackson National Life Insurance Company for $261,911.77 cash;
  (7) 381 shares of Class A Common Stock to Jackson National Life Insurance Company of Michigan for $29,135.29 cash;
  (8) 2,405 shares of Class A Common Stock to President and Fellows of Harvard College for $183,911.76 cash;
  (9) 1,479 shares of Class A Common Stock to MCS Capital, Inc. for $113,100.00 cash;
  (10) 425 shares of Class A Common Stock to Michael Stanky for $32,500.00 cash;
  (11) 2,000 shares of Class B Common Stock to Robert M. Doyle for $4,620.80 cash and a promissory note in the aggregate principal amount of $26,184.80;
  (12) 1,500 shares of Class B Common Stock to Michael Stanky for $3,465.64 cash and a promissory note in the aggregate principal amount of $19,638.56;
  (13) 4,000 shares of Class B Common Stock to MCS Capital, Inc. for $9,241.68 cash and a promissory note in the aggregate principal amount of $52,369.52; and
  (14) 4,000 shares of Class B Common Stock to Mitchell Blatt for $9,241.68 cash and a promissory note in the aggregate principal amount of $52,369.52.

    In connection with the Merger in November 1995, SAS issued the following securities to the persons and for the consideration described below:

  (1) 125,532.4476 shares of Class F Common Stock to GTCR in exchange for 72,516 shares of Class A Common Stock of TCC;
  (2) 4,184.0687 shares of Class F Common Stock to President and Fellows of Harvard College in exchange for 2,417 shares of Class A Common Stock of TCC;
  (3) 463.9348 shares of Class F Common Stock to MCS Capital, Inc. in exchange for 268 shares of Class A Common Stock of TCC;
  (4) 2,108.4798 shares of Class F Common Stock to MCS Capital Management, Inc. for 1,218 shares of Class A Common Stock of TCC;
  (5) 692.44 shares of Class F Common Stock to Mitchell Blatt in exchange for 400 shares of Class A Common Stock of TCC;
  (6) 519.33 shares of Class F Common Stock to James N. Chapman in exchange for 300 shares of Class A Common Stock of TCC;
  (7) 399.8841 shares of Class F Common Stock to Michael E. Marrus in exchange for 231 shares of Class A Common Stock of TCC;
  (8) 10,386.6 shares of Class G Common Stock to MCS Capital, Inc. in exchange for 6,000 shares of Class B Common Stock of TCC;
  (9) 10,386.6 shares of Class G Common Stock to Mitchell Blatt in exchange for 6,000 shares of Class B Common Stock of TCC;
  (10) 1,731.1 shares of Class G Common Stock to Robert M. Doyle in exchange for 1,000 shares of Class B Common Stock of TCC;
  (11) 1,298.3250 shares of Class G Common Stock to Charles Prato in exchange for 750 shares of Class B Common Stock of TCC;
  (12) 865.55 shares of Class G Common Stock to David Tulkop in exchange for 500 shares of Class B Common Stock of TCC;
  (13) 432.775 shares of Class G Common Stock to Russell Harrison in exchange for 250 shares of Class B Common Stock of TCC;

    (14) 6,621.4575 shares of Class C Common Stock to Heller Financial, Inc. in exchange for 3,825 shares of Class C Common Stock of TCC;
    (15) 5,960.1773 shares of Class C Common Stock to Jackson National Life Insurance Company in exchange for 3,443 shares of Class C Common Stock of TCC;
    (16) 661.2802 shares of Class C Common Stock to Jackson National Life Insurance Company of Michigan in exchange for 382 shares of Class C Common Stock of TCC;
    (17) 3,806 shares of Class E Common Stock to Heller Financial, Inc. in exchange for 3,806 shares of Class A Common Stock of SAS;
    (18) 3,425 shares of Class E Common Stock to Jackson National Life Insurance Company in exchange for 3,425 shares of Class A Common Stock of SAS; and
    (19) 381 shares of Class E Common Stock to Jackson National Life Insurance Company of Michigan in exchange for 381 shares of Class A Common Stock of SAS.

    Such sales and issuances of securities were deemed exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, as transactions not involving a public offering.

  The Solon Exchange Offer

    On November 30, 1995, the Company consummated, pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act, an offering (the "Solon Exchange Offer") to holders of the Company's 12 3/4% Senior Notes due 2001 (the "Old Senior Notes") and 13 3/4% Senior Subordinated Debentures due 2002 (the "Old Subordinated Debentures," and, together with the Old Senior Notes, the "Solon Notes") to exchange, for each $1,000 principal amount of Solon Notes, $1,055 principal amount of 11 3/4% Senior Notes due 2005 of Coinmach Corporation (the "Private Notes"), plus payment in cash of accrued and unpaid interest on the Solon Notes to the exchange date. An aggregate principal amount of $127,123,000 of Private Notes were issued in exchange for the Old Solon Notes. As of November 29, 1995, the expiration date of the Solon Exchange Offer, (i) $90,500,000 in aggregate principal amount of the Old Senior Notes were tendered out of a total of $99,000,000 in aggregate principal amount issued and outstanding, and (ii) $30,000,000 in aggregate principal amount of the Old Subordinated Debentures were tendered for exchange out of a total of $30,000,000 in aggregate principal amount issued and outstanding. The underwriting discount and commission was $1,652,300.

  The 144A Private Placements and Additional Exchange Offer

    Concurrently with the Solon Exchange Offer, the Company successfully consummated an offering (the "Debt Offering") of an additional $50,840,000 of Private Notes in a Rule 144A private placement transaction under the Securities Act. On December 14, 1995, following the consummation of the Solon Exchange Offer and the Debt Offering, the Company issued (i) an additional $15,000,000 aggregate principal amount of Private Notes in a Rule 144A transaction (the "Additional Debt Offering"), and (ii) an additional $3,692,000 aggregate principal amount of Private Notes in exchange for $3,500,000 aggregate principal amount of Old Senior Notes in a privately negotiated transaction on the same terms applicable to the Solon Exchange Offer. Pursuant to the Debt Offering and the Additional Debt Offering, the Company sold an aggregate $65,840,000 face amount of Private Notes. Lazard Freres & Co. LLC, acting as initial purchaser in the Debt Offering and Additional Debt Offering, acquired the Private Notes from the Company (prior to resale under Rule 144A) in reliance on an exemption from registration set forth in Section 4(2) of the Securities Act. The underwriting discount and commission was $1,175,000.

ITEM 16.  EXHIBITS

(a)      Exhibits
EXHIBIT
NUMBER                                   DESCRIPTION
- -------       -----------------------------------------------------------------
   1.1*       Form of Underwriting Agreement

   2.1        Agreement and Plan of Merger, dated November 30, 1995, of TCC, Solon and SAS Acquisitions Inc. ("SAS") (incorporated by reference from exhibit number 2.1 to Coinmach's Registration Statement on Form S-1, file number
              333-00620)


EXHIBIT
NUMBER        DESCRIPTION
- -------       -----------
   3.1*       Form of Second Amended and Restated Certificate of Incorporation
              of the Company

   3.2*       Certificate of Powers, Designations, Preferences and Relative
              Participating, Optional and other Special Rights of Preferred
              Stock and Qualifications, Limitations and Restructurings Thereof

   3.3*       Form of Second Amended and Restated Bylaws of the Company

   4.1*       Form of certificate representing Common Stock of the Company

   5.1*       Opinion and Consent of Anderson Kill Olick & Oshinsky, P.C.
              regarding the validity of the Common Stock

  10.1 Indenture, dated as of November 30, 1995, by and between Coinmach, as Issuer, and Fleet National Bank of Connecticut (formerly,
              Shawmut Bank Connecticut, National Association), as Trustee
              (incorporated by reference from exhibit number 4.1 to Coinmach's
              Registration Statement on Form S-1, file number 333-00620)

  10.2 First Supplemental Indenture, dated as of December 11, 1995, by and between Coinmach, as Issuer, and Fleet National Bank of Connecticut (formerly, Shawmut Bank Connecticut, National
              Association), as Trustee (incorporated by reference from exhibit number 4.2 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.3 First Supplemental Indenture, dated as of November 28, 1995, by and between Solon and U.S. Trust Company of New York, as Trustee
              (incorporated by reference from exhibit number 4.3 to Coinmach's
              Registration Statement on Form S-1, file number 333-00620)

  10.4 Registration Rights Agreement, dated as of November 30, 1995, by and between Coinmach and Lazard Freres & Co. LLC ("Lazard"), as
              Initial Purchaser (incorporated by reference from exhibit number
              4.6 to Coinmach's Registration Statement on Form S-1, file number
              333-00620)

  10.5        Addendum to Registration Rights Agreement, dated December 14,
              1995, by and between Coinmach and Lazard, as Initial Purchaser
              (incorporated by reference from exhibit number 4.8 to Coinmach's
              Registration Statement on Form S-1, file number 333-00620)

  10.6 Purchase Agreement, dated as of January 31, 1995, by and among TCC, CIC I Acquisition Corp. ("CIC"), the stockholders of CIC and
              Coinmach Holding Corp. (incorporated by reference from exhibit number 10.1 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.7 Equity Purchase Agreement, dated as of January 31, 1995, by and between TCC and GTCR Fund IV, subsequently amended by the Omnibus
              Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.2 to Coinmach's Registration Statement on Form
              S-1,file number 333-00620)

- ------------

 *  To be filed by amendment.
**  Previously filed.

EXHIBIT
NUMBER                              DESCRIPITON
- ------                              -----------

 10.8 Investor Purchase Agreement, dated as January 31, 1995, by and between TCC, GTCR Fund IV and President and Fellows of Harvard College, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.3 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.9 Investor Purchase Agreement, dated as January 31, 1995, by and between TCC, GTCR Fund IV, MCS Capital Management, Inc. and Stephen R. Kerrigan, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.4 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.10 Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and MCS Capital, Inc. (incorporated by reference from exhibit number 10.5 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.11 Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and Mitchell Blatt (incorporated by reference from exhibit number 10.6 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.12 Promissory Note, dated January 31, 1995, of MCS Capital, Inc. in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.7 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.13 Promissory Note, dated January 31, 1995, of Mitchell Blatt in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.8 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.14 Management and Consulting Services Agreement, dated as of January 31, 1995, by and between GTCR Fund IV and TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.9 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.15 Senior Management Agreement, dated as of January 31, 1995, by and between TCC, Stephen R. Kerrigan, MCS Capital, Inc. and GTCR Fund IV, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.10 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.16 Senior Management Agreement, dated as of January 31, 1995, by and between TCC, Coinmach Industries Co., L.P., Mitchell Blatt and GTCR Fund IV, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.11 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

 10.17 Senior Management Agreement, dated January 31, 1995, by and between TCC, Coinmach Industries Co., L.P., Robert M. Doyle and GTCR Fund IV, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.12 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

- -------------

 * To be filed by amendment.
** Previously filed.

EXHIBIT
NUMBER                              DESCRIPITON
- ------                              -----------
10.18 Employment Agreement, dated as of August 4, 1995, by and between Solon and John E. Denson (incorporated by reference from exhibit number 10.13 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.19 Employment Agreement, dated as of July 1, 1995, by and between Solon, Michael E. Stanky and GTCR Fund IV (incorporated by reference from exhibit number 10.14 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.20 Stock Purchase Agreement, dated as of March 7, 1995, by and among Ford Coin Laundries, Inc., Kwik Wash Laundries, Inc., Solon and the Sellers (incorporated by reference from exhibit number 10.15 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.21** Equity Purchase Agreement, dated as of July 26, 1995, between GTCR Fund IV and SAS, subsequently amended by the Omnibus Agreement (as hereinafter defined)

10.22** Investor Purchase Agreement, dated as of July 26, 1995, among SAS, GTCR Fund IV, Heller, Jackson National Life Insurance Company, Jackson National Life Insurance Company of Michigan, James N. Chapman, Michael E. Marrus, President and Fellows of Harvard College, MCS Capital, Inc., Mitchell Blatt, and Michael Stanky, subsequently amended by the Omnibus Agreement (as hereinafter defined)

10.23** Executive Stock Agreement, dated as of July 26, 1995, among SAS, GTCR Fund IV, MCS Capital, Inc., Mitchell Blatt, Robert M. Doyle and Michael Stanky (with spousal consents), subsequently amended by the Omnibus Agreement (as hereinafter defined)

10.24** Stockholders Agreement, dated as of July 26, 1995, as amended and restated as of November 30, 1995, among SAS and GTCR Fund IV, Robert M. Doyle, Heller, Jackson National Life Insurance Company, Jackson National Life Insurance Company of Michigan, James N. Chapman, Michael E. Marrus, President and Fellows of Harvard College, MCS Capital, Inc., Mitchell Blatt, and Michael Stanky (collectively, the "SAS Stockholders")

10.25** Registration Agreement, dated as of July 26, 1995, among SAS and each of the SAS Stockholders

10.26** Management Consulting Services Agreement, dated as of July 26, 1995, between SAS Acquisitions Inc. and GTCR IV, L.P.

10.27 Supply Agreement, dated July 26, 1995, by and among SAS Acquisitions Inc., Solon and Speed Queen Company (incorporated by reference from exhibit number 10.16 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.28 Dealer Manager Agreement, dated October 20, 1995, by and among TCC, Solon, Lazard and Fieldstone Private Capital Group, L.P. (incorporated by reference from exhibit number 10.17 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

- ----------

 * To be filed by amendment.
** Previously filed.

EXHIBIT
NUMBER                              DESCRIPITON
- ------                              -----------

  10.29 Purchase Agreement, dated November 15, 1995, by and among TCC, Solon and Lazard (incorporated by reference from exhibit number
              10.18 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.30 Addendum to Purchase Agreement, dated December 11, 1995, by and between Coinmach and Lazard (incorporated by reference from exhibit number 10.19 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.31 Omnibus Agreement, dated as of November 30, 1995, among SAS, Solon, TCC and each of the other parties executing a signature page thereto (the "Omnibus Agreement") (incorporated by reference from exhibit number 10.20 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.32 Credit Agreement, dated as of November 30, 1995, by and between Coinmach, as Borrower and Heller (incorporated by reference from exhibit number 10.21 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.33 First Amendment to Credit Agreement, dated as of December 9, 1995, by and among Coinmach, Heller, SAS, and Super Laundry Equipment Corp. ("SLEC") (incorporated by reference from exhibit number
              10.22 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.34 Form of Note, dated November 30, 1995, of Coinmach in favor of Heller (included as an exhibit to Exhibit 10.26 hereto) (incorporated by reference from exhibit number 10.23 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.35 Pledge Agreement, dated as of November 30, 1995, by and between Coinmach and Heller (incorporated by reference from exhibit number
              10.24 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.36 Guaranty, dated as of January 31, 1995, by Super Laundry Management Corp. in favor of Heller (incorporated by reference from exhibit number 10.25 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.37 Guaranty, dated as of November 30, 1995, by SLEC in favor of Heller (incorporated by reference from exhibit number 10.26 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.38 Security Agreement, dated as of November 30, 1995, by and between Coinmach and Heller (incorporated by reference from exhibit number
              10.27 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.39 Security Agreement, dated as of November 30, 1995, by and between SLEC and Heller (incorporated by reference from exhibit number
              10.28 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.40 Collateral Assignment of Leases of Coinmach to Heller, dated as of November 30, 1995 (incorporated by reference from exhibit number
              10.29 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

- ------------

 * To be filed by amendment.
** Previously filed.


EXHIBIT
NUMBER                              DESCRIPITON
- ------                              -----------
10.41         Collateral Assignment of Leases of SLEC to Heller, dated as of November
              30, 1995 (incorporated by reference from exhibit number 10.30 to
              Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.42*        1996 Employee Stock Option Plan of the Company

10.43*        Reclassification Agreement, dated _______, 1996, among the Company and the SAS Stockholders

10.44*        Option Agreement, dated _______, 1996, between the Company and MCS
              Capital, Inc.

10.45*        Lock-Up Agreement, dated _______, 1996, among the Company, GTCR
              Fund IV, President and Fellows of Harvard Collage, MCS Capital,
              Inc., Heller, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky,
              James N. Chapman, Michael E. Marrus, Charles Prato, David Tulkop,
              Russell Harrison and Jackson National Life Insurance Company

10.46         Waiver of Registration Rights, dated May 8, 1996, among the
              Company and the SAS Stockholders

10.47*        Form of Voting Agreement among the Company, Golder, Thoma,
              Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV"), and the signatories thereto

11.1          Pro Forma Computation of Loss Per Common Share

12.1**        Computation of ratios

16.1          Letter, dated June 29, 1995, from Arthur Andersen LLP to the
              Securities and Exchange Commission regarding change in certifying accountants (incorporated by reference from exhibit number 16.1 to
              Coinmach's Registration Statement on Form S-1, file number 333-
              00620)

21.1**        Subsidiaries of the Company

23.1          Consent of Arthur Andersen LLP

23.2          Consent of Ernst & Young LLP

23.3          Consent of KPMG Peat Marwick LLP

23.4*         Consent of Anderson Kill Olick & Oshinsky, P.C. (Included in
              Exhibit 5.1)

24.1          Power of Attorney

24.2 Certified copy of Action by Written Consent in Lieu of a Meeting of the Board of Directors of Coinmach Laundry Corporation, dated
              May 9, 1996.

27.1**        Financial Data Schedule

  (b) Financial Statements Schedules

    None.


- -----------

 * To be filed by amendment
** Previously filed

ITEM 17.  UNDERTAKINGS.

    The Company (or the "Registrant") hereby undertakes that:

    (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roslyn, State of New York on June ___, 1996.

                                    COINMACH LAUNDRY CORPORATION
                                        STEPHEN R. KERRIGAN *
                                    By:_________________________________________

                                      Stephen R. Kerrigan
                                      Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June ___, 1996.

       Signature                               Title
- -----------------------  -------------------------------------------------
STEPHEN R. KERRIGAN *
- ---------------------    Chairman of the Board of Directors and Chief
Stephen R. Kerrigan      Executive Officer

MITCHELL BLATT *
- ---------------------    Director, President and Chief Operating Officer
Mitchell Blatt

ROBERT M. DOYLE
- ---------------------    Chief Financial Officer and Senior Vice President
Robert M. Doyle

JOHN E. DENSON *
- ---------------------    Senior Vice President
John E. Denson

MICHAEL E. STANKY *
- ---------------------    Senior Vice President
Michael E. Stanky

DAVID A. DONNINI *
- ---------------------    Director
David A. Donnini

JAMES N. CHAPMAN *
- ---------------------    Director
James N. Chapman

BRUCE V. RAUNER *
- ---------------------    Director
Bruce V. Rauner

  * By executing his name hereto, Robert M. Doyle is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                       By: ROBERT M. DOYLE
                            ----------------------
                            Robert M. Doyle
                            Attorney-in-fact

                               INDEX TO EXHIBITS


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EXHIBIT                                                                                         PAGE
NUMBER                                        DESCRIPTION                                      NUMBER
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

   1.1*      Form of Underwriting Agreement

   2.1       Agreement and Plan of Merger, dated November 30, 1995, of TCC, Solon and SAS Acquisitions Inc. ("SAS") (incorporated by reference from exhibit number 2.1 to Coinmach's Registration Statement on Form S-1, file number
             333-00620)

   3.1*      Form of Second Amended and Restated Certificate of Incorporation of the
             Company

   3.2*      Certificate of Powers, Designations, Preferences and Relative Participating,
             Optional and other Special Rights of Preferred Stock and Qualifications,
             Limitations and Restructurings Thereof
   3.3*      Form of Second Amended and Restated Bylaws of the Company

   4.1*      Form of certificate representing Common Stock of the Company

   5.1*      Opinion and Consent of Anderson Kill Olick & Oshinsky, P.C. regarding the validity of the Common Stock

  10.1       Indenture, dated as of November 30, 1995, by and between Coinmach, as
             Issuer, and Fleet National Bank of Connecticut (formerly, Shawmut Bank
             Connecticut, National Association), as Trustee (incorporated by reference from exhibit number 4.1 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.2       First Supplemental Indenture, dated as of December 11, 1995, by and between Coinmach, as Issuer, and Fleet National Bank of Connecticut
             (formerly, Shawmut Bank Connecticut, National Association), as Trustee
             (incorporated by reference from exhibit number 4.2 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.3 First Supplemental Indenture, dated as of November 28, 1995, by and between Solon and U.S. Trust Company of New York, as Trustee
             (incorporated by reference from exhibit number 4.3 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.4       Registration Rights Agreement, dated as of November 30, 1995, by and between Coinmach and Lazard Freres & Co. LLC ("Lazard"), as Initial
             Purchaser (incorporated by reference from exhibit number 4.6 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.5       Addendum to Registration Rights Agreement, dated December 14, 1995, by and between Coinmach and Lazard, as Initial Purchaser (incorporated by reference from exhibit number 4.8 to Coinmach's Registration Statement on
             Form S-1, file number 333-00620)

- --------------------

 * To be filed by amendment
** Previously filed.

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EXHIBIT                                                                                             PAGE
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

  10.6       Purchase Agreement, dated as of January 31, 1995, by and among TCC, CIC
             I Acquisition Corp. ("CIC"), the stockholders of CIC and Coinmach Holding
             Corp. (incorporated by reference from exhibit number 10.1 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.7       Equity Purchase Agreement, dated as of January 31, 1995,  by and between
             TCC and GTCR Fund IV, subsequently amended by the Omnibus Agreement
             (as hereinafter defined) (incorporated by reference from exhibit number 10.2 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.8       Investor Purchase Agreement, dated as January 31, 1995, by and between
             TCC, GTCR Fund IV and President and Fellows of Harvard College,
             subsequently amended by the Omnibus Agreement (as hereinafter defined)
             (incorporated by reference from exhibit number 10.3 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.9       Investor Purchase Agreement, dated as January 31, 1995, by and between
             TCC, GTCR Fund IV, MCS Capital Management, Inc. and Stephen R.
             Kerrigan, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.4 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.10      Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and MCS Capital, Inc. (incorporated by reference from exhibit number 10.5 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.11      Stock Pledge Agreement, dated as of January 31, 1995, by and between TCC and Mitchell Blatt (incorporated by reference from exhibit number 10.6 to
             Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.12      Promissory Note, dated January 31, 1995, of MCS Capital, Inc. in favor of
             TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.7 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.13      Promissory Note, dated January 31, 1995, of Mitchell Blatt in favor of TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined)
             (incorporated by reference from exhibit number 10.8 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.14      Management and Consulting Services Agreement, dated as of January 31,
             1995, by and between GTCR Fund IV and TCC, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.9 to Coinmach's Registration Statement on Form S-1,
             file number 333-00620)

  10.15      Senior Management Agreement, dated as of January 31, 1995, by and between TCC, Stephen R. Kerrigan, MCS Capital, Inc. and GTCR Fund IV,
             subsequently amended by the Omnibus Agreement (as hereinafter defined)
             (incorporated by reference from exhibit number 10.10 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

- ---------------
 * To be filed by amendment.
** Previously filed.

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EXHIBIT                                                                                             PAGE
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

  10.16      Senior Management Agreement, dated as of January 31, 1995, by and between TCC, Coinmach Industries Co., L.P., Mitchell Blatt and GTCR
             Fund IV, subsequently amended by the Omnibus Agreement (as hereinafter defined) (incorporated by reference from exhibit number 10.11 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.17      Senior Management Agreement, dated January 31, 1995, by and between
             TCC, Coinmach Industries Co., L.P., Robert M. Doyle and GTCR Fund IV,
             subsequently amended by the Omnibus Agreement (as hereinafter defined)
             (incorporated by reference from exhibit number 10.12 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.18      Employment Agreement, dated as of August 4, 1995, by and between Solon and John E. Denson (incorporated by reference from exhibit number 10.13 to
             Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.19      Employment Agreement, dated as of July 1, 1995, by and between Solon,
             Michael E. Stanky and GTCR Fund IV (incorporated by reference from exhibit number 10.14 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.20      Stock Purchase Agreement, dated as of March 7, 1995, by and among Ford
             Coin Laundries, Inc., Kwik Wash Laundries, Inc., Solon and the Sellers
             (incorporated by reference from exhibit number 10.15 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.21**    Equity Purchase Agreement, dated as of July 26, 1995, between GTCR
             Fund IV and SAS, subsequently amended by the Omnibus Agreement (as hereinafter defined)

  10.22**    Investor Purchase Agreement, dated as of July 26, 1995, among SAS, GTCR
             Fund IV, Heller, Jackson National Life Insurance Company, Jackson National
             Life Insurance Company of Michigan, James N. Chapman, Michael E.
             Marrus, President and Fellows of Harvard College, MCS Capital, Inc.,
             Mitchell Blatt, and Michael Stanky, subsequently amended by the Omnibus
             Agreement (as hereinafter defined)

  10.23**    Executive Stock Agreement, dated as of July 26, 1995, among SAS, GTCR
             Fund IV, MCS Capital, Inc., Mitchell Blatt, Robert M. Doyle and Michael
             Stanky (with spousal consents), subsequently amended by the Omnibus
             Agreement (as hereinafter defined)

  10.24**    Stockholders Agreement, dated as of July 26, 1995, as amended and restated
             as of November 30, 1995, among SAS and GTCR Fund IV, Robert M.
             Doyle, Heller, Jackson National Life Insurance Company, Jackson National
             Life Insurance Company of Michigan, James N. Chapman, Michael E.
             Marrus, President and Fellows of Harvard College, MCS Capital, Inc.,
             Mitchell Blatt, and Michael Stanky (collectively, the "SAS Stockholders")

  10.25**    Registration Agreement, dated as of July 26, 1995, among SAS and each of the SAS Stockholders

- ------------------

 * To be filed by amendment.
** Previously filed.

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EXHIBIT                                                                                         PAGE
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

10.26** Management Consulting Services Agreement, dated as of July 26, 1995, between SAS Acquisitions Inc. and GTCR IV, L.P.

10.27        Supply Agreement, dated July 26, 1995, by and among SAS Acquisitions
             Inc., Solon and Speed Queen Company (incorporated by reference from exhibit number 10.16 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.28        Dealer Manager Agreement, dated October 20, 1995, by and among TCC,
             Solon, Lazard and Fieldstone Private Capital Group, L.P. (incorporated by reference from exhibit number 10.17 to Coinmach's Registration Statement on
             Form S-1, file number 333-00620)

10.29 Purchase Agreement, dated November 15, 1995, by and among TCC, Solon and Lazard (incorporated by reference from exhibit number 10.18 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.30 Addendum to Purchase Agreement, dated December 11, 1995, by and between Coinmach and Lazard (incorporated by reference from exhibit number 10.19 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.31        Omnibus Agreement, dated as of November 30, 1995, among SAS, Solon,
             TCC and each of the other parties executing a signature page thereto (the
             "Omnibus Agreement") (incorporated by reference from exhibit number 10.20 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.32        Credit Agreement, dated as of November 30, 1995, by and between
             Coinmach, as Borrower and Heller (incorporated by reference from exhibit number 10.21 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.33 First Amendment to Credit Agreement, dated as of December 9, 1995, by and among Coinmach, Heller, SAS, and Super Laundry Equipment Corp.
             ("SLEC") (incorporated by reference from exhibit number 10.22 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.34        Form of Note, dated November 30, 1995, of Coinmach in favor of Heller
             (included as an exhibit to Exhibit 10.26 hereto) (incorporated by reference from exhibit number 10.23 to Coinmach's Registration Statement on Form
             S-1, file number 333-00620)

10.35        Pledge Agreement, dated as of November 30, 1995, by and between
             Coinmach and Heller (incorporated by reference from exhibit number 10.24 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

10.36        Guaranty, dated as of January 31, 1995, by Super Laundry Management
             Corp. in favor of Heller (incorporated by reference from exhibit number
             10.25 to Coinmach's Registration Statement on Form S-1, file number
             333-00620)
- -------------------
*  To be filed by amendment.
** Previously filed.

                                                                                             SEQUENTIAL
EXHIBIT                                                                                         PAGE
NUMBER                                        DESCRIPTION                                      NUMBER
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

  10.37      Guaranty, dated as of November 30, 1995, by SLEC in favor of Heller
             (incorporated by reference from exhibit number 10.26 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  10.38      Security Agreement, dated as of November 30, 1995, by and between
             Coinmach and Heller (incorporated by reference from exhibit number 10.27 to Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.39      Security Agreement, dated as of November 30, 1995, by and between SLEC and Heller (incorporated by reference from exhibit number 10.28 to
             Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.40      Collateral Assignment of Leases of Coinmach to Heller, dated as of
             November 30, 1995 (incorporated by reference from exhibit number 10.29 to
             Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.41      Collateral Assignment of Leases of SLEC to Heller, dated as of November
             30, 1995 (incorporated by reference from exhibit number 10.30 to
             Coinmach's Registration Statement on Form S-1, file number 333-00620)

  10.42*     1996 Employee Stock Option Plan of the Company

  10.43*     Reclassification Agreement, dated _______, 1996, among the Company and the SAS Stockholders

  10.44*     Option Agreement, dated _______, 1996, between the Company and MCS
             Capital, Inc.

  10.45*     Lock-Up Agreement, dated _______, 1996, among the Company, GTCR
             Fund IV, President and Fellows of Harvard Collage, MCS Capital, Inc.,
             Heller, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N.
             Chapman, Michael E. Marrus, Charles Prato, David Tulkop, Russell
             Harrison and Jackson National Life Insurance Company

  10.46      Waiver of Registration Rights, dated May 8, 1996, among the Company and the SAS Stockholders

  10.47*     Form of Voting Agreement among the Company, Golder, Thoma, Cressey,
             Rauner Fund IV, L.P., and the signatories thereto

  11.1       Pro Forma Computation of Loss Per Common Share

  12.1**     Computation of ratios

  16.1       Letter, dated June 29, 1995, from Arthur Andersen LLP to the Securities and
             Exchange Commission regarding change in certifying accountants
             (incorporated by reference from exhibit number 16.1 to Coinmach's
             Registration Statement on Form S-1, file number 333-00620)

  21.1**     Subsidiaries of the Company

  23.1       Consent of Arthur Andersen LLP

  23.2       Consent of Ernst & Young LLP

- --------------

 * To be filed by amendment
** Previously filed.

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EXHIBIT                                                                                         PAGE
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

  23.3      Consent of KPMG Peat Marwick LLP

  23.4      Consent of Anderson Kill Olick & Oshinsky, P.C. (Included in Exhibit 5.1)

  24.1      Power of Attorney

  24.2      Certified copy of Action by Written Consent in Lieu of a Meeting of the Board of Directors of Coinmach Laundry Corporation, dated May 9,
            1996

  27.1**    Financial Data Schedule

- ---------------
 * To be filed by amendment
** Previously filed.